SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM U5S

ANNUAL REPORT

For the Fiscal Year Ended December 31, 2004

Filed pursuant to the Public Utility Holding Company Act of 1935 by

THE SOUTHERN COMPANY

270 PEACHTREE STREET, N. W.

ATLANTA, GEORGIA 30303

THE SOUTHERN COMPANY
FORM U5S
2004

 i

ITEMS

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2004.

	Number of
Name of Company	Common	Percentage	Issuer	Owner’s	Type
(Add abbreviation	Shares	of	Book	Book	of
used herein)	Owned	Voting Power	Value	Value	Company
			(In thousands)
THE SOUTHERN COMPANY (SOUTHERN)	None	None	n/a	n/a	Registered holding
unsecured debts			$118,157 (a)	$118,157	company
ALABAMA POWER COMPANY (ALABAMA)	8,250,000	100%	$3,610,204	$3,610,204	Electric utility company
Alabama Energy Providers, Inc.*	1,000	100%	1	1	Energy-related company
Alabama Property Company	1,000	100%	$10,599	$10,599	Non-utility subsidiary
Alabama Power Capital Trust IV (ALABAMA TRUST IV) (b)	n/a	n/a	$3,093	$3,093	Special purpose subsidiary
Alabama Power Capital Trust V (ALABAMA TRUST V) (b)	n/a	n/a	$6,186	$6,186	Special purpose subsidiary
Alabama Power Capital Trust VI *	n/a	n/a	n/a	n/a	Special purpose subsidiary
Alabama Power Capital Trust VII *	n/a	n/a	n/a	n/a	Special purpose subsidiary
Alabama Power Capital Trust VIII *	n/a	n/a	n/a	n/a	Special purpose subsidiary
Southern Electric Generating Company (SEGCO) (c)	164,000	50%	$29,734	$29,734
GEORGIA POWER COMPANY (GEORGIA) (d)	7,761,500	100%	$4,890,561	$4,890,561	Electric utility company
SEGCO (c)	164,000	50%	$29,734	$29,734
Piedmont-Forrest Corporation			$5,743	$5,743	Non-utility subsidiary
(PIEDMONT)	100,000	100%	$11,499 (e)	$11,499 (e)
Georgia Power Capital Trust IV (GEORGIA TRUST IV) (b)*	n/a	n/a	$0	$0	Special purpose subsidiary

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2004.

	Number of
Name of Company	Common	Percentage	Issuer	Owner’s	Type
(Add abbreviation	Shares	of	Book	Book	of
used herein)	Owned	Voting Power	Value	Value	Company
			(In thousands)
Georgia Power Capital Trust V (GEORGIA TRUST V) (b)	n/a	n/a	$13,608	$13,608	Special purpose subsidiary
Georgia Power Capital Trust VI (GEORGIA TRUST VI) (b)	n/a	n/a	$9,354	$9,354	Special purpose subsidiary
Georgia Power Capital Trust VII (GEORGIA TRUST VII) (b)	n/a	n/a	$6,261	$6,261	Special purpose subsidiary
Georgia Power Capital Trust VIII *	n/a	n/a	n/a	n/a	Special purpose subsidiary
Georgia Power Capital Trust IX *	n/a	n/a	n/a	n/a	Special purpose subsidiary
Georgia Power Capital Trust X *	n/a	n/a	n/a	n/a	Special purpose subsidiary
GULF POWER COMPANY (GULF)	992,717	100%	$592,172	$592,172	Electric utility company
Gulf Power Capital Trust III (GULF TRUST III) (b)	n/a	n/a	$928	$928	Special purpose subsidiary
Gulf Power Capital Trust IV (GULF TRUST IV) (b)	n/a	n/a	$1,238	$1,238	Special purpose subsidiary
Gulf Power Capital Trust V *	n/a	n/a	n/a	n/a	Special purpose subsidiary
Gulf Power Capital Trust VI *	n/a	n/a	n/a	n/a	Special purpose subsidiary
MISSISSIPPI POWER COMPANY (MISSISSIPPI)	1,121,000	100%	$545,837	$545,837	Electric utility company
Mississippi Power Capital Trust II (MISSISSIPPI TRUST II) (b)	n/a	n/a	$1,082	$1,082	Special purpose subsidiary
Mississippi Power Capital Trust III *	n/a	n/a	n/a	n/a	Special purpose subsidiary

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2004.

	Number of
Name of Company	Common	Percentage	Issuer	Owner’s	Type
(Add abbreviation	Shares	of	Book	Book	of
used herein)	Owned	Voting Power	Value	Value	Company
			(In thousands)
Mississippi Power Capital Trust IV *	n/a	n/a	n/a	n/a	Special purpose subsidiary
Mississippi Power Services, Inc.*	100	100%	$10	$10	Energy-related company
SAVANNAH ELECTRIC AND POWER COMPANY (SAVANNAH) (f)	10,844,635	100%	$232,156	$232,156	Electric utility company
Savannah Electric Capital Trust II *	n/a	n/a	n/a	n/a	Special purpose subsidiary
CHANGE IN CONTROL TRUST (g)	n/a	n/a	$30,472	$30,472
DEFERRED CASH TRUST (g)	n/a	n/a	$960	$960
DEFERRED STOCK TRUST (g)	n/a	n/a	$7,236	$7,236
SOUTHERN COMPANY HOLDINGS, INC. (Southern Holdings) (h)	9,111	91.11%	$456,776	$423,070	Non-utility subsidiary
Southern Company Capital Funding, Inc. (Capital Funding)	1,000	100%	$25,216	$25,216	Special purpose subsidiary
Southern Company Capital Trust I (b)	n/a	n/a	$10,395	$10,395	Special purpose subsidiary
Southern Company Capital Trust II (b)	n/a	n/a	$2,391	$2,391	Special purpose subsidiary
Southern Company Capital Trust VI (b)	n/a	n/a	$6,197	$6,197	Special purpose subsidiary
Southern Company Capital Trust VII *	n/a	n/a	n/a	n/a	Special purpose subsidiary
Southern Company Capital Trust VIII *	n/a	n/a	n/a	n/a	Special purpose subsidiary
Southern Company Capital Trust IX *	n/a	n/a	n/a	n/a	Special purpose subsidiary
Southern Company Energy Solutions LLC (SCES LLC)	n/a	100%	$8,196	$8,196	Energy-related company
Biomass Synthetic Gas Production Facility, LLC*	n/a	100%	—	—	Energy-related company
Alabama Synfuel Energy, Inc.	1,000	100%	$50,800	$50,800	Energy-related company
Synfuel Services, Inc. (Synfuel Services)	1,000	100%	$1,275	$1,275	Energy-related company
Energy Related Activities Inc. (ERA)	1,000	100%	$8,925	$8,925	Energy-related company

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2004.

	Number of
Name of Company	Common	Percentage	Issuer	Owner’s	Type
(Add abbreviation	Shares	of	Book	Book	of
used herein)	Owned	Voting Power	Value	Value	Company
			(In thousands)
Southern Company Electrotechnologies, Inc. (Electrotechnologies)(i)	100	100%	$34,835	$34,835	Energy-related company
Southern Company Rail Services, Inc. (SCRS)	1,000	100%	$3,807	$3,807	Energy-related company
Southern Electric Railroad Company (SERC)	5,000	100%	$5	$5	Non-utility subsidiary
SE Finance Capital Corporation II	1,000	100%	$287,100	$287,100	Non-utility subsidiary
SE Finance Capital Corporation	1,000	100%	$225,484	$225,484	Non-utility subsidiary
Southern Energy Finance Company, Inc.	1,000	100%	$385,767	$385,767	Non-utility subsidiary
Carbontronics, LLC (j)	n/a	1%	$23,663	$237	Energy-related company
EPZ Lease, Inc.	1,000	100%	$74,236	$74,236	Non-utility subsidiary
EPZ Lease, LLC	n/a	n/a	$118,893	$118,893	Non-utility subsidiary
EPZ Lease Holding A, LLC	n/a	n/a	$36,028	$36,028	Non-utility subsidiary
EPZ Lease Trust A (b)	n/a	n/a	$36,027	$36,027	Foreign utility company
EPZ Lease Holding B, LLC	n/a	n/a	$36,028	$36,028	Non-utility subsidiary
EPZ Lease Trust B (b)	n/a	n/a	$36,027	$36,027	Foreign utility company
EPZ Lease Holding C, LLC	n/a	n/a	$48,037	$48,037	Non-utility subsidiary
EPZ Lease Trust C (b)	n/a	n/a	$48,036	$48,036	Foreign utility company
Dutch Gas Lease, Inc.	1,000	100%	$148,653	$148,653	Non-utility subsidiary
Dutch Gas Lease, LLC	n/a	n/a	$264,403	$264,403	Non-utility subsidiary
Dutch Gas Lease Holding A, LLC	n/a	n/a	$104,725	$104,725	Non-utility subsidiary
Dutch Gas Lease Trust A (b)	n/a	n/a	$104,725	$104,725	Foreign utility company
Dutch Gas Lease Holding B, LLC	n/a	n/a	$80,567	$80,567	Non-utility subsidiary

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2004.

	Number of
Name of Company	Common	Percentage	Issuer	Owner’s	Type
(Add abbreviation	Shares	of	Book	Book	of
used herein)	Owned	Voting Power	Value	Value	Company
			(In thousands)
Dutch Gas Lease Trust B (b)	n/a	n/a	$80,567	$80,567	Foreign utility company
Dutch Gas Lease Holding C, LLC	n/a	n/a	$79,112	$79,112	Non-utility subsidiary
Dutch Gas Lease Trust C (b)	n/a	n/a	$79,112	$79,112	Foreign utility company
NUON Lease, Inc.	1,000	100%	$139,750	$139,750	Non-utility subsidiary
NUON Lease Holding D, LLC	n/a	n/a	$105,720	$105,720	Non-utility subsidiary
NUON Lease Trust D (b)	n/a	n/a	$105,720	$105,720	Foreign utility company
NUON Lease Holding E, LLC	n/a	n/a	$82,805	$82,805	Non-utility subsidiary
NUON Lease Trust E (b)	n/a	n/a	$78,182	$78,182	Foreign utility company
NUON Lease Holding F, LLC	n/a	n/a	$54,094	$54,094	Non-utility subsidiary
NUON Lease Trust F (b)	n/a	n/a	$51,562	$51,562	Foreign utility company
GAMOG Lease, Inc.	1,000	100%	$108,530	$108,530	Non-utility subsidiary
GAMOG Lease Holding G, LLC	n/a	n/a	$40,413	$40,413	Non-utility subsidiary
GAMOG Lease Trust G (b)	n/a	n/a	$40,413	$40,413	Foreign utility company
GAMOG Lease Holding H, LLC	n/a	n/a	$94,610	$94,610	Non-utility subsidiary
GAMOG Lease Trust H (b)	n/a	n/a	$94,610	$94,610	Foreign utility company
GAMOG Lease Holding I, LLC	n/a	n/a	$47,032	$47,032	Non-utility subsidiary
GAMOG Lease Trust I (b)	n/a	n/a	$47,032	$47,032	Foreign utility company
Clairton, Inc.	1,000	100%	$13,483	$13,483	Non-utility subsidiary
Clairton, LLC (k)	n/a	85%	$17,567	$14,932	Energy-related company

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2004.

	Number of
Name of Company	Common	Percentage	Issuer	Owner’s	Type
(Add abbreviation	Shares	of	Book	Book	of
used herein)	Owned	Voting Power	Value	Value	Company
			(In thousands)
Clairton 2, Inc.	1,000	100%	$3,348	$3,348	Non-utility subsidiary
Clairton, LLC (k)	n/a	15%	$17,567	$2,635	Energy-related company
Carbontronics, Inc	1,000	100%	$34,514	$34,514	Non-utility subsidiary
Carbontronics, LLC (j)	n/a	99%	$23,663	$23,426	Energy-related company
SE Choctaw, Inc.	1,000	100%	$14,807	$14,807	Non-utility company
SE Choctaw II, LLC	n/a	100%	$98,126	$98,126	Non-utility subsidiary
SE Choctaw, LLC	n/a	100%	$98,126	$98,126	Exempt wholesale generator
SE Lease, Inc. (l)	1,000	100%	$67,092	$67,092	Non-utility subsidiary
SE Ravenswood Lease LLC (l)	n/a	100%	$75,880	$75,880	Non-utility subsidiary
SE Ravenswood Trust (l)	n/a	100%	$75,880	$75,880	Exempt wholesale generator
SOUTHERN COMPANY FUNDING CORPORATION (Southern Funding)	1,000	100%	$10	10	Special purpose subsidiary
SOUTHERN COMPANY GAS LLC (Southern Company GAS)	n/a	100%	$17,620	$17,620	Energy-related company
SOUTHERN COMPANY SERVICES, INC. (SCS) (m)	14,500	100%	($24,850)	($24,850)	Service company
SOUTHERN COMMUNICATIONS SERVICES, INC. (SouthernLINC Wireless)	500	100%	$122,641	$122,641	Non-utility subsidiary
Reese Telecommunications, Inc.	50,000	100%	$800	$800	Non-utility subsidiary
SOUTHERN INFORMATION HOLDING COMPANY, INC. (Powercall)	1,000	100%	$1,453	$1,453	Non-utility subsidiary
Southern Information 1, Inc.*	1,000	100%	$0	$0	Non-utility subsidiary
Southern Information 2, Inc.*	1,000	100%	$0	$0	Non-utility subsidiary

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2004.

	Number of
Name of Company	Common	Percentage	Issuer	Owner’s	Type
(Add abbreviation	Shares	of	Book	Book	of
used herein)	Owned	Voting Power	Value	Value	Company
			(In thousands)
SOUTHERN NUCLEAR OPERATING COMPANY, INC. (Southern Nuclear)	1,000	100%	$33,468	$33,468	Service company
SOUTHERN POWER COMPANY (SOUTHERN POWER)	1,000	100%	$811,611	$811,611	Electric utility company
Cherokee Falls Development of South Carolina LLC (Southern Company Cherokee)	n/a	100%	$33	$33	Non-utility subsidiary
Klondike Development LLC (Southern Company Klondike)	n/a	100%	$220	$220	Non-utility subsidiary
Southern Company-Florida LLC (Southern Company Florida)	n/a	100%	$151,436	$151,436	Exempt wholesale generator
Southern Company-Jet Port LLC (Southern Company Jet Port)	n/a	100%	$3,715	$3,715	Non-utility subsidiary
SPC McLeod LLC (Southern Company McLeod)	n/a	n/a	$4,506	$4,506	Non-utility subsidiary
St. Lucie Holdings Cana LLC (n)	n/a	n/a	$4,657	$4,657	Non-utility subsidiary
SOUTHERN TELECOM, INC. (Southern Telecom)	1,000	100%	$8,177	$8,177	Exempt tele-communication company
Southern Telecom 1, Inc.	1,000	100%	$0	$0	Non-utility subsidiary
Southern Telecom 2, Inc.	1,000	100%	$0	$0	Non-utility subsidiary
SOUTHERN MANAGEMENT DEVELOPMENT, INC. (Southern Management)	500	100%	$35,433	$35,433	Energy-related company
Southern Holdings (h)	889	8.89%	$456,776	$33,676	Non-utility subsidiary
NuStart Energy Development, LLC	n/a	12.5%	$8,000	$1,000	Energy-related company

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2004.

     Notes to Item 1.

     * Inactive companies.

     (a) Unsecured debt –

	Amount
Company Name	(in thousands)	Interest Rate
SouthernLINC Wireless	$40,341	5.50%
Southern Holdings	$22,400	5.50%
Southern Company GAS	$50,690	5.29%
SCRS	$4,726	5.50%

(b)	A Delaware statutory trust. The form of equity investment is paid in capital.

(c)	SEGCO is 50% owned by ALABAMA and 50% owned by GEORGIA. The amounts shown reflect the respective ownership of each company.

(d)	GEORGIA has an investment in Alliance Technology Ventures which is consolidated with the accounts of GEORGIA in accordance with generally accepted accounting principles, but does not represent a subsidiary of GEORGIA in accordance with the Public Utility Holding Company Act, as amended.

(e)	Promissory note due on demand; interest rate, based on GEORGIA’s embedded cost of capital, was 8.80% at January 1, 2005.

(f)	Savannah Electric Capital Trust I was dissolved in 2004.

(g)	Trusts established to fund certain deferred compensation arrangements for SOUTHERN’s management and directors. These trusts are consolidated with the accounts of SOUTHERN in accordance with generally accepted accounting principles, but do not represent subsidiaries of SOUTHERN.

(h)	Southern Holdings is partially owned by Southern Management.

(i)	Electrotechnologies has an investment in Advent Energy II LP which is consolidated with the accounts of Electrotechnologies in accordance with generally accepted accounting principles, but does not represent a subsidiary of Electrotechnologies in accordance with the Public Utility Holding Company Act of 1935, as amended.

(j)	Carbontronics, LLC is 1% owned by Southern Energy Finance Company, Inc. and 99% owned by Carbontronics, Inc.

(k)	Clairton, LLC is 85% owned by Clairton, Inc. and 15% owned by Clairton 2, Inc.

(l)	SE Lease, Inc. was incorporated in Delaware on May 3, 2004, SE Ravenswood Lease, LLC is a limited liability company organized in Delaware on May 25, 2004 and the SE Ravenswood Trust is a Delaware statutory trust formed on May 17, 2004. These companies were organized for the purpose of completing the purchase from Keyspan Corporation and subsequent leaseback of the Ravenswood Expansion Facility, a 250 megawatt combined cycle gas turbine facility in New York, NY.

(m)	See Consolidating Statements of Comprehensive Income on page A-15 herein for information regarding SCS’ negative book value.

(n)	St. Lucie Holdings Cana, LLC is a limited liability company organized in Delaware on June 4, 2004 for the purpose of holding potential generating facility sites.

ITEM 2. ACQUISITION OR SALES OF UTILITY ASSETS.

          NONE.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES.

          NONE.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES.

Calendar Year 2004

	Name of Company					Indicate
Name of Issuer and	Acquiring, Redeeming	Number of Shares or Principal Amount				Commission
Title of Issue	or Retiring Securities	Acquired	Redeemed	Retired	Consideration	Authorization
						(See Note)
ALABAMA:

Senior Notes
Series J 6.75% due 2039	ALABAMA	None	$200,000,000	None	$200,000,000
Series K 7.125% due 2004	ALABAMA	None	$250,000,000	None	$250,000,000
Series N 4.875% due 2004	ALABAMA	None	$275,000,000	None	$275,000,000

GEORGIA:

Senior Notes
Series D 6.625% due 2039	GEORGIA	$100,000,000	None	$100,000,000	$100,000,000
Series H 6.70% due 2011	GEORGIA	$100,000,000	None	$100,000,000	$100,000,000

Trust Preferred Securities
6.85% due 2029	GEORGIA	$200,000,000	None	$200,000,000	$200,000,000

GULF:

Senior Notes
Series B 7.05% due 2004	GULF	None	$50,000,000	None	$50,000,000
Series D 6.10% due 2016	GULF	None	$75,000,000	None	$75,000,000

MISSISSIPPI:

Preferred Stock
7% Series	MISSISSIPPI	None	$4,984,000	None	$4,984,000
6.32% Series	MISSISSIPPI	None	$15,000,000	None	$15,000,000
6.65% Series	MISSISSIPPI	None	$8,404,000	None	$8,404,000
5.25% Series	MISSISSIPPI	$30,000,000	None	None	$30,000,000

Senior Notes
Series D Floating Rate due 2004	MISSISSIPPI	None	$80,000,000	None	$80,000,000
Series F Floating Rate due 2009	MISSISSIPPI	$40,000,000	None	None	$40,000,000

SAVANNAH:

Trust Preferred Securities
Series A 6.85% due 2028	SAVANNAH	None	$40,000,000	None	$40,000,000

Note to Item 4: All transactions exempt pursuant to Rule 42(b)(2), (4) or (5).

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES.

		Number of
		Shares or	Carrying
		Principal	Value
Name of Owner	Name of Issuer	Amount Owned	to Owner
SOUTHERN (one item)	(1)	2,132,669 shares	$1,119,635
ALABAMA (four items)	(2)	1,972,386 shares	$1,972,386
GEORGIA (one item)	(3)	$3,500,538	$1,350,425
GULF (20 items)	(4)	1,012 shares	$0
Southern Management (one item)	(5)	10.351%	$1,026,671
SAVANNAH (15 items)	(4)	385 shares	$1
Electrotechnologies (one item)	(6)	85.2%	$21,958,226
Alabama Synfuel Energy, Inc. (one item)	(7)	60.6%	$17,048,818
Carbontronics, LLC (one item)	(7)	24.975%	$11,859,341
Clairton, LLC (one item)	(8)	14.67%	$17,490,933

Notes to Item 5:

     (1) Represents SOUTHERN’s participation in Perfect Commerce, Inc. (Perfect Commerce). Prior to November 2004, SOUTHERN’s participation was in Pantellos Corporation (Pantellos). In November 2004, Perfect Commerce completed its merger with Pantellos. Perfect Commerce is focused on helping participants reduce the cost and complexity of their purchasing processes.

     (2) Debt securities issued by instrumentalities of political subdivisions within ALABAMA’s service area to build promotional industrial buildings that will assist in advancing business and industrial development.

     (3) Investment made in a private venture capital fund for the purpose of assisting early-stage and high technology companies located principally in the Southeast, with a focus on Georgia-based firms. (See File No. 70-8085.)

     (4) Securities representing bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business.

     (5) Investment in a limited partnership that consists of energy related companies.

     (6) Investment in a limited partnership that provides risk capital for, and makes investments in, the securities of companies engaged in the development and commercialization of electrotechnologies.

     (7) Investment in an entity that converts coal into synthetic fuel.

     (8) Investment in a limited partnership that produces alternative fuel.

ITEM 6. OFFICERS AND DIRECTORS.

PART I.

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address	Code

270 Peachtree Street
Atlanta, GA 30303	(a)

600 North 18th Street
Birmingham, AL 35291	(b)

241 Ralph McGill Boulevard, N.E.
Atlanta, GA 30308-3374	(c)

One Energy Place
Pensacola, FL 32520	(d)

2992 West Beach Boulevard
Gulfport, MS 39501	(e)

600 East Bay Street
Savannah, GA 31401	(f)

5555 Glenridge Connector
Atlanta, GA 30342	(g)

42 Inverness Center Parkway
Birmingham, AL 35242	(h)

40 Inverness Center Parkway
Birmingham, AL 35242	(i)

601 Pennsylvania Ave., NW
Suite 800 South
Washington, DC 20004	(j)

1403 Foulk Road
Foulkstone Plaza Suite 102-9
Wilmington, DE 19803	(k)

4000 DeKalb Technology Parkway
Suite 100
Atlanta, GA 30340	(l)

3003 Summit Boulevard	(m)
Suite 700
Atlanta, GA 30319

Position	Code

Chairman of the Board	CH
Director	D
President	P
Chief Executive Officer	CEO
Chief Financial Officer	CFO
Chief Accounting Officer	CAO
Chief Information Officer	CIO
Chief Operating Officer	COO
Chief Production Officer	CPO
Senior Executive Vice President	SEVP
Executive Vice President	EVP
Senior Vice President	SVP
Financial Vice President	FVP
Vice President	VP
Controller/Comptroller	C
Counsel	L
Manager	M
Secretary	S
Treasurer	T

SOUTHERN
Name and Principal Address (a)	Position

Daniel P. Amos	D
1932 Wynnton Road
Columbus, GA 31999
Dorrit J. Bern	D
450 Winks Lane
Bensalem, PA 19020
Francis S. Blake	D
2455 Paces Ferry Road
Atlanta, GA 30329
Thomas F. Chapman	D
1550 Peachtree Street, NW
Atlanta, GA 30309
Bruce S. Gordon	D
166 Duane Street
Apt. 7B
New York, NY 10013
Donald M. James	D
1200 Urban Center Drive
Liberty Park Office Complex
Birmingham, AL 35242
Zack T. Pate	D
806 Kinloch N.W.
Atlanta, GA 30327
J. Neal Purcell	D
590 Marsh Park Drive
Duluth, GA 30097
David M. Ratcliffe	D,P, CEO,CH

ITEM 6. OFFICERS AND DIRECTORS.

     PART I. (Continued)

SOUTHERN (continued)
Name and Principal Address (a)	Position

Gerald J. St. Pé	D
1020 Eastwood Drive
Pascagoula, MS 39567
Dwight H. Evans	EVP
Thomas A. Fanning	EVP
Michael D. Garrett (c)	EVP
Leonard J. Haynes	EVP
G. Edison Holland	EVP,L
Charles D. McCrary (b)	EVP
David R. Altman	VP
Rebecca A. Blalock (c)	VP
Jackie J. Collins	VP
Ellen N. Lindemann	VP
Joseph A. Miller (j)	VP
W. Dean Hudson (c)	CAO,C
Tommy Chisholm	S

ALABAMA
Name and Principal Address (b)	Position

Whit Armstrong	D
P. O. Box 310900
Enterprise, AL 36331
David J. Cooper, Sr.	D
118 N. Royal Street
Mobile, AL 36602
R. Kent Henslee	D
754 Chestnut Street
Gadsden, AL 35901
John D. Johns	D
2801 Highway 280 South
Birmingham, AL 35223
Carl E. Jones, Jr.	D
P. O. Box 10247
Birmingham, AL 35202
Patricia M. King	D
2548 US Highway 78
Anniston, AL 36207
James K. Lowder	D
2000 Interstate Park Drive
Suite 400
Montgomery, AL 36109
Wallace D. Malone, Jr.	D
P. O. Box 2554
Birmingham, AL 35290
Charles D. McCrary	D,P,CEO
Malcolm Portera	D
401 Queen City Avenue
Tuscaloosa, AL 35401
Robert D. Powers	D
202 East Broad Street
Eufaula, AL 36027
David M. Ratcliffe (a)	D
C. Dowd Ritter	D
P. O. Box 11007
Birmingham, AL 35288
James H. Sanford	D
1001 McQueen Smith Road South
Prattville, AL 36066
John C. Webb, IV	D
125 W. Washington Street
Demopolis, AL 36732
James W. Wright	D
100 Commerce Street
Montgomery, AL 36104
William B. Hutchins, III	EVP,CFO,T
C. Alan Martin	EVP
Steve R. Spencer	EVP
Robert Holmes, Jr.	SVP
Robin A. Hurst	SVP
Rodney O. Mundy	SVP,L
Michael L. Scott	SVP
Jerry L. Stewart	SVP
Art P. Beattie	VP,CAO,C
Christopher T. Bell	VP
Willard L. Bowers	VP
Larry R. Grill	VP
Gerald L. Johnson	VP
Marsha S. Johnson	VP
William B. Johnson	VP
Bobbie J. Knight	VP
Ellen N. Lindemann (a)	VP
Gordon G. Martin	VP
Donald W. Reese	VP
R. Michael Saxon	VP
Julia H. Segars	VP
Julian H. Smith, Jr.	VP
W. Ronald Smith	VP
Cheryl A. Thompson	VP
Terry H. Waters	VP
William E. Zales, Jr.	VP,S

ITEM 6. OFFICERS AND DIRECTORS

     PART I. (Continued)

ALABAMA PROPERTY COMPANY
Name and Principal Address (b)	Position

Charles D. McCrary	D,P
William B. Hutchins, III	D,VP
C. Alan Martin	D,VP
Larry Grill	VP
Art P. Beattie	C
William E. Zales, Jr.	S
J. Randy DeRieux	T

ALABAMA ENERGY PROVIDERS, INC.
Name and Principal Address (b)	Position

Rodney O. Mundy	D
William B. Hutchins, III	D,VP
C. Alan Martin	D
Michael L. Scott	D,P
William E. Zales, Jr.	S
J. Randy DeRieux	T

GEORGIA
Name and Principal Address (c)	Position

Juanita Powell Baranco	D
4355 Highway 78
Lilburn, GA 30047
Robert L. Brown, Jr.	D
250 East Ponce de Leon Avenue
Eighth Floor
Decatur, GA 30030
Ronald D. Brown	D
100 Auburn Avenue
Atlanta, GA 30303
Anna R. Cablik	D
1513 Johnson Ferry Road
Suite T-20
Marietta, GA 30062
Michael D. Garrett	D,P,CEO
David M. Ratcliffe (a)	D
D. Gary Thompson	D
1384 Wesley Circle
Atlanta, GA 30327
Richard W. Ussery	D
1600 First Avenue
Columbus, GA 31902-1755
William Jerry Vereen	D
P. O. Box 1663
Moultrie, GA 31776-1663
E. Jenner Wood, III	D
P.O. Box 4418
M.C. 0103
Atlanta, GA 30303
William C. Archer, III	EVP
C. B. Harreld	EVP,T,CFO
Judy M. Anderson	SVP
Ronnie L. Bates	SVP
M. A. Brown	SVP
Richard L. Holmes	SVP
James H. Miller, III	SVP,L
Christopher C. Womack	SVP
W. Craig Barrs	VP
Rebecca A. Blalock	VP
A. Bryan Fletcher	VP
J. Kevin Fletcher	VP
O. Ben Harris	VP
W. Ron Hinson	VP,C,CAO
Ed F. Holcombe	VP
E. Lamont Houston	VP
Brian L. Ivey	VP
Anne H. Kaiser	VP
Ellen N. Lindemann (a)	VP
Jackie W. Lowe	VP
Frank J. McCloskey	VP
Leslie R. Sibert	VP
James E. Sykes	VP
Jeffrey L. Wallace	VP
Janice G. Wolfe	S

PIEDMONT
Name and Principal Address (c)	Position

Michael D. Garrett	D,P
C. B. Harreld	D,EVP,T
Janice G. Wolfe	D,VP,S

SEGCO
Name and Principal Address (b)	Position

William C. Archer (c)	D
Art P. Beattie	D,C
W. Paul Bowers	D,VP
Michael D. Garrett (c)	D, VP
C. B. Harreld (c)	D
William B. Hutchins, III	D,VP
Charles D. McCrary	D,P
Jerry L. Stewart	D
Christopher C. Womack (c)	D
William E. Zales, Jr.	S
J. Randy DeRieux	T

ITEM 6. OFFICERS AND DIRECTORS

     PART I. (Continued)

GULF
Name and Principal Address (d)	Position

C. LeDon Anchors	D
909 Mar Walt Drive
Suite 1014
Fort Walton Beach, FL 32547
William C. Cramer	D
2251 West 23rd Street
Panama City, FL 32405
Fred C. Donovan, Sr.	D
449 W. Main Street
Pensacola, FL 32502
William A. Pullum	D
8494 Navarre Parkway
Navarre, FL 32566
Winston E. Scott	D
100 Spaceport Way
Cape Canaveral, FL 32920-4003
Susan N. Story	D,P,CEO
F. M. Fisher, Jr.	VP
P. Bernard Jacob	VP
Ronnie R. Labrato	VP,CFO,CAO,C
Ellen N. Lindemann (a)	VP
Gene L. Ussery, Jr. (e)	VP
Susan D. Ritenour	S,T

MISSISSIPPI
Name and Principal Address (e)	Position

Tommy E. Dulaney	D
P. O. Box 2929
Meridian, MS 39302
Warren A. Hood, Jr.	D
P.O. Box 682
Hattiesburg, MS 39402
Robert C. Khayat	D
P. O. Box 1848
123 Lyceum Building
University, MS 38677
George A. Schloegel	D
Hancock Bank
P. O. Box 4019
Gulfport, MS 39502
Philip J. Terrell	D
799 East Second Street
Pass Christian, MS 39571
Anthony J. Topazi	D,P,CEO
Gene Warr	D
767 16th Street
Gulfport, MS 39507
Bobby J. Kerley	VP
Ellen N. Lindemann (a)	VP
Don E. Mason	VP
Michael W. Southern	VP,CFO,CAO,T
Gene L. Ussery, Jr.	VP
Frances V. Turnage	C
Vicki L. Pierce	S

MISSISSIPPI POWER SERVICES, INC.
Name and Principal Address (e)	Position

Bobby J. Kerley	D,P,CEO
Don E. Mason	D,VP
Michael W. Southern	D,VP,T,CFO
Anthony J. Topazi	D, CH
Gene L. Ussery, Jr.	D,VP
Frances V. Turnage	C
Vicki L. Pierce	S

SAVANNAH
Name and Principal Address (f)	Position

Gus H. Bell, III	D
P. O. Box 14247
Savannah, GA 31416
Archie H. Davis	D
P. O. Box 188
Savannah, GA 31402
Walter D. Gnann	D
234 Sienes Landing Drive
Springfield, GA 31329
Anthony R. James	D,P,CEO
Robert B. Miller, III	D
P. O. Box 8003
Savannah, GA 31412
Arnold M. Tenenbaum	D
300 Bull Street
Savannah, GA 31401
W. Miles Greer	VP
Ellen N. Lindemann (a)	VP
Kirby R. Willis	VP,T,CFO
Nancy Frankenhauser	C,S

ITEM 6. OFFICERS AND DIRECTORS

     PART I. (Continued)

SCS
Name and Principal Address (c)	Position

Michael D. Garrett	D
Charles D. McCrary (b)	D
David M. Ratcliffe (a)	D,P,CEO
W. Paul Bowers (b)	EVP
Dwight H. Evans (a)	EVP
Thomas A. Fanning (a)	EVP
Leonard J. Haynes (a)	EVP
G. Edison Holland, Jr. (a)	EVP,L
William O. Ball	SVP
Rebecca A. Blalock	SVP
Ed Day (h)	SVP
Andrew J. Dearman, III (b)	SVP
Charles H. Goodman (b)	SVP
Kimberly S. Greene (a)	SVP,T
Chris M. Hobson (b)	SVP
W. Dean Hudson	SVP,C,CFO
Ellen N. Lindemann (a)	SVP
C. Philip Saunders (a)	SVP
Michael L. Scott	SVP
Jerry L. Stewart (b)	SVP
Christopher C. Womack	SVP
David R. Altman (a)	VP
Curtis Ashley Baker (h)	VP
Robert A. Bell (a)	VP
Ronald P. Bertasi (l)	VP
Thomas P. Bishop (a)	VP
Ronald R. Campbell (h)	VP
Tommy Chisholm (a)	VP,S
David L. Coker	VP
Jackie J. Collins (a)	VP
Mark A. Crosswhite (b)	VP
James C. Fleming (a)	VP
Barbara S. Hingst	VP
Mark S. Lantrip (a)	VP
Charles D. Long, IV (b)	VP
Jacqualyn Lowe	VP
William L. Marshall, Jr. (b)	VP
William N. McKenzie (a)	VP
Christopher S. Miller (a)	VP
Joseph A. Miller (j)	VP
Sandra R. Miller (f)	VP
Karl R. Moor (j)	VP
Robert G. Moore (b)	VP
Marie D. Mouchet (b)	VP
Rodney O. Mundy (b)	VP
Earl B. Parsons, III (b)	VP
Cliff S. Thrasher (a)	VP
Gene L. Ussery, Jr. (e)	VP
Stephen A. Wakefield (a)	VP

SouthernLINC Wireless
Name and Principal Address (g)	Position

Robert G. Dawson	D,P,CEO
Thomas A. Fanning (a)	D
Michael D. Garrett (c)	D
Charles D. McCrary (b)	D
David M. Ratcliffe (a)	D
R. Craig Elder	VP,T,CFO
Rodney H. Johnson	VP
Julie T. Pigott	VP
Tommy Chisholm (a)	S
Carmine A. Reppucci	C

SERC
Name and Principal Address (h)	Position

W. Paul Bowers (b)	D,P
T. Roy Harrell (b)	VP
Jerry L. Stewart (b)	VP
Tommy Chisholm (a)	S,T

Southern Nuclear
Name and Principal Address (i)	Position

J. Barnie Beasley	D,P,CEO
Michael D. Garrett (c)	D
William G. Hairston, III	D
Charles D. McCrary (b)	D
David M. Ratcliffe (a)	D
Jeffrey T. Gasser	EVP
John E. Garlington	VP
Don E. Grissette	VP
Kathleen S. King	VP,CFO
Ellen N. Lindemann (a)	VP
Louis B. Long	VP
John O. Meier	VP,L
Lawrence M. Stinson	VP
H. Lewis Sumner, Jr.	VP
Sherry A. Mitchell	S
Mark K. Tate	C,T

Southern Holdings
Name and Principal Address (a)	Position

W. Paul Bowers (b)	D,EVP
Thomas A. Fanning	D
Michael D. Garrett (c)	D,EVP
Kimberly S. Greene	D,EVP
Leonard J. Haynes	D,EVP
Charles D. McCrary (b)	D
David M. Ratcliffe	D,P,CEO
Tommy Chisholm	S
Laura I. Patterson	C
Earl S. Long	T

ITEM 6. OFFICERS AND DIRECTORS

     PART I. (Continued)

SCES LLC
Name and Principal Address (l)	Position

Ronald P. Bertasi	P,CEO
Thomas A. Fanning (a)	M
Michael D. Garrett (c)	M
Robert M. Gilbert	VP,CFO
C. B. Harreld (c)	M
Leonard J. Haynes (a)	M
Timothy S. Marvin	T
Charles D. McCrary (b)	M
David M. Ratcliffe (a)	M
Tommy Chisholm (a)	S

SE Finance Capital Corporation
Name and Principal Address (a)	Position

Thomas A. Fanning	D
Kimberly S. Greene	D,P,CEO
James C. Fleming	VP
Christopher J. Kysar	VP,T,CFO
Tommy Chisholm	S
Judith A. Rosenberg	C

SE Finance Capital Corporation II
Name and Principal Address (a)	Position

Kimberly S. Greene	D,P,CEO
Thomas A. Fanning	D
James C. Fleming	VP
Christopher J. Kysar	VP,T,CFO
Tommy Chisholm	S
Judith A. Rosenberg	C

SE Choctaw Inc.
Name and Principal Address (a)	Position

Kimberly S. Greene	D,P,CEO
Thomas A. Fanning	D
James C. Fleming	VP
Christopher J. Kysar	VP,T,CFO
Tommy Chisholm	S
Judith A. Rosenberg	C

Southern Energy Finance Company Inc.
Name and Principal Address (a)	Position

Kimberly S. Greene	D,P,CEO
Thomas A. Fanning	D
James C. Fleming	VP
Christopher J. Kysar	VP,T,CFO
Tommy Chisholm	S
Judith A. Rosenberg	C

SOUTHERN POWER
Name and Principal Address (a)	Position

W. Paul Bowers (b)	D,P,CEO
Thomas A. Fanning	D
Michael D. Garrett (c)	D
Charles D. McCrary (b)	D
David M. Ratcliffe	D
Douglas E. Jones	EVP
Ed Day (h)	SVP
Mark A. Crosswhite (b)	SVP,L
Robert G. Moore (b)	SVP
Christopher C. Womack (c)	SVP
Cliff S. Thrasher	SVP,C,CFO
William N. McKenzie	VP
Christopher Kysar	T
Tommy Chisholm	S

Southern Company Florida
Name and Principal Address (a)	Position

W. Paul Bowers (b)	P,CEO
Mark A. Crosswhite (b)	VP
Cliff S. Thrasher	VP,T
Tommy Chisholm	S

Southern Company Jet Port
Name and Principal Address (a)	Position

W. Paul Bowers (b)	P,CEO
Mark A. Crosswhite (b)	VP
Cliff S. Thrasher	CFO,T
Tommy Chisholm	S

Southern Company Funding Corporation
Name and Principal Address (a)	Position

Thomas A. Fanning	D
Kimberly S. Greene	D,P,CEO
Earl C. Long	D,VP,CFO,T
Sam H. Dabbs	S

EPZ Lease, Inc.
Name and Principal Address (k)	Position

William R. Bechstein	D,VP
1105 N. Market Street
Suite 1300
Wilmington, DE 19801
Christopher J. Kysar (a)	D,VP,T,CFO
Kimberly S. Greene (a)	D,P,CEO
Daniel P. McCollum	D,S
Morris, James, Hitchens &
Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fleming (a)	VP

ITEM 6. OFFICERS AND DIRECTORS

     PART I. (Continued)

EPZ Lease, LLC
Name and Principal Address (k)	Position

Southern Energy Finance	Member
Company Inc.
EPZ Lease, Inc.	Member

EPZ Lease Holding A, LLC
Name and Principal Address (k)	Position

EPZ Lease, Inc.	Member
EPZ Lease, LLC	Member

EPZ LeaseHolding B, LLC
Name and Principal Address (k)	Position

EPZ Lease, Inc.	Member
EPZ Lease, LLC	Member

EPZ Lease Holding C, LLC
Name and Principal Address (k)	Position

EPZ Lease, Inc.	Member
EPZ Lease, LLC	Member

Dutch Gas Lease, Inc.
Name and Principal Address (k)	Position

William R. Bechstein	D,VP
1105 N. Market Street
Suite 1300
Wilmington, DE 19801
Christopher J. Kysar (a)	D,VP,T,CFO
Kimberly S. Greene (a)	D,P,CEO
Daniel P. McCollum	D,S
Morris, James, Hitchens &
Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fleming (a)	VP

Dutch Gas Lease, LLC
Name and Principal Address (k)	Position

Dutch Gas Lease, Inc.	Member

Dutch Gas Lease Holding A, LLC
Name and Principal Address (k)	Position

Dutch Gas Lease, LLC	Member

Dutch Gas Lease Holding B, LLC
Name and Principal Address (k)	Position

Dutch Gas Lease, LLC	Member

Dutch Gas Lease Holding C, LLC
Name and Principal Address (k)	Position

Dutch Gas Lease, LLC	Member

GAMOG Lease, Inc.
Name and Principal Address (k)	Position

William R. Bechstein	D,VP
1105 N. Market Street
Suite 1300
Wilmington, DE 19801
Kimberly S. Greene (a)	D,P,CEO
Christopher J. Kysar (a)	D,VP,T,CFO
Daniel P. McCollum	D,S
Morris, James, Hitchens &
Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fleming (a)	VP

GAMOG Lease Holding G, LLC
Name and Principal Address (k)	Position

GAMOG Lease, Inc.	Member

GAMOG Lease Holding H, LLC
Name and Principal Address (k)	Position

GAMOG Lease, Inc.	Member

GAMOG Lease Holding I, LLC
Name and Principal Address (k)	Position

GAMOG Lease, Inc.	Member

NUON Lease, Inc.
Name and Principal Address (k)	Position

William R. Bechstein	D,VP
1105 N. Market Street
Suite 1300
Wilmington, DE 19801
Kimberly S. Greene (a)	D,P,CEO
Christopher J. Kysar (a)	D,VP,T,CFO
Daniel P. McCollum	D,S
Morris, James, Hitchens &
Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fleming (a)	VP

ITEM 6. OFFICERS AND DIRECTORS

     PART I. (Continued)

NUON Lease Holding D, LLC
Name and Principal Address (k)	Position

NUON Lease, Inc.	Member

NUON Lease Holding E, LLC
Name and Principal Address (k)	Position

NUON Lease, Inc.	Member

NUON Lease Holding F, LLC
Name and Principal Address (k)	Position

NUON Lease, Inc.	Member

Capital Funding
Name and Principal Address (k)	Position

William R. Bechstein	D,VP
1105 N. Market Street
Suite 1300
Wilmington, DE 19801
Kimberly S. Greene (a)	D,P,CEO
Christopher J. Kysar (a)	D,VP,CFO,T
Daniel P. McCollom	D,S
Morris, James, Hitchens &
Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fleming (a)	VP

Clairton, Inc.
Name and Principal Address (k)	Position

William R. Bechstein	D,VP
1105 N. Market Street
Suite 1300
Wilmington, DE 19801
Kimberly S. Greene (a)	D,P,CEO
Christopher J. Kysar (a)	D,VP,T,CFO
Daniel P. McCollum	D,S
Morris, James, Hitchens &
Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fleming (a)	VP

Clairton 2, Inc.
Name and Principal Address (k)	Position

William R. Bechstein	D,VP
1105 N. Market Street
Suite 1300
Wilmington, DE 19801
Kimberly S. Greene (a)	D,P,CEO
Christopher J. Kysar (a)	D,VP,T,CFO
Daniel P. McCollum	D,S
Morris, James, Hitchens &
Williams LLP
222 Delaware Avenue
Wilmington, DE 19899
Judith A. Rosenberg (a)	D,C
James C. Fleming (a)	VP

Clairton, LLC
Name and Principal Address (k)	Position

Clairton, Inc.	M
Clairton 2, Inc.	M

Carbontronics, Inc.
Name and Principal Address (a)	Position

Kimberly S. Greene	D,CEO,P
Christopher J. Kysar	D,VP,T,CFO
Judith A. Rosenberg	D,C
James C. Fleming	VP
Tommy Chisholm	S

Carbontronics, LLC
Name and Principal Address (k)	Position

Carbontronics, Inc.	M
SE Finance Company, Inc.	M

Southern Telecom, Inc.
Name and Principal Address (m)	Position

Robert G. Dawson (g)	D,P,CEO
Thomas A. Fanning (a)	D
Michael D. Garrett (c)	D
Charles D. McCrary (b)	D
David M. Ratcliffe (a)	D
R. Craig Elder (g)	VP,CFO,T
Tommy Chisholm (a)	S
Carmine A. Reppucci (g)	C

Southern Telecom 1, Inc.
Name and Principal Address (m)	Position

Robert G. Dawson (g)	D,P,CEO
Tommy Chisholm (a)	S
R. Craig Elder (g)	T

Southern Telecom 2, Inc.
Name and Principal Address (m)	Position

Robert G. Dawson (g)	D,P,CEO
Tommy Chisholm (a)	S
R. Craig Elder (g)	T

ITEM 6. OFFICERS AND DIRECTORS PART I. (Continued)

Southern Management
Name and Principal Address (l)	Position

Ronald P. Bertasi	D,P,CEO
Thomas A. Fanning (a)	D
Michael D. Garrett (c)	D
Leonard J. Haynes (a)	D
Charles D. McCrary (b)	D
David M. Ratcliffe (a)	D
Robert M. Gilbert	VP,CFO
Tommy Chisholm (a)	S
Timothy S. Marvin	T

Synfuel Services
Name and Principal Address (b)	Position

W. Paul Bowers	D
Jerry L. Stewart	D,P
Douglas E. Jones	D,VP
Art P. Beattie	VP
Earl B. Parsons, III	VP
Tommy Chisholm (a)	S
Cliff S. Thrasher (a)	T

ERA
Name and Principal Address (b)	Position

W. Paul Bowers	D
Douglas E. Jones	D,P
Jerry L. Stewart	D,VP
Art P. Beattie	VP
Earl B. Parsons, III	VP
Tommy Chisholm (a)	S
Cliff S. Thrasher (a)	T

Alabama Synfuel Energy, Inc.
Name and Principal Address (b)	Position

W. Paul Bowers	D
Douglas E. Jones	D,P
Jerry L. Stewart	D,VP
Art P. Beattie	VP
Earl B. Parsons, III	VP
Tommy Chisholm (a)	S
Cliff S. Thrasher (a)	T

Southern Company Klondike
Name and Principal Address (a)	Position

W. Paul Bowers (b)	P,CEO
Cliff S. Thrasher	CFO, T
Tommy Chisholm	S
SOUTHERN POWER	Member

Electrotechnologies
Name and Principal Address (a)	Position

Kimberly S. Greene	D,P,CEO
Thomas A. Fanning	D
James C. Fleming	VP
Christopher J. Kysar	VP,T
Tommy Chisholm	S

Southern Company Cherokee
Name and Principal Address (a)	Position

W. Paul Bowers (b)	P,CEO
Mark A. Crosswhite (b)	VP
Douglas E. Jones	VP
Cliff S. Thrasher	CFO,T
Tommy Chisholm	S

Southern Company McLeod
Name and Principal Address (a)	Position

W. Paul Bowers (b)	P,CEO
Mark A. Crosswhite (b)	SVP,L
Ed Day (h)	SVP
Douglas E. Jones	SVP
Robert G. Moore (b)	SVP
Cliff S. Thrasher	SVP,CFO,C
Tommy Chisholm	S
Christopher J. Kysar	T

Southern Company GAS
Name and Principal Address (a)	Position

Thomas A. Fanning	M
Michael D. Garrett (c)	M
Leonard J. Haynes	M
Anthony R. James (f)	M
David M. Ratcliffe	M
C. Philip Saunders	P,CEO,M
Sandra R. Miller	C
Tommy Chisholm	S
Kimberly S. Greene	T

Reese Telecommunications, Inc.
Name and Principal Address (c)	Position

Robert G. Dawson (g)	D,P
R. Craig Elder (g)	D,T
Rodney H. Johnson (g)	D
Julie T. Pigott (g)	D
Michael D. Rosenthal (g)	S

ITEM 6. OFFICERS AND DIRECTORS PART I. (Continued)

St. Lucie Holdings Cana, LLC
Name and Principal Address (a)	Position

W. Paul Bowers (b)	P,CEO
Mark A. Crosswhite (b)	SVP,L
Ed Day (h)	SVP
Douglas E. Jones	SVP
Robert G. Moore (b)	SVP
Cliff S. Thrasher	SVP,C,CFO
Christopher J. Kysar	T

Southern Information Holding Company, Inc.
Name and Principal Address (c)	Position

Leonard J. Haynes (a)	D,P
Tommy Chisholm (a)	S
Kimberly Greene (a)	T

Southern Information 1, Inc.
Name and Principal Address (c)	Position

Leonard J. Haynes (a)	D,P
Tommy Chisholm (a)	S
Kimberly Greene (a)	T

Southern Information 2, Inc.
Name and Principal Address (c)	Position

Leonard J. Haynes (a)	D,P
Tommy Chisholm (a)	S
Kimberly Greene (a)	T

SE Lease, Inc.
Name and Principal Address (a)	Position

Thomas A. Fanning	D
Kimberly S. Greene	D,P,CEO
James C. Fleming	VP
Christopher J. Kysar	VP,T,CFO
Tommy Chisholm	S
Judith A. Rosenberg	C

SE Ravenswood Lease, LLC
Name and Principal Address (a)	Position

Kimberly S. Greene	P,CEO
James C. Fleming	VP
Christopher J. Kysar	VP,T, CFO
Judith A. Rosenberg	C
Tommy Chisholm	S

SCRS
Name and Principal Address (a)	Position

W. Paul Bowers (b)	D,P
Douglas E. Jones	D,EVP
Earl B. Parsons, III (b)	D,VP
Tommy Chisholm	S
Cliff S. Thrasher	T

ITEM 6. OFFICERS AND DIRECTORS. Part II. Financial Connections.

Name of Officer	Name and Location	Position Held in	Applicable
or Director	of Financial Institution	Financial Institution	Exemption Rule
Rule No. 70
Subdivision
Daniel P. Amos	Synovus Financial Corporation,	Director	(a)
Columbus, GA
Whit Armstrong	The Citizens Bank	Chief Executive	(c)
	Enterprise, AL	Officer,
Chairman of the Board
of Directors and President
	Enterprise Capital Corporation	Chairman of the Board of
	Enterprise, AL	Directors, Chief Executive
		Officer, President	(c)
Robert L. Brown, Jr.	Citizens Trust Bank, Atlanta, GA	Director	(c)
Anna R. Cablik	Branch Banking and Trust,	Director	(d)
Winston Salem, NC
Archie H. Davis	The Savannah Bancorp, Savannah, GA	Director Emeritus	(c)
	The Savannah Bank N.A., Savannah, GA	Director	(c)
G. Edison Holland	FCB Financial Corporation, Savannah, GA	Director	(e)
Charles D. McCrary	AmSouth Bancorporation,	Director	(c);(e);(f)
Birmingham, AL
Donald M. James	Wachovia Corporation, Charlotte, NC	Director	(b)
John D. Johns	Alabama National Bancorporation	Director	(c)
Birmingham, Alabama
Carl E. Jones, Jr.	Regions Financial Corporation,	Chairman of the Board of
	Birmingham, AL	Directors, Chief
		Executive Officer	(c)
Wallace D. Malone, Jr.	Wachovia Corporation, Charlotte, NC	Vice Chairman of the Board
		of Directors	(d)
Malcolm Portera	Regions Financial Corporation, Birmingham, AL	Director	(c)
J. Neal Purcell	Synovus Financial Corporation, Columbus, GA	Director	(a)

ITEM 6. OFFICERS AND DIRECTORS. Part II. Financial Connections. (Continued)

Name of Officer	Name and Location	Position Held in	Applicable
or Director	of Financial Institution	Financial Institution	Exemption Rule
Rule No. 70
Subdivision
C. Dowd Ritter	AmSouth Bancorporation, Birmingham, AL	Chairman, Chief	(c)
Executive Officer,
President
	AmSouth Bank, Birmingham, AL	Chairman, Chief	(c)
Executive Officer
George A. Schloegel	Hancock Bank - Mississippi, Gulfport, MS	Director, Chief	(c)
Executive Officer
and President
	Hancock Holding Company, Gulfport, MS	Vice Chairman, Chief
		Executive Officer	(c)
	Hancock Bank - Louisiana, Baton Rouge, LA	Director	(d)
Gerald St. Pé	Merchants & Marine Bank, Pascagoula, MS	Director	(a)
Arnold M.	First Chatham Bank Holding Company,	Chairman of the	(c)
Tenenbaum	Savannah, GA	Board of Directors
D. Gary Thompson	Wachovia Bank, Georgia Banking,	Chief Executive	(c)
	Atlanta, GA	Officer
	Wachovia Corporation, Charlotte, NC	Executive Officer	(c)
Gene Warr	Coast Community Bank, Gulfport, MS	Director	(c)
E. Jenner Wood, III	SunTrust Bank Central Group, Atlanta, GA	Chairman, President	(c)
and Chief
Executive Officer
	SunTrust Banks Inc., Atlanta, GA	Executive Officer	(c)
James W. Wright	First Tuskegee Bank, Montgomery, AL	Chairman of the	(c)
Board of
Directors,
President and Chief
Executive Officer

ITEM 6. EXECUTIVE COMPENSATION. PART III.

(a)	Summary Compensation Tables. The following tables set forth information concerning any Chief Executive Officer and the most highly compensated executive officers for SCS, SouthernLINC Wireless, Southern Telecom, Southern Management and Southern Nuclear serving as of December 31, 2004, as defined by the Securities and Exchange Commission. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2005 Annual Meetings of Shareholders. SAVANNAH is incorporated by reference to page number III-3 in the SOUTHERN system’s combined Form 10-K for the year ended December 31, 2004 (the “Form 10-K”). SOUTHERN POWER’s information was omitted pursuant to General Instruction I(2)(c) of the Form 10-K. SOUTHERN is incorporated by reference to “Summary Compensation Table” in SOUTHERN’s definitive Proxy Statement relating to the 2005 Annual Meeting of Stockholders.

Key terms used in this Item will have the following meanings:

ESP	Employee Savings Plan
ESOP	Employee Stock Ownership Plan
SBP	Supplemental Benefit Plan
ERISA	Employee Retirement Income Security Act of 1973, as amended

SCS
SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
					Number of
					Securities
Name					Underlying	Long-Term
And				Other Annual	Stock	Incentive	All Other
Principal				Compensation	Options	Payouts	Compensation
Position	Year	Salary ($)	Bonus ($)	($)[1]	(Shares)	($)[2]	($)[3]

H. Allen Franklin[4]	2004	525,662	1,034,918	17,010	519,115	2,319,320	125,905
President, Chief	2003	966,240	2,083,162	5,940	501,935	2,404,720	59,881
Executive Officer,	2002	929,215	1,984,320	7,080	382,242	1,672,510	61,822
Director

David M. Ratcliffe[5]	2004	802,372	1,723,874	6,521	355,296	838,495	39,317
President, Chief
Executive Officer,
Director

Thomas A. Fanning[6]	2004	506,327	770,721	561	63,215	239,155	24,977
Executive Vice	2003	375,820	522,396	110,691	42,314	223,482	156,405
President

G. Edison Holland	2004	478,642	525,042	7,629	58,072	239,852	24,563
Executive Vice	2003	380,716	421,131	7,796	48,992	207,170	19,583
President	2002	364,868	416,003	69,102	54,624	219,677	90,046

(SCS Summary Compensation Table continued on the next page.)

1  Tax reimbursements on certain perquisites. In 2002, Mr. Holland’s amount includes $59,548 in tax assistance associated with relocation.

2  Payout of performance dividend equivalents on most stock options granted after 1996 that were held by the executive at the end of the performance periods under the Southern Company Omnibus Incentive Compensation Plan for the four-year performance periods ended December 31, 2002, 2003 and 2004, respectively. Dividend equivalents can range from 25 percent of the common stock dividend paid during the last year of the performance period if total shareholder return over the four-year period, compared to a group of other large utility companies, is at the 30th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. If the total shareholder return is below the 30th percentile, no dividend equivalents are paid. For eligible stock options held on December 31, 2002, 2003 and 2004, all named executives received a payout of $1.355, $1.385 and $1.22 per option, respectively.

3  Contributions in 2004 to the ESP, ESOP and non-pension related accruals under SBP are as follows:

Name	ESP	ESOP	SBP
H. Allen Franklin	$8,634	$740	$31,916
David M. Ratcliffe	8,567	740	30,010
Thomas A. Fanning	8,309	740	15,928
G. Edison Holland	8,333	740	15,490

In 2004, Mr. Franklin’s amount includes payment for unused vacation of $84,615 in connection with his retirement. In 2003, the amount for Mr. Fanning also included $138,149 of additional relocation assistance. In 2002, Mr. Holland’s amount included $70,307 of additional relocation expenses.

4  Mr. Franklin retired as Chairman and Chief Executive Officer effective July 2004.

5  Mr. Ratcliffe became Chairman and Chief Executive Officer effective July 2004.

6  Mr. Fanning became an executive officer on April 11, 2003.

SCS (continued)
SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
					Number of
					Securities
Name					Underlying	Long-Term
And				Other Annual	Stock	Incentive	All Other
Principal				Compensation	Options	Payouts	Compensation
Position	Year	Salary ($)	Bonus ($)	($)[1]	(Shares)	($)[2]	($)[3]

W. Paul Bowers[4]	2004	429,704	509,828	9,166	52,052	244,023	22,945
Executive Vice	2003	356,994	431,675	6,257	46,181	234,253	18,063
President	2002	329,570	403,433	12,337	50,046	214,133	16,802

Dwight H. Evans	2004	383,102	416,833	13,445	46,103	249,640	21,176
Executive Vice	2003	368,369	407,481	5,190	47,404	407,250	20,183
President	2002	353,038	402,519	10,365	52,854	352,667	23,685

1  Tax reimbursements on certain perquisites.

2  Payout of performance dividend equivalents on most stock options granted after 1996 that were held by the executive at the end of the performance periods under the Omnibus Incentive Compensation Plan for the four-year performance periods ended December 31, 2002, 2003 and 2004, respectively. Dividend equivalents can range from 25 percent of the common stock dividend paid during the last year of the performance period if total shareholder return over the four-year period, compared to a group of other large utility companies, is at the 30th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. If the total shareholder return is below the 30th percentile, no dividend equivalents are paid. For eligible stock options held on December 31, 2002, 2003 and 2004, all named executives received a payout of $1.355, $1.385 and $1.22 per option, respectively.

3  Contributions in 2004 to the ESP, ESOP and non-pension related accruals under SBP are as follows:

Name	ESP	ESOP	SBP
W. Paul Bowers	$9,225	$740	$12,980
Dwight H. Evans	9,108	740	11,328

4  Mr. Bowers is also President and Chief Executive Officer of Southern Power.

SouthernLINC Wireless
SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
					Number of
					Securities
Name					Underlying	Long-Term
And				Other Annual	Stock	Incentive	All Other
Principal				Compensation	Options	Payouts	Compensation
Position	Year	Salary ($)	Bonus ($)	($)[1]	(Shares)	($)[2]	($)[3]

Robert G. Dawson[4]	2004	295,175	291,427	2,900	27,910	175,076	16,510
President, Chief	2003	283,824	331,668	2,397	28,698	237,489	16,760
Executive Officer,	2002	269,682	310,687	5,798	31,997	215,936	19,345
Director

R. Craig Elder[4]	2004	180,528	144,041	719	10,862	42,077	8,941
Vice President,	2003	173,606	148,994	1,973	11,169	49,662	8,663
Chief Financial	2002	165,763	187,069	1,664	12,458	49,365	8,500
Officer, Treasurer

Rodney H. Johnson	2004	150,783	105,669	2,259	6,472	16,343	8,002
Vice President	2003	145,433	107,434	—	6,700	35,661	6,878
	2002	136,075	135,639	206	7,374	25,810	4,458

Julie T. Pigott	2004	147,078	105,520	719	6,272	33,805	7,720
Vice President	2003	141,276	104,107	1,438	6,492	35,190	5,426
	2002	134,060	133,223	—	7,242	25,631	6,745

1   Tax reimbursements on certain perquisites.

2   Payout of performance dividend equivalents on most stock options granted after 1996 that were held by the executive at the end of the performance periods under the Omnibus Incentive Compensation Plan for the four-year performance periods ended December 31, 2002, 2003 and 2004, respectively. Dividend equivalents can range from 25 percent of the common stock dividend paid during the last year of the performance period if total shareholder return over the four-year period, compared to a group of other large utility companies, is at the 30th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. If the total shareholder return is below the 30th percentile, no dividend equivalents are paid. For eligible stock options held on December 31, 2002, 2003 and 2004, all named executives received a payout of $1.355, $1.385 and $1.22 per option, respectively.

3  Contributions in 2004 to the ESP, ESOP and non-pension related accruals under the SBP are as follows:

Name	ESP	ESOP	SBP
Robert G. Dawson	$9,225	$740	$6,545
R. Craig Elder	7,357	740	844
Rodney H. Johnson	6,785	740	477
Julie T. Pigott	6,572	740	408

4 Messrs. Dawson and Elder are also chief executive officer and chief financial officer, respectively, of Southern Telecom.

Southern Management
and
Southern Company GAS

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION				LONG-TERM COMPENSATION
					Number of
					Securities	Long-
Name					Underlying	Term
and				Other Annual	Stock	Incentive	All Other
Principal				Compensation	Options	Payouts	Compensation
Position	Year	Salary($)	Bonus($)	($)[1]	(Shares)	($)[2]	($)[3]

Southern Management

Ronald P. Bertasi	2004	199,588	146,868	4,867	11,983	46,541	9,981
President, Chief	2003	190,959	155,210	7,700	12,465	36,239	9,382
Executive Officer,	2002	185,000	48,100	18,395	13,700	18,564	7,001
Director

Southern Company GAS

C. Philip Saunders[4]	2004	244,994	244,787	4,720	23,207	88,988	13,116
President, Chief	2003	233,323	94,194	7,144	23,634	126,649	12,332
Executive Officer	2002	221,321	210,821	—	26,100	91,881	11,554

1 Tax reimbursements on certain perquisites.

2 Payout of performance dividend equivalents on most stock options granted after 1996 that were held by the executive at the end of the performance periods under the Omnibus Incentive Compensation Plan for the four-year performance periods ended December 31, 2002, 2003 and 2004, respectively. Dividend equivalents can range from 25 percent of the common stock dividend paid during the last year of the performance period if total shareholder return over the four-year period, compared to a group of other large utility companies, is at the 30th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. If the total shareholder return is below the 30th percentile, no dividend equivalents are paid. For eligible stock options held on December 31, 2002, 2003 and 2004, all named executives received a payout of $1.355, $1.385 and $1.22 per option, respectively.

3 Contributions in 2004 to the ESP, ESOP and non-pension related accruals under the SBP are as follows:-

Name	ESP	ESOP	SBP
Ronald P. Bertasi	$8,982	$740	$259
C. Philip Saunders	5,512	740	6,864

4 Mr. Saunders became the President and Chief Executive Officer of Southern Company GAS on July 15, 2002.

Southern Nuclear
SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION				LONG-TERM COMPENSATION
					Number of
					Securities	Long-
Name					Underlying	Term
and				Other Annual	Stock	Incentive	All Other
Principal				Compensation	Options	Payouts	Compensation
Position	Year	Salary($)	Bonus($)	($)[1]	(Shares)	($)[2]	($)[3]

William G. Hairston, III [4]	2004	481,573	518,813	25,387	58,028	169,687	29,651
President and Chief	2003	459,231	499,660	9,296	59,097	217,489	24,353
Executive Officer	2002	440,104	507,131	11,485	65,890	239,842	27,969

J. Barnie Beasley [5]	2004	314,408	403,305	3,577	31,523	130,683	16,116
President and Chief	2003	220,077	179,723	4,415	18,220	126,949	12,326
Executive Officer	2002	206,286	181,714	3,798	19,647	129,732	13,819

Jeffrey T. Gasser [6]	2004	226,393	234,750	7,217	16,045	72,246	11,560
Executive Vice	2003	198,894	162,742	263	16,498	59,795	7,929
President	2002	164,378	162,826	—	8,195	51,634	8,339

H. Lewis Sumner, Jr.	2004	224,674	181,142	563	17,365	119,022	12,096
Vice President	2003	215,888	176,981	3,016	17,942	142,789	11,553
	2002	208,321	179,632	5,931	20,004	140,011	10,864

Lawrence M. Stinson [7]	2004	200,132	162,191	3,892	15,558	94,362	10,383
Vice President

Kathleen S. King [8]	2004	182,328	146,688	7,339	10,300	59,443	9,088
Vice President and Chief Financial Officer

1 Tax reimbursements on certain perquisites.

2 Payout of performance dividend equivalents on most stock options granted after 1996 that were held by the executive at the end of the performance periods under the Omnibus Incentive Compensation Plan for the four-year performance periods ended December 31, 2001, 2002 and 2003, respectively. Dividend equivalents can range from 25 percent of the common stock dividend paid during the last year of the performance period if total shareholder return over the four-year period, compared to a group of other large utility companies, is at the 30th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. If the total shareholder return is below the 30th percentile, no dividend equivalents are paid. For eligible stock options held on December 31, 2002, 2003 and 2004, all named executives received a payout of $1.355, $1.385 and $1.22 per option, respectively.

3 Southern Nuclear contributions to the ESP, ESOP and non-pension related accruals under the SBP are provided in the following table:

Name	ESP	ESOP	SBP

William G. Hairston, III	$8,296	$740	$20,615
J. Barnie Beasley	9,225	740	6,151
Jeffrey T. Gasser	8,603	740	2,217
H. Lewis Sumner, Jr.	9,225	740	2,131
Lawrence M. Stinson	8,105	740	1,538
Kathleen S. King	7,839	740	509

4 Mr. Hairston resigned as President and Chief Executive Officer effective September 1, 2004.

5 Mr. Beasley became President and Chief Executive Officer effective September 1, 2004.

6 Mr. Gasser became an executive officer effective September 1, 2002

7 Mr. Stinson became an executive officer effective January 1, 2004.

8 Ms. King became an executive officer effective April 26, 2004.

STOCK OPTION GRANTS IN 2004

     Stock Option Grants. The following table sets forth all stock option grants to the named executive officers of each operating subsidiary during the year ending December 31, 2004. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2005 Annual Meetings of Shareholders. SAVANNAH is incorporated by reference to page number III-4 in the Form 10-K. SOUTHERN POWER’s information was omitted pursuant to General Instruction I(2)(c) of Form 10-K. SOUTHERN is incorporated by reference to “Option Grants in 2004” under STOCK OPTIONS in SOUTHERN’s definitive Proxy Statement relating to the 2005 Annual Meeting of Stockholders.

	Individual Grants			Grant Date Value
	Number of	% of Total
	Securities	Options	Exercise
	Underlying	Granted to	or
	Share Options	Employees in	Base Price	Expiration	Grant Date
Name	Granted[1]	Fiscal Year[2]	($/Sh)[3]	Date[3]	Present Value($)[3]

SCS

H. Allen Franklin	519,115	7.2	29.50	7/1/2009	1,707,888
David M. Ratcliffe	82,265	1.1	29.50	2/13/2014	270,652
	273,031	3.8	29.3150	8/2/2014	911,924
Thomas A. Fanning	63,215	0.9	29.50	2/13/2014	207,977
G. Edison Holland, Jr.	58,072	0.8	29.50	2/13/2014	191,057
W. Paul Bowers	52,052	0.7	29.50	2/13/2014	171,251
Dwight H. Evans	46,103	0.6	29.50	2/13/2014	151,679

SouthernLINC Wireless

Robert G. Dawson	27,910	0.4	29.50	2/13/2014	91,824
R. Craig Elder	10,862	0.2	29.50	2/13/2014	35,736
Rodney H. Johnson	6,472	0.1	29.50	2/13/2014	21,293
Julie T. Pigott	6,272	0.1	29.50	2/13/2014	20,635

[1] Under the terms of the Southern Company Omnibus Incentive Compensation Plan, stock option grants were made on February 13, 2004 and for Mr. Ratcliffe, also on August 2, 2004, following his promotion to Chief Executive Officer. The options vest annually at a rate of one-third on the anniversary date of the grant. Grants fully vest upon termination as a result of death, total disability or retirement and expire five years after retirement, three years after death or total disability or their normal expiration date if earlier. The exercise price is the average of the high and low price of Southern Company’s common stock on the date granted. Options may be transferred to a revocable trust and, for the named executives, also may be transferred to certain family members, family trusts and family limited partnerships.

[2] A total of 7,231,703 stock options were granted in 2004.

[3] Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of Southern Company’s common stock at a future date. Significant assumptions for the February 13, 2004 grant are shown below:

	Risk-free	Dividend	Expected
Volatility	rate of return	Yield	Term

19.65%	3.08%	4.75%	5 years

The assumptions for the August 2, 2004 grant to Mr. Ratcliffe were:

	Risk-free	Dividend	Expected
Volatility	rate of return	Yield	Term

19.00%	3.75%	4.88%	5 years

STOCK OPTION GRANTS IN 2004 (continued)

	Individual Grants			Grant Date Value
	Number of	% of Total
	Securities	Options	Exercise
	Underlying	Granted to	or
	Share Options	Employees in	Base Price	Expiration	Grant Date
Name	Granted[1]	Fiscal Year[2]	($/Sh)[3]	Date[3]	Present Value($)[3]

Southern Management

Ronald P. Bertasi	11,983	0.2	29.50	2/13/2014	39,424

Southern Company GAS

C. Philip Saunders	23,207	0.3	29.50	2/13/2014	76,351

Southern Nuclear

William G. Hairston, III	58,028	0.8	29.50	2/13/2014	190,912

J. Barnie Beasley	31,523	0.4	29.50	2/13/2014	103,711

Jeffrey T. Gasser	16,045	0.2	29.50	2/13/2014	52,788

H. Lewis Sumner, Jr.	17,365	0.2	29.50	2/13/2014	57,131

Lawrence M. Stinson	15,558	0.2	29.50	2/13/2014	51,186

Kathleen S. King	10,300	0.1	29.50	2/13/2014	33,887

[1] Under the terms of the Omnibus Incentive Compensation Plan, stock option grants were made on February 13, 2004 and vest annually at a rate of one-third on the anniversary date of the grant. Grants fully vest upon termination as a result of death, total disability or retirement and expire five years after retirement, three years after death or total disability or their normal expiration date if earlier. The exercise price is the average of the high and low price of Southern Company’s common stock on the date granted. Options may be transferred to a revocable trust and for Mr. Hairston, options also may be transferred to certain family members, family trusts and family limited partnerships.

[2] A total of 7,231,703 stock options were granted in 2004.

3. Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of Southern Company’s common stock at a future date. Significant assumptions are shown below:

	Risk-free	Dividend	Expected
Volatility	rate of return	Yield	Term

19.65%	3.08%	4.75%	5 years

AGGREGATED STOCK OPTION EXERCISES IN 2004 AND YEAR-END OPTION VALUES

     Aggregated Stock Option Exercises. The following table sets forth information concerning options exercised during the year ending December 31, 2004 by the named executive officers and value of unexercised options held by them as of December 31, 2004. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2005 Annual Meetings of Shareholders. SAVANNAH is incorporated by reference to page number III-5 in the Form 10-K. SOUTHERN POWER’s information was omitted pursuant to General Instruction I(2)(c) of Form 10-K. SOUTHERN is incorporated by reference to “Aggregated Stock Option Exercises in 2004 and Year-End Option Values” under OPTION EXERCISES in SOUTHERN’s definitive Proxy Statement relating to the 2005 Annual Meeting of Stockholders.

			Number of Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares Acquired	Value	Year-End (#)		Fiscal Year-End($)[1]
Name	on Exercise (#)	Realized($)[2]	Exercisable	Unexercisable	Exercisable	Unexercisable

SCS
H. Allen Franklin	Not exercised	0	1,901,082	0	14,550,470	0
David M. Ratcliffe	Not exercised	0	245,302	441,989	2,604,287	2,043,244
Thomas A. Fanning	28,545	364,036	93,963	102,066	996,511	498,446
G. Edison Holland	11,053	125,498	87,659	108,941	778,700	564,953
W. Paul Bowers	21,169	256,162	100,498	99,521	1,020,600	517,756
Dwight H. Evans	135,523	1,874,454	109,300	95,323	1,025,088	506,092

SouthernLINC Wireless
Robert G. Dawson	55,877	811,705	85,797	57,708	925,080	306,386
R. Craig Elder	12,230	146,793	12,028	22,461	89,243	119,257
Rodney H. Johnson	18,824	168,414	0	13,396	0	71,084
Julie T. Pigott	3,971	61,650	14,695	13,014	158,712	69,152

Southern Management
Ronald P. Bertasi	Not exercised	0	13,288	24,860	98,478	131,974

Southern Company GAS
C. Philip Saunders	41,709	401,200	25,278	47,663	187,407	252,521

Southern Nuclear
William G. Hairston, III	75,972	631,479	19,699	119,389	109,231	633,149
J. Barnie Beasley	16,066	212,496	56,899	50,218	620,649	248,167
Jeffrey T. Gasser	Not exercised	0	29,443	29,775	311,724	148,051
H. Lewis Sumner, Jr.	22,903	350,671	61,565	35,994	682,514	191,209
Lawrence M. Stinson	Not exercised	0	51,479	25,867	569,563	127,686
Kathleen S. King	10,784	148,843	27,588	21,136	297,706	111,925

[1]	This represents the excess of the fair market value of SOUTHERN’s common stock of $33.52 per share, as of December 31, 2004, above the exercise price of the options. The Exercisable column reports the “value” of options that are vested and therefore could be exercised. The Unexercisable column reports the “value” of options that are not vested and therefore could not be exercised as of December 31, 2004.

[2]	The “Value Realized” is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise above the exercise price.

ITEM 6. OFFICERS AND DIRECTORS.
PART III.

     (b) Stock Ownership. The following tables show the number of shares of SOUTHERN common stock and preferred stock owned by the directors, nominees and executive officers as of December 31, 2004. It is based on information furnished to SOUTHERN by the directors, nominees and executive officers. The shares owned by all directors, nominees and executive officers of each company as a group constitute less than one percent of the total number of shares of the respective classes outstanding on December 31, 2004. SOUTHERN is incorporated by reference to the Stock Ownership Table in SOUTHERN’s definitive Proxy Statement relating to the 2005 Annual Meeting of Stockholders. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2005 Annual Meetings of Shareholders. SAVANNAH is incorporated by reference to page number III-9 in the Form 10-K. SOUTHERN POWER’s information was omitted pursuant to General Instruction I(2)(c) of Form 10-K.

Name of Directors		Shares		Shares Beneficially Owned Include:
or Nominees and		Beneficially		Shares Individuals Have Rights To
Executive Officers	Title of Class	Owned (1)		Acquire Within 60 Days(2)
SCS

Michael D. Garrett	SOUTHERN Common	139,986		138,885
David M. Ratcliffe	SOUTHERN Common	345,682		331,490
Charles D. McCrary	SOUTHERN Common	247,659		243,753
W. Paul Bowers	SOUTHERN Common	157,864		149,924
Dwight H. Evans	SOUTHERN Common	173,419		158,087
Thomas A. Fanning	SOUTHERN Common	141,941		139,781
G. Edison Holland, Jr.	SOUTHERN Common	146,393		141,555

The directors, nominees and executive officers of SCS as a Group	SOUTHERN Common	1,563,971	shares	1,497,122	shares

SouthernLINC Wireless

Robert G. Dawson	SOUTHERN Common	145,166		115,333
Thomas A. Fanning	SOUTHERN Common	141,941		139,781
Michael D. Garrett	SOUTHERN Common	139,986		138,885
Charles D. McCrary	SOUTHERN Common	247,659		243,753
David M. Ratcliffe	SOUTHERN Common	345,682		331,490
R. Craig Elder	SOUTHERN Common	27,518		23,525
Rodney H. Johnson	SOUTHERN Common	7,637		6,849
Julie T. Pigott	SOUTHERN Common	23,568		21,364

The directors, nominees and executive officers of SouthernLINC Wireless as a Group	SOUTHERN Common	1,079,157	shares	1,020,980	shares

ITEM 6.OFFICERS AND DIRECTORS.
PART III.

Name of Directors		Shares		Shares Beneficially Owned Include:
or Nominees and		Beneficially		Shares Individuals Have Rights To
Executive Officers	Title of Class	Owned (1)		Acquire Within 60 Days(2)
Southern Telecom

Robert G. Dawson	SOUTHERN Common	145,166		115,333
Thomas A. Fanning	SOUTHERN Common	141,941		139,781
Michael D. Garrett	SOUTHERN Common	139,986		138,885
Charles D. McCrary	SOUTHERN Common	247,659		243,753
David M. Ratcliffe	SOUTHERN Common	345,682		331,490
R. Craig Elder	SOUTHERN Common	27,518		23,525

The directors, nominees and executive officers of Southern Telecom as a Group	SOUTHERN Common	1,047,952	shares	992,767	shares

Southern Management

Ronald P. Bertasi	SOUTHERN Common	13,429		13,288
Thomas A. Fanning	SOUTHERN Common	141,941		139,781
Michael D. Garrett	SOUTHERN Common	139,986		138,885
Leonard J. Haynes	SOUTHERN Common	103,169		96,000
Charles D. McCrary	SOUTHERN Common	247,659		243,753
David M. Ratcliffe	SOUTHERN Common	345,682		331,490
Robert M. Gilbert	SOUTHERN Common	2,885		2,720

The directors, nominees and executive officers of Southern Management as a Group	SOUTHERN Common	1,013,190	shares	983,521	shares

Southern Company GAS

C. Philip Saunders	SOUTHERN Common	50,804		49,592

Southern Nuclear

J. Barnie Beasley	SOUTHERN Common	89,450		80,029
Michael D. Garrett	SOUTHERN Common	139,986		138,885
William G. Hairston, III	SOUTHERN Common	85,459		80,704
Charles D. McCrary	SOUTHERN Common	247,659		243,753
David M. Ratcliffe	SOUTHERN Common	345,682		331,490
Jeffrey T. Gasser	SOUTHERN Common	48,762		43,023
Kathleen King	SOUTHERN Common	40,164		38,361
Lawrence Stinson	SOUTHERN Common	88,022		63,289
H. L. Sumner, Jr.	SOUTHERN Common	84,739		80,002

The directors, nominees and executive officers of Southern Nuclear as a Group	SOUTHERN Common	1,169,924	shares	1,099,536	shares

ITEM 6. OFFICERS AND DIRECTORS.
PART III.

Notes to Item 6, Part III(b):

(1)	As used in these tables, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.

(2)	Indicates shares of SOUTHERN’s common stock that directors and executive officers have the right to acquire within 60 days.

(c) Contracts and transactions with system companies.

ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2005 Annual Meetings of Shareholders. SAVANNAH is incorporated by reference to page number III-8 in the Form 10-K. SOUTHERN POWER’s information was omitted pursuant to General Instruction I(2)(c) of Form 10-K.

(d) Indebtedness to system companies. None.

(e) Participation in bonus and profit sharing arrangements and other benefits.

SOUTHERN is incorporated by reference to Executive Compensation in SOUTHERN’s definitive Proxy Statement relating to the 2005 Annual Meeting of Stockholders. Also, ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2005 Annual Meetings of Shareholders. SAVANNAH is incorporated by reference to page numbers III-6 and III-7 in the Form 10-K. SOUTHERN POWER’s information was omitted pursuant to General Instruction I(2)(c) of Form 10-K.

SOUTHERN’s Change in Control Plan is applicable to certain of its officers, and individual change in control agreements have been entered into with some of the most highly compensated executive officers of SCS, SouthernLINC Wireless, Southern Telecom, Southern Management, Southern Company GAS and Southern Nuclear. If an executive is involuntarily terminated, other than for cause, within two years following a change in control of SOUTHERN the agreements provide for:

•	lump sum payment of two or three times annual compensation,

•	up to five years’ coverage under group health and life insurance plans,

•	immediate vesting of all stock options, stock appreciation rights and restricted stock previously granted,

•	payment of any accrued long-term and short-term bonuses and dividend equivalents, and

•	payment of any excise tax liability incurred as a result of payments made under any individual agreements.

A SOUTHERN change in control is defined under the agreements as:

•	acquisition of at least 20 percent of SOUTHERN’s stock,

•	a change in the majority of the members of SOUTHERN’s board of directors,

•	a merger or other business combination that results in SOUTHERN’s shareholders immediately before the merger owning less than 65 percent of the voting power after the merger, or

•	a sale of substantially all the assets of SOUTHERN.

If a change in control affects only a subsidiary of SOUTHERN, these payments would only be made to executives of the affected subsidiary who are involuntarily terminated as a result of that change in control.

SOUTHERN also provides in its incentive plans for pro-rata payments at not less than target-level performance if a change in control occurs and the plans are not continued or replaced with comparable plans.

On December 22, 2004, Southern Nuclear entered into an employment agreement with William G. Hairston III. Under the agreement, Mr. Hairston will continue his employment as Chairman of Southern Nuclear, a position he has held since September 1, 2004. Prior to September 1, 2004, Mr. Hairston served as President and Chief Executive Officer of Southern Nuclear. The agreement will terminate on July 1, 2005, unless earlier terminated by either Southern Nuclear or Mr. Hairston in accordance with its terms. Under the agreement, Mr. Hairston received a base salary of $40,482 per month until March 1, 2005, when it was increased under SOUTHERN’s base salary program to $42,101. He also receives benefits under various Southern Nuclear and SOUTHERN benefit plans generally provided to similarly situated employees, including pension, capital accumulation and welfare benefit plans. The agreement also includes confidentiality and non-disclosure provisions that apply during the term of the agreement and for periods of time following Mr. Hairston’s termination of employment.

Southern Nuclear and Mr. Hairston also entered into a Release and Restrictive Covenant Agreement on December 22, 2004, under which Mr. Hairston would receive a lump sum payment of approximately $1.3 million by February 28, 2005, which has been paid. Under the Release, Mr. Hairston released SOUTHERN and its subsidiaries from any claims relating to his prior service with SOUTHERN and its subsidiaries and agreed to comply with confidentiality and non-disclosure provisions consistent with those included in the Employment Agreement, as well as non-competition provisions, for periods of time following his termination of employment .

On February 22, 2002, SOUTHERN, SAVANNAH, SCS and GULF entered into a Supplemental Pension Agreement with Mr. Holland. The agreement provides that upon the retirement of Mr. Holland, he will be paid a monthly amount equal to the difference in the amount he receives from the Southern Company Pension Plan and the amount he would have received had he been employed by a subsidiary or affiliate of SOUTHERN since January 1, 1980. The agreement also provides for lump sum payments upon Mr. Holland’s retirement equal to the amount he would have received under the Southern Company Employee Savings Plan and Employee Stock Ownership Plan had he participated in such plans in 1992.

Under the terms of the offer of employment extended to Kathleen King, Southern Nuclear agreed that upon her retirement she will receive supplemental retirement payments calculated as if she had an additional eight years of accredited service under the Southern Company Pension Plan.

(f) Rights to indemnity. Incorporated by reference are the by-laws for the companies of the SOUTHERN system, contained herein as Exhibits.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS.

  (1) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent thereof.

Accounts Charged,
if any, per Books
of Disbursing
Name of Company	Name of Recipient or Beneficiary	Purpose	Company	Amount($)

None

          SOUTHERN, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH have established political action committees and have incurred certain costs in the administration of these committees in accordance with the provisions of the Federal Election Campaign Act and the Public Utility Holding Company Act.

(2)	Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any citizens group or public relations counsel.

The information called for by this item was compiled, and memoranda from each company in the system were received and are being preserved by SOUTHERN, in accordance with the instructions to this item.

			Accounts Charged,
			if any, per Books
Name of Company	Name of Recipient or Beneficiary	Purpose	of Disbursing Company	Amount($)
ALABAMA	Business Council of Alabama	Dues & Support	426	236,030
	Edison Electric Institute	Dues	921	1,344
	Nature Conservancy of Alabama	Dues & Support	426,921	300,100
	Nuclear Energy Institute	Dues	524	520,420	*
	Public Affairs Research Council of Alabama	Dues	426,921,930	12,580

GEORGIA	Atlanta Committee for Progress	Dues	930	40,000
	Buckhead Coalition	Dues	930	5,000
	Central Atlanta Progress	Dues	930	53,750
	Edison Electric Institute	Dues	426,930	774,262
	Forward Atlanta	Support	930	250,000
	Georgia Conservancy	Support	426	36,511
			n/a	25,000	**
	Georgians for Better Transportation	Dues	930	10,000
	Nature Conservancy	Support	426	15,000
			n/a	50,000	**
	Nuclear Energy Institute	Dues	524,426	608,865	***

*	This amount was paid by Southern Nuclear and billed to ALABAMA.

**	Georgia Power Foundation.

***	This amount, which excludes dues billed to joint owners of Plants Hatch and Vogtle, was paid by Southern Nuclear and billed to GEORGIA.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)

			Accounts Charged,
			if any, per Books
			of Disbursing
Name of Company	Name of Recipient or Beneficiary	Purpose	Company	Amount($)
GULF	Economic Development Council - Bay County	Support	912	20,000
	Economic Development Council - Holmes County	Support	912	10,000
	Chamber of Commerce – Florida	Support & Dues	912,921	31,640
	Chamber of Commerce – Pensacola	Support & Dues	909,921,930	39,904
	Chamber of Commerce – Washington County	Support	426,912	11,500
	Edison Electric Institute	Dues	426,921,930	195,842
	Enterprise Florida	Support	912,921,930	61,000
	Florida’s Great Northwest	Support & Dues	912	110,000
	University of West Florida HAAS Center	Support	912	35,000
	Other Economic Development Councils/ Activity Groups (13 Beneficiaries)	Support & Dues	426,909,912,921,930	39,175

MISSISSIPPI	American Association of Blacks in Energy	Dues	921	3,000
	Area Development Partnership	Dues	426	8,000
	Business & Industry Political Education Committee	Dues	426	4,000
	Coastal Conservation Association	Dues	921	1,200
	East Mississippi Business Development Authority	Dues	426	10,000
	Economic Development Authority	Dues	426	2,750
	Edison Electric Institute	Dues	426,930	177,275
	Mississippi Economic Council	Dues	426,930	65,000
	Mississippi Gulf Coast Economic Development Council	Dues	426,930	2,750
	Mississippi Manufacturers Association	Dues	426,930	3,350
	Mississippi Minority Business Alliance	Dues	426	1,500
	Mississippi Municipal Association	Dues	426,930	4,200
	Mississippi Partnership for Economic Development	Support	921	20,000
	Mississippi Wildlife Federation	Dues	426,930	5,000
	Mississippi World Trade Center	Dues	921	5,000
	North American Association for Environmental Education	Dues	930	3,000
	Partners for Stennis Space Center	Dues	921	2,500
	Retail Association of Mississippi	Dues	426,930	2,000

SAVANNAH	Association of Edison Illuminating Companies, Inc.	Dues	930	346
	Clean Coast	Support	426	5,000
	Edison Electric Institute	Dues	426,930	81,751
	Georgia Conservancy	Support	426	1,500
	Georgians for Better Transportation	Dues	930	1,000
	Nature Conservancy	Support	426	5,000
	North American Energy Standards Board	Membership	930	5,000
	Southeastern Electric Reliability Council	Membership	930	30,688
	Southeastern Electrification Council	Membership	930	3,200
	Southeastern Electric Exchange	Membership	930	5,488

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS.

PART I.

Transactions	Serving Company	Receiving Company	Compensation

(Note 1)	(Note 1)	SouthernLINC Wireless	(Note 1)
(Note 1)	(Note 1)	Southern Management	(Note 1)
(Note 1)	(Note 1)	Southern Company GAS	(Note 1)
(Note 1)	(Note 1)	Synfuel Services	(Note 1)
(Note 1)	(Note 1)	ERA	(Note 1)
(Note 1)	(Note 1)	Alabama Synfuel Services, Inc.	(Note 1)
(Note 1)	(Note 1)	SCES LLC	(Note 1)
Sublease of railcars (Note 2)	ALABAMA	GEORGIA	$891,039
Sublease of railcars (Note 2)	ALABAMA	GULF	$200
Sublease of railcars (Note 2)	ALABAMA	MISSISSIPPI	$720,287
Sublease of railcars (Note 2)	ALABAMA	SAVANNAH	$45,159
Sublease of railcars (Note 2)	GEORGIA	ALABAMA	$215,790
Sublease of railcars (Note 2)	GEORGIA	GULF	$305,394
Sublease of railcars (Note 2)	GEORGIA	MISSISSIPPI	$447,152
Sublease of railcars (Note 2)	GEORGIA	SAVANNAH	$334,013
Sublease of railcars (Note 2)	MISSISSIPPI	ALABAMA	$163,114
Sublease of railcars (Note 2)	MISSISSIPPI	GEORGIA	$941,848
Sublease of railcars (Note 2)	MISSISSIPPI	GULF	$104,390
Sublease of railcars (Note 2)	MISSISSIPPI	SAVANNAH	$10,477
Sublease of railcars (Note 2)	SAVANNAH	GEORGIA	$143,167
Sublease of railcars (Note 2)	GEORGIA	SCRS	$384,119
Sublease of railcars (Note 2)	SCRS	ALABAMA	$11,241
Sublease of railcars (Note 2)	SCRS	GEORGIA	$2,471,015
Sublease of railcars (Note 2)	ALABAMA	SCRS	$91,583
Sublease of railcars (Note 2)	GEORGIA	SCRS	$499,454
Sublease of railcars (Note 2)	MISSISSIPPI	SCRS	$49,300

Note 1: SouthernLINC Wireless and Southern Management have agreements with SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI, SAVANNAH and Southern Nuclear pursuant to which SouthernLINC Wireless and Southern Management reimburse each of such companies for the full cost of services, personnel and facilities provided to SouthernLINC Wireless and Southern Management.

Pursuant to such agreements, during 2004 the total reimbursements to SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI, SAVANNAH and Southern Nuclear from SouthernLINC Wireless were $35,036,642; $1,169,839; $997,967; $118,729; $140,119; $23,923 and none, respectively; and from Southern Management were $962,626; none; $160,180; $22,350; none; $6,201 and $4,933, respectively. Southern Management in 2004 also reimbursed SCES LLC $287,795 for the full cost of services, personnel and facilities.

Southern Company GAS during 2004 also reimbursed GEORGIA and SCS for certain services which were furnished, at cost in the amounts of $363,724 and $12,444,777 , respectively.

Synfuel Services has agreements with SCS, ALABAMA and GEORGIA pursuant to which Synfuel Services reimburses each of these companies for full cost of services, personnel and facilities. Pursuant to these agreements, during 2004 Synfuel Services’ reimbursements to SCS, ALABAMA and GEORGIA were $66,534, $28,539,290 and $53,340,084, respectively.

ERA has an agreement with SCS pursuant to which ERA reimburses SCS for the full cost of services, personnel and facilities. Pursuant to this agreement, during 2004 ERA’s reimbursement to SCS was $111,048.

Alabama Synfuel Energy, Inc. has an agreement with SCS pursuant to which reimburses SCS for the full cost of services, personnel and facilities. Pursuant to this agreement, during 2004 Alabama Synfuel Energy, Inc.’s reimbursement to SCS was $642,374.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS. (Continued)

SCES LLC has agreements with SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPPI, SAVANNAH and Southern Nuclear for services, personnel and facilities. During 2004, SCES LLC reimbursed to SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI, SAVANNAH and Southern Nuclear $1,727,963; $113,114; $140,230; $20,211; $461; none and $780, respectively. During 2004, SCES LLC reimbursed SouthernLINC Wireless $340 for the full cost of services, personnel and facilities.

Note 2: The Serving Company owns or leases the railcars; the Receiving Company subleases the railcars and the Compensation is the amount paid to the Serving Company for use of the railcars. From time to time, on an as-needed, as-available basis, an affiliate may sublease its railcars, at cost, to other affiliates.

PART II.

Transactions	Serving Company	Receiving Company	Compensation

Surveyor Services	Baskerville-Donovan, Inc.	GULF	$9,507

Mr. Fred C. Donovan, a director of GULF, is the Chairman and Chief Executive Officer Baskerville-Donovan, Inc. (an architectural and engineering firm) in Pensacola, Florida.

PART III. None.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I (a)	See Item 1 for the names of the companies and Item 6 – Part I for its location and business address.

Part I (b)	Information for this item was filed confidentially under a Rule 24 Certificate of Notification for File No. 70-9727 for the year ended December 31, 2004 as Exhibit B.

Part I (c)

COMPANIES	DEBT TO EQUITY	EARNINGS

SE Finance Capital Corporation II	1.5	$65,934,302
SE Choctaw LLC	0	$9,596,993
SE Finance Capital Corporation	1.5	$59,279,777
Southern Energy Finance Company, Inc.	0.4	$63,026,023

EPZ Lease, Inc.
EPZ Lease, LLC
EPZ Lease Holdings A, LLC
EPZ Lease Trust A
EPZ Lease Holdings B LLC
EPZ Lease Trust B
EPZ Lease Holdings C LLC
EPZ Lease Trust C

Dutch Gas Lease, Inc.
Dutch Gas Lease, LLC
Dutch Gas Lease Holdings A, LLC
Dutch Gas Lease Trust A
Dutch Gas Lease Holdings B LLC
Dutch Gas Lease Trust B
Dutch Gas Lease Holdings C LLC
Dutch Gas Lease Trust C

GAMOG Lease, Inc.
GAMOG Lease Holdings A, LLC
GAMOG Lease Trust A
GAMOG Lease Holdings B, LLC
GAMOG Lease Trust B
GAMOG Lease Holdings C, LLC
GAMOG Lease Trust C

Nuon Lease, Inc.
Nuon Lease Holdings D, LLC
Nuon Lease Trust D
Nuon Lease Holdings E, LLC
Nuon Lease Trust E
Nuon Lease Holdings F, LLC
Nuon Lease Trust F

Southern Company-Florida LLC	0	$15,382,000

SE Ravenswood Trust	0	$7,442,996

PART I(d)L

None.

PART II

Exhibits G and H, submitted with this filing, are being incorporated by reference.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
PART III

SOUTHERN’s aggregate investment in EWGs and FUCOs at December 31, 2004 is as follows:

	Total	Equity[1]	Debt[2]	Guarantees[3]
	(in thousands)
Investment In EWGs & FUCOs (A)	$264,793	$264,793	$—	$—

	SOUTHERN’s Investment
Investment in	(in thousands)
Domestic Public-Utility Subs	Total	Equity	Debt	Guarantees

ALABAMA	$2,285,183	$2,285,183	$—	$—
GEORGIA	2,822,518	2,822,518	—	—
GULF	435,455	435,455	—	—
MISSISSIPPI	333,528	333,528	—	—
SAVANNAH	126,756	126,756	—	—
SOUTHERN POWER[4]	602,228	602,228	—	—
SEGCO	34,432	34,432	—	—
(B) Total Domestic Public – Utility Subsidiaries	$6,640,100	$6,640,100	$—	$—

RATIO A÷B           0.04 1

(1)	Included Common Stock held by SOUTHERN and Paid-in-Capital by SOUTHERN.

(2)	Long-term debt owed to SOUTHERN.

(3)	Direct or indirect guarantees of securities of EWGs and FUCOs by SOUTHERN.

(4)	SOUTHERN’s investment in SOUTHERN POWER less SOUTHERN’s investment in EWGs at SOUTHERN POWER.

ITEM 10 - FINANCIAL STATEMENTS AND EXHIBITS

SOUTHERN AND SUBSIDIARY COMPANIES

INDEX TO FINANCIAL STATEMENTS

December 31, 2004

Page
Number
FINANCIAL STATEMENTS:
Consolidating Statement of Income for the Year Ended December 31, 2004	A-1
Consolidating Statement of Cash Flows for the Year Ended December 31, 2004	A-3
Consolidating Balance Sheet at December 31, 2004	A-5
Consolidating Statement of Capitalization at December 31, 2004	A-9
Consolidating Statement of Retained Earnings for the Year Ended December 31, 2004	A-13
Consolidating Statement of Paid-in Capital for the Year Ended December 31, 2004	A-14
Consolidating Statements of Comprehensive Income for the Year Ended December 31, 2004	A-15
Consolidating Statements of Accumulated Other Comprehensive Income for the Year Ended December 31, 2004	A-15
Notes to Financial Statements at December 31, 2004	A-16

OTHER FINANCIAL STATEMENTS:
ALABAMA consolidated with ALABAMA PROPERTY COMPANY, ALABAMA TRUST IV and ALABAMA TRUST V	A-17
GEORGIA consolidated with PIEDMONT, ATV, GEORGIA TRUST IV, GEORGIA TRUST V, GEORGIA TRUST VI and GEORGIA TRUST VII	A-22
GULF consolidated with GULF TRUST III and GULF TRUST IV	A-27
MISSISSIPPI consolidated with MISSISSIPPI TRUST II	A-30
SAVANNAH consolidated with SAVANNAH TRUST I	A-33
SOUTHERN POWER consolidated with SOUTHERN COMPANY FLORIDA, SOUTHERN COMPANY JET PORT, KLONDIKE, McLEOD, CHEROKEE and ST. LUCIE HOLDINGS CANA LLC	A-36
SOUTHERN HOLDINGS consolidated with SE FINANCE CAPITAL CORP II, CAPITAL FUNDING, SCES LLC, ALABAMA SYNFUEL ENERGY, SYNFUEL SERVICES, ERA, ELECTROTECHNOLOGIES, SCRS and SERC	A-41

EXHIBITS	A-45

SCHEDULES:

     Schedules supporting financial statements of ALABAMA, GEORGIA, GULF, MISSISSIPPI, SAVANNAH and SEGCO are incorporated by reference to those companies’ annual reports on Federal Energy Regulatory Commission Form 1 for the year ended December 31, 2004, as filed with the Federal Energy Regulatory Commission.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004
(Stated in Thousands of Dollars)

		Intercompany
		Eliminations								Southern
		and Transfers								Company
	Consolidated	Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	Funding
Operating Revenues:
Retail sales	$9,732,131	$(631)	$—	$3,292,828	$4,776,985	$736,870	$584,313	$341,766	$—	$—
Sales for resale —
Non-affiliates	1,341,282	—	—	483,839	246,545	73,537	265,863	5,035	—	—
Affiliates	—	(1,251,828)	—	308,312	166,245	110,264	44,371	6,130	172,642	—
Other electric revenues	391,430	(11,433)	—	151,012	181,033	39,460	15,779	4,029	1,767	—
Other revenues	437,249	(92,670)	—	—	—	—	—	—	—	—

Total operating revenues	11,902,092	(1,356,562)	—	4,235,991	5,370,808	960,131	910,326	356,960	174,409	—

Operating Expenses:
Fuel	3,521,425	(81,720)	—	1,186,472	1,232,496	367,155	320,997	55,721	105,114	—
Purchased power —
Non-affiliates	642,721	(757)	—	186,187	304,978	30,720	33,528	11,413	—	—
Affiliates	—	(1,232,272)	—	226,697	671,098	35,177	73,235	114,261	—	—
Other operations	2,301,644	(43,258)	70,758	634,030	902,167	160,635	164,362	61,134	22,090	—
Maintenance	1,027,067	—	—	313,407	498,114	69,077	77,001	24,831	20,090	—
Depreciation and amortization	955,435	—	—	425,906	275,488	82,799	39,390	21,252	11,734	—
Taxes other than income taxes	626,866	—	198	242,809	227,806	69,856	55,572	15,245	1,307	—

Total operating expenses	9,075,158	(1,358,007)	70,956	3,215,508	4,112,147	815,419	764,085	303,857	160,335	—

Operating Income	2,826,934	1,445	(70,956)	1,020,483	1,258,661	144,712	146,241	53,103	14,074	—
Other Income and (Expense):
Allowance for equity funds used during construction	47,198	—	—	16,141	26,659	1,855	—	2,379	164	—
Interest income	27,090	(75,327)	6,468	15,677	6,657	1,224	777	208	—	2,538
Equity in earnings (losses) of unconsolidated subsidiaries	(94,786)	(1,598,399)	1,578,302	4,322	4,898	26	89	35	—	—
Leveraged lease income	70,170	—	—	—	—	—	—	—	—	—
Interest expense, net of amounts capitalized	(540,523)	74,873	(66,469)	(193,590)	(182,370)	(31,482)	(11,776)	(12,047)	(3,185)	(2,538)
Interest expense to affiliate trusts	(99,736)	—	—	(16,191)	(44,565)	(3,443)	(1,948)	—	—	—
Distributions on mandatorily redeemable preferred securities	(27,230)	—	—	—	(15,839)	(1,113)	(630)	(109)	—	—
Preferred dividends of subsidiaries	(29,816)	—	—	(23,597)	(670)	(217)	(3,832)	(1,500)	—	—
Other income (expense), net	(60,273)	(480)	(8,698)	(29,050)	(16,260)	(3,644)	(1,454)	(3,459)	661	—

Total other income and (expense)	(707,906)	(1,599,333)	1,509,603	(226,288)	(221,490)	(36,794)	(18,774)	(14,493)	(2,360)	—

Earnings Before Income Taxes	2,119,028	(1,597,888)	1,438,647	794,195	1,037,171	107,918	127,467	38,610	11,714	—
Income taxes	586,771	559	(93,098)	313,024	379,170	39,695	50,666	14,378	4,326	—

Consolidated Net Income	$1,532,257	$(1,598,447)	$1,531,745	$481,171	$658,001	$68,223	$76,801	$24,232	$7,388	$—

Common Stock Data:
Earnings Per Share -
Basic	$2.07
Diluted	$2.06
Average number of shares of common stock outstanding (stated in thousands)	—
Basic	738,879
Diluted	743,076
Cash dividends paid per share of common stock	$1.415

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004
(Stated in Thousands of Dollars)
(Continued)

				Southern			Southern	Deferred	Deferred	Change in
	Southern	Southern	Southern	LINC		Southern	Company	Cash	Stock	Control
	Power	Holdings	Management	Wireless	Powercall	Telecom	Gas	Trust	Trust	Trust
Operating Revenues:
Retail sales	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Sales for resale —
Non-affiliates	266,463	—	—	—	—	—	—	—	—	—
Affiliates	425,065	2,707	—	16,092	—	—	—	—	—	—
Other electric revenues	9,783	—	—	—	—	—	—	—	—	—
Other revenues	—	155,960	2,803	188,251	—	9,417	173,488	—	—	—

Total operating revenues	701,311	158,667	2,803	204,343	—	9,417	173,488	—	—	—

Operating Expenses:
Fuel	127,103	81,719	—	—	—	—	126,368	—	—	—
Purchased power —
Non-affiliates	76,652	—	—	—	—	—	—	—	—	—
Affiliates	111,804	—	—	—	—	—	—	—	—	—
Other operations	58,111	87,756	3,659	137,567	—	7,214	35,307	10	—	102
Maintenance	17,084	4	—	7,459	—	—	—	—	—	—
Depreciation and amortization	51,161	9,480	133	30,577	—	1,560	5,955	—	—	—
Taxes other than income taxes	11,273	—	5	2,375	—	390	30	—	—	—

Total operating expenses	453,188	178,959	3,797	177,978	—	9,164	167,660	10	—	102

Operating Income	248,123	(20,292)	(994)	26,365	—	253	5,828	(10)	—	(102)
Other Income and (Expense):
Allowance for equity funds used during construction	—	—	—	—	—	—	—	—	—	—
Interest income	736	66,971	86	86	22	118	—	20	287	542
Equity in earnings (losses) of unconsolidated subsidiaries	—	(96,736)	12,677	—	—	—	—	—	—	—
Leveraged lease income	—	70,170	—	—	—	—	—	—	—	—
Interest expense, net of amounts capitalized	(66,088)	(41,121)	(97)	(2,486)	—	(458)	(1,689)	—	—	—
Interest expense to affiliate trusts	—	(33,589)	—	—	—	—	—	—	—	—
Distributions on mandatorily redeemable preferred securities	—	(9,539)	—	—	—	—	—	—	—	—
Preferred dividends of subsidiaries	—	—	—	—	—	—	—	—	—	—
Other income (expense), net	1,672	1,667	(1,054)	(242)	—	445	(496)	—	119	—

Total other income and (expense)	(63,680)	(42,177)	11,612	(2,642)	22	105	(2,185)	20	406	542

Earnings Before Income Taxes	184,443	(62,469)	10,618	23,723	22	358	3,643	10	406	440
Income taxes	72,935	(205,507)	(734)	9,715	8	227	1,407	—	—	—

Consolidated Net Income	$111,508	$143,038	$11,352	$14,008	$14	$131	$2,236	$10	$406	$440

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-7 inclusive) are an integral part of this statement.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(Stated in Thousands of Dollars)

		Intercompany
		Eliminations
		and Transfers									Southern
	Consolidated	Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	SCS	Nuclear
Operating Activities:
Consolidated net income	$1,532,257	$(1,627,994)	$1,531,476	$504,768	$658,671	$68,440	$80,633	$25,732	$7,388	$—	$—
Adjustments to reconcile consolidated net income to net cash provided from (used for) operating activities —
Depreciation and amortization	1,177,991	—	647	497,010	361,958	88,772	60,260	23,710	12,783	19,875	691
Deferred income taxes and investment tax credits	558,802	—	(21)	252,858	251,623	46,255	44,424	13,441	(2,143)	—	—
Plant Daniel capacity	(16,508)	—	—	—	—	—	(16,508)	—	—	—	—
Allowance for equity funds used during construction	(47,199)	—	—	(16,141)	(26,659)	(1,855)	—	(2,379)	(165)	—	—
Equity in losses (earnings) of unconsolidated subsidiaries	94,786	1,598,287	(1,578,033)	(4,322)	(4,898)	(26)	(88)	(35)	—	(143)	(27)
Leveraged lease income	(70,170)	—	—	—	—	—	—	—	—	—	—
Pension, postretirement, and other employee benefits	(470)	—	(190)	(29,362)	2,636	(895)	(1,084)	6,114	—	19,650	(558)
Tax benefit of stock options	31,344	(31,040)	31,344	10,672	9,701	3,063	1,532	861	—	—	3,692
Hedge settlements	(9,686)	—	—	2,241	(12,394)	—	—	467	—	—	—
Other, net	(21,267)	(12,041)	(988)	1,388	(33,289)	11,982	(1,612)	(7,658)	9,579	1,490	(6,401)
Changes in certain current assets and liabilities —
Receivables, net	(369,061)	73,512	16,520	(144,256)	(225,454)	1,741	(26,373)	(26,371)	4,593	(31,647)	(2,310)
Fossil fuel stock	(8,320)	—	—	30,130	(46,730)	2,355	5,528	(1,938)	—	—	—
Materials and supplies	(31,477)	—	—	(26,229)	618	(831)	(3,768)	(842)	—	(715)	—
Other current assets	13,991	31,967	(3,325)	19,131	(9,314)	(29,622)	1,401	(5,324)	(234)	(6,735)	(1,422)
Accounts payable	28,967	(69,446)	6,931	(12,778)	132,001	(51,876)	(5,555)	5,035	(1,534)	24,554	7,036
Accrued taxes	(108,867)	(32,141)	(3,662)	(24,568)	(64,563)	629	151	3,352	1,115	14,610	(743)
Accrued compensation	(15,803)	(193)	—	(7,041)	(6,664)	1,946	82	(40)	—	(3,215)	(1,175)
Other current liabilities	(47,189)	(2,297)	2,636	(42,544)	5,836	3,111	(19,709)	(911)	(301)	7,871	(238)

Net cash provided from (used for) operating activities	2,692,121	(71,386)	3,335	1,010,957	993,079	143,189	119,314	33,214	31,081	45,595	(1,455)

Investing Activities:
Gross property additions	(2,109,995)	—	—	(797,014)	(786,314)	(161,205)	(70,063)	(51,301)	(11,974)	(23,005)	(2,094)
Property sales to (purchases from) affiliates	—	—	—	—	(339,750)	—	—	(74,832)	—	—	—
Investment in unconsolidated subsidiaries	(96,536)	464,638	(457,517)	(242)	1,058	(79)	(1,816)	(41)	—	(2,564)	(830)
Cost of removal net of salvage	(74,817)	—	—	(37,369)	(21,756)	(10,259)	(3,189)	(885)	(1,975)	—	—
Construction receivables/payable, net	24,570	14,074	—	7,941	413	13,682	1,243	1,566	—	—	—
Other	4,914	(1,460,966)	1,497,358	3,876	30,445	22,788	(2,253)	291	164	(7,939)	—

Net cash provided from (used for) investing activities	(2,251,864)	(982,254)	1,039,841	(822,808)	(1,115,904)	(135,073)	(76,078)	(125,202)	(13,785)	(33,508)	(2,924)

Financing Activities:
Increase (decrease) in notes payable, net	(141,228)	(42,803)	(124,980)	—	70,956	12,334	—	20,567	(5,907)	—	—
Proceeds —
Long-term debt	1,861,711	—	4,414	900,000	600,000	210,000	40,000	45,376	—	5,521	—
Mandatorily redeemable preferred securities	200,000	—	—	—	200,000	—	—	—	—	—	—
Preferred stock	175,000	—	—	100,000	—	—	30,000	45,000	—	—	—
Common Stock	123,571	(40,000)	123,571	40,000	—	—	—	—	—	—	—
Capital contributions from parent company	—	(394,905)	—	17,541	260,068	29,481	1,791	47,255	583	—	5,474
Redemptions —
Long-term debt	(1,245,796)	—	—	(726,445)	(200,000)	(125,000)	(80,000)	(30,000)	—	(1,512)	—
Mandatorily redeemable preferred securities	(240,000)	—	—	—	(200,000)	—	—	(40,000)	—	—	—
Preferred stock	(28,388)	—	—	—	—	—	(28,388)	—	—	—	—
Capital distributions to parent company	—	113,000	—	—	—	—	—	—	—	—	—
Payment of preferred stock dividends	—	27,164	—	(23,639)	(654)	(217)	(1,829)	(825)	—	—	—
Payment of common stock dividends	(1,044,734)	1,391,189	(1,044,734)	(437,300)	(565,500)	(70,000)	(66,200)	(23,200)	(11,989)	—	—
Other	(38,467)	(5)	1	(16,597)	(17,247)	(2,433)	(785)	(1,266)	(123)	—	—

Net cash provided from (used for) financing activities	(378,331)	1,053,640	(1,041,728)	(146,440)	147,623	54,165	(105,411)	62,907	(17,436)	4,009	5,474

Net Change in Cash and Cash Equivalents	61,926	—	1,448	41,709	24,798	62,281	(62,175)	(29,081)	(140)	16,096	1,095
Cash and Cash Equivalents at Beginning of Period	311,273	—	278	42,752	8,699	2,548	69,120	37,943	698	4,879	1,546

Cash and Cash Equivalents at End of Period	$373,199	$—	$1,726	$84,461	$33,497	$64,829	$6,945	$8,862	$558	$20,975	$2,641

Supplemental Cash Flow Information:
Cash paid during the period for —
Interest (net of amount capitalized)	$550,782	$(68,594)	$69,066	$188,556	$228,190	$28,796	$12,084	$10,080	$3,446	$4,130	$—
Income taxes	78,486	—	(70,723)	69,068	127,115	24,130	6,654	4,581	5,627	648	4,777

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(Stated in Thousands of Dollars)
(Continued)

	Southern				Southern			Southern	Deferred	Deferred	Change in
	Company	Southern	Southern	Southern	LINC		Southern	Company	Cash	Stock	Control
	Funding	Power	Holdings	Management	Wireless	Powercall	Telecom	Gas	Trust	Trust	Trust
Operating Activities:
Consolidated net income	$—	$111,508	$143,038	$11,352	$14,008	$14	$131	$2,236	$10	$406	$440
Adjustments to reconcile consolidated net income to net cash provided from (used for) operating activities —
Depreciation and amortization	—	65,838	8,248	(148)	30,832	—	1,560	5,955	—	—	—
Deferred income taxes and investment tax credits	—	23,510	(70,886)	—	1,082	—	(616)	(725)	—	—	—
Plant Daniel capacity	—	—	—	—	—	—	—	—	—	—	—
Allowance for equity funds used during construction	—	—	—	—	—	—	—	—	—	—	—
Equity in losses (earnings) of unconsolidated subsidiaries	—	—	96,736	(12,676)	11	—	—	—	—	—	—
Leveraged lease income	—	—	(70,170)	—	—	—	—	—	—	—	—
Pension, postretirement, and other employee benefits	—	—	305	—	2,785	—	129	—	—	—	—
Tax benefit of stock options	—	415	45	—	1,041	—	18	—	—	—	—
Hedge settlements	—	—	—	—	—	—	—	—	—	—	—
Other, net	—	20,021	5,672	1	(1,452)	—	(2,913)	(4,332)	(10)	—	(704)
Changes in certain current assets and liabilities —
Receivables, net	—	(14,009)	6,294	193	(631)	(3)	(94)	(984)	—	—	218
Fossil fuel stock	—	2,894	—	—	—	—	—	(559)	—	—	—
Materials and supplies	—	(1,715)	1,310	1,352	(657)	—	—	—	—	—	—
Other current assets	—	4,144	15,868	407	(2,586)	—	(390)	25	—	—	—
Accounts payable	—	(13,844)	8,003	(2,287)	3,462	(249)	(336)	(150)	—	—	—
Accrued taxes	—	32,330	(35,198)	(580)	(299)	44	8	648	—	—	—
Accrued compensation	—	—	413	—	512	—	(253)	(175)	—	—	—
Other current liabilities	—	(1,692)	4,633	(107)	(3,611)	—	6	128	—	—	—

Net cash provided from (used for) operating activities	—	229,400	114,311	(2,493)	44,497	(194)	(2,750)	2,067	—	406	(46)

Investing Activities:
Gross property additions	—	(115,606)	(71,606)	—	(18,942)	—	(225)	(646)	—	—	—
Property sales to (purchases from) affiliates	—	414,582	—	—	—	—	—	—	—	—	—
Investment in unconsolidated subsidiaries	—	—	(97,759)	(1,162)	(222)	—	—	—	—	—	—
Cost of removal net of salvage	—	—	—	344	(36)	—	—	308	—	—	—
Construction receivables/payable, net	—	(14,349)	—	—	—	—	—	—	—	—	—
Other	(48,100)	(10,043)	(12,970)	(719)	148	—	855	—	—	(1,570)	(6,451)

Net cash provided from (used for) investing activities	(48,100)	274,584	(182,335)	(1,537)	(19,052)	—	630	(338)	—	(1,570)	(6,451)

Financing Activities:
Increase (decrease) in notes payable, net	48,100	(114,349)	23,876	(850)	(24,862)	—	—	(3,310)	—	—	—
Proceeds —
Long-term debt	—	—	56,400	—	—	—	—	—	—	—	—
Mandatorily redeemable preferred securities	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—	—	—
Common Stock	—	—	—	—	—	—	—	—	—	—	—
Capital contributions from parent company	—	2,808	14,576	4,300	911	—	2,448	—	—	1,218	6,451
Redemptions —
Long-term debt	—	(50,000)	(31,499)	—	(1,340)	—	—	—	—	—	—
Mandatorily redeemable preferred securities	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—	—	—
Capital distributions to parent company	—	(113,000)	—	—	—	—	—	—	—	—	—
Payment of preferred stock dividends	—	—	—	—	—	—	—	—	—	—	—
Payment of common stock dividends	—	(207,000)	—	—	—	—	(10,000)	—	—	—	—
Other	—	—	—	—	—	—	(12)	—	—	—	—

Net cash provided from (used for) financing activities	48,100	(481,541)	63,353	3,450	(25,291)	—	(7,564)	(3,310)	—	1,218	6,451

Net Change in Cash and Cash Equivalents	—	22,443	(4,671)	(580)	154	(194)	(9,684)	(1,581)	—	54	(46)
Cash and Cash Equivalents at Beginning of Period	10	2,798	115,418	1,113	6,839	1,813	11,452	3,088	—	233	46

Cash and Cash Equivalents at End of Period	$10	$25,241	$110,747	$533	$6,993	$1,619	$1,768	$1,507	$—	$287	$—

Supplemental Cash Flow Information:
Cash paid during the period for —
Interest (net of amount capitalized)	$—	$52,146	$19,946	$—	$1,247	$—	$—	$1,689	$—	$—	$—
Income taxes	—	13,313	(116,236)	(702)	7,680	(39)	860	1,733	—	—	—

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-7 inclusive) are an integral part of this statement.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET — DECEMBER 31, 2004
(Stated in Thousands of Dollars)

		Intercompany
		Eliminations
		and Transfers									Southern
	Consolidated	Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	SCS	Nuclear
ASSETS
Current Assets:
Cash and cash equivalents	$373,199	$—	$1,726	$84,461	$33,497	$64,829	$6,945	$8,862	$558	$20,975	$2,641
Receivables —
Customer accounts receivable	755,436	—	—	235,221	317,937	44,255	32,978	22,875	—	—	—
Unbilled revenues	304,479	4,593	—	96,486	140,027	35,889	20,803	6,681	—	—	—
Under recovered regulatory clause revenues	530,897	—	—	119,773	345,542	9,283	32,499	23,800	—	—	—
Other accounts and notes receivable	320,106	2	43,056	52,145	94,377	7,177	8,883	1,608	29	74,594	867
Affiliated companies	—	(950,405)	119,452	61,149	17,042	16,218	15,769	3,392	32,471	309,825	81,521
Accumulated provision for uncollectible accounts	(46,100)	—	(13,220)	(5,404)	(7,100)	(2,144)	(774)	(878)	—	—	—
Fossil fuel stock, at average cost	325,369	—	—	57,787	184,267	32,999	19,704	10,590	—	—	—
Vacation pay	105,437	—	—	36,494	57,372	5,446	6,125	—	—	—	—
Materials and supplies, at average cost	601,820	—	—	237,919	270,422	36,761	27,438	9,913	223	1,907	—
Prepaid expenses	126,061	(107,770)	16,053	61,896	32,696	38,375	9,237	23,030	591	15,506	11,287
Other	66,401	2	—	11,269	25,260	8,732	7,662	2,174	—	7,607	—

Total current assets	3,463,105	(1,053,578)	167,067	1,049,196	1,511,339	297,820	187,269	112,047	33,872	430,414	96,316

Property, Plant, and Equipment:
In service	41,437,588	—	—	14,636,168	18,681,533	2,367,189	1,882,542	945,359	379,810	279,724	9,335
Less accumulated depreciation	14,951,009	—	—	5,097,930	7,217,607	844,617	697,862	408,415	225,106	153,118	4,858

	26,486,579	—	—	9,538,238	11,463,926	1,522,572	1,184,680	536,944	154,704	126,606	4,477
Nuclear fuel, at amortized cost	218,133	—	—	93,388	124,745	—	—	—	—	—	—
Construction work in progress	1,656,772	—	—	470,844	766,140	74,004	27,961	91,275	10,662	3,977	598

Total property, plant, and equipment	28,361,484	—	—	10,102,470	12,354,811	1,596,576	1,212,641	628,219	165,366	130,583	5,075

Other Property and Investments:
Nuclear decommissioning trusts, at fair value	904,828	—	—	445,634	459,194	—	—	—	—	—	—
Leveraged leases	976,000	—	—	—	—	—	—	—	—	—	—
Equity investments in unconsolidated subsidiaries	107,232	(11,564,121)	11,438,402	45,455	66,192	3,674	3,265	1,963	—	11,099	2,500
Other	284,876	(979,686)	22,675	44,322	66,775	2,751	4,007	1,962	7	15,211	921

Total other property and investments	2,272,936	(12,543,807)	11,461,077	535,411	592,161	6,425	7,272	3,925	7	26,310	3,421

Deferred Charges and Other Assets:
Deferred charges related to income taxes	864,476	—	—	316,528	505,664	17,566	10,668	10,588	3,462	—	—
Prepaid pension costs	985,633	(71,046)	681	489,193	450,270	45,384	19,158	—	—	51,993	—
Unamortized debt issuance expense	153,352	—	1,348	28,392	77,925	6,615	6,955	5,303	680	159	—
Unamortized loss on reacquired debt	323,395	—	—	109,403	176,825	19,197	9,437	7,935	598	—	—
Other regulatory assets	248,953	—	—	46,603	72,639	107,994	5,610	16,107	—	—	—
Other	288,752	(492,360)	18,260	106,263	80,704	13,086	20,103	28,467	5,164	36,723	199,737

Total deferred charges and other assets	2,864,561	(563,406)	20,289	1,096,382	1,364,027	209,842	71,931	68,400	9,904	88,875	199,737

Total Assets	$36,962,086	$(14,160,791)	$11,648,433	$12,783,459	$15,822,338	$2,110,663	$1,479,113	$812,591	$209,149	$676,182	$304,549

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET — DECEMBER 31, 2004
(Stated in Thousands of Dollars)
(Continued)

	Southern				Southern			Southern	Deferred	Deferred	Change in
	Company	Southern	Southern	Southern	LINC		Southern	Company	Cash	Stock	Control
	Funding	Power	Holdings	Management	Wireless	Powercall	Telecom	Gas	Trust	Trust	Trust
ASSETS
Current Assets:
Cash and cash equivalents	$10	$25,241	$110,747	$533	$6,993	$1,619	$1,768	$1,507	$—	$287	$—
Receivables —
Customer accounts receivable	—	12,865	11,372	75	21,168	—	822	55,868	—	—	—
Unbilled revenues	—	—	—	—	—	—	—	—	—	—	—
Under recovered regulatory clause revenues	—	—	—	—	—	—	—	—	—	—	—
Other accounts and notes receivable	—	893	34,832	—	22	—	—	1,416	—	—	205
Affiliated companies	243,022	25,423	23,078	251	1,366	3	72	351	—	—	—
Accumulated provision for uncollectible accounts	—	(350)	(66)	(71)	(3,352)	—	(40)	(12,701)	—	—	—
Fossil fuel stock, at average cost	—	2,904	—	—	—	—	—	17,118	—	—	—
Vacation pay	—	—	—	—	—	—	—	—	—	—	—
Materials and supplies, at average cost	—	9,839	517	—	6,881	—	—	—	—	—	—
Prepaid expenses	—	12,704	(2,590)	(380)	13,687	—	748	991	—	—	—
Other	—	112	2,806	—	(3)	—	3	777	—	—	—

Total current assets	243,032	89,631	180,696	408	46,762	1,622	3,373	65,327	—	287	205

Property, Plant, and Equipment:
In service	—	1,821,434	22,117	—	370,819	—	33,091	8,467	—	—	—
Less accumulated depreciation	—	111,200	4,875	—	176,093	—	5,690	3,638	—	—	—

	—	1,710,234	17,242	—	194,726	—	27,401	4,829	—	—	—
Nuclear fuel, at amortized cost	—	—	—	—	—	—	—	—	—	—	—
Construction work in progress	—	200,903	—	—	10,351	—	57	—	—	—	—

Total property, plant, and equipment	—	1,911,137	17,242	—	205,077	—	27,458	4,829	—	—	—

Other Property and Investments:
Nuclear decommissioning trusts, at fair value	—	—	—	—	—	—	—	—	—	—	—
Leveraged leases	—	—	976,000	—	—	—	—	—	—	—	—
Equity investments in unconsolidated subsidiaries	—	—	65,382	33,125	296	—	—	—	—	—	—
Other	—	—	1,045,453	2,027	35	—	339	19,901	960	6,949	30,267

Total other property and investments	—	—	2,086,835	35,152	331	—	339	19,901	960	6,949	30,267

Deferred Charges and Other Assets:
Deferred charges related to income taxes	—	—	—	—	—	—	—	—	—	—	—
Prepaid pension costs	—	—	—	—	—	—	—	—	—	—	—
Unamortized debt issuance expense	—	14,078	11,897	—	—	—	—	—	—	—	—
Unamortized loss on reacquired debt	—	—	—	—	—	—	—	—	—	—	—
Other regulatory assets	—	—	—	—	—	—	—	—	—	—	—
Other	—	52,167	187,143	1,088	1,353	336	19,711	10,807	—	—	—

Total deferred charges and other assets	—	66,245	199,040	1,088	1,353	336	19,711	10,807	—	—	—

Total Assets	$243,032	$2,067,013	$2,483,813	$36,648	$253,523	$1,958	$50,881	$100,864	$960	$7,236	$30,472

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET — DECEMBER 31, 2004
(Stated in Thousands of Dollars)
(Continued)

		Intercompany
		Eliminations
		and Transfers									Southern
	Consolidated	Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	SCS	Nuclear
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Securities due within one year	$983,282	$—	$—	$225,005	$452,498	$100,000	$—	$1,010	$—	$8,466	$—
Notes payable	426,394	(360,932)	133,617	—	208,233	50,000	—	20,567	13,976	—	—
Accounts payable —		—
Affiliated	12,668	(560,675)	13,694	141,096	194,253	35,359	19,568	17,379	10,947	68,303	11,380
Other	871,572	—	5,347	198,834	310,763	77,452	52,688	16,166	—	164,420	9,829
Customer deposits	200,454	—	—	49,598	115,661	18,470	9,053	6,973	—	—	—
Accrued taxes —		—
Income taxes	47,237	(105,190)	43,801	28,498	78,269	1,927	396	148	506	—	167
Other	243,200	—	—	29,688	129,520	9,250	44,285	5,390	418	15,267	2,035
Accrued interest	179,301	(22,385)	21,337	40,029	74,529	7,665	1,731	3,050	376	535	—
Accrued vacation pay	137,452	—	—	36,494	44,894	5,446	6,125	2,661	—	21,108	19,156
Accrued compensation	431,023	(193)	—	76,858	127,340	16,989	23,913	5,612	—	112,265	57,868
Other	258,356	(1,879)	22,269	26,365	75,699	12,988	48,677	5,248	59	33,342	598

Total current liabilities	3,790,939	(1,051,254)	240,065	852,465	1,811,659	335,546	206,436	84,204	26,282	423,706	101,033

Long-term Debt (See accompanying statements)	10,488,076	(974,043)	988,956	3,855,257	3,709,852	550,989	242,498	237,769	74,333	54,568	—

Long-term Debt Payable to Affiliated Trusts	1,960,644	—	—	309,279	969,073	72,166	36,082	—	—	—	—

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	5,237,160	(290,790)	1,209	1,885,120	2,556,040	229,909	167,345	90,079	24,137	—	—
Deferred credits related to income taxes	372,528	—	—	148,395	170,973	23,354	20,261	8,738	807	—	—
Accumulated deferred investment tax credits	552,109	—	—	205,353	300,018	18,489	18,654	7,961	1,634	—	—
Employee benefit obligations	864,216	(220,120)	8,117	194,837	331,002	54,869	57,275	46,580	—	209,528	170,048
Deferred capacity revenues	71,452	(30,775)	—	25,056	—	160	—	—	—	—	—
Asset retirement obligations	903,385	—	—	383,621	504,515	5,789	5,532	3,870	58	—	—
Other cost of removal obligations	1,295,871	—	—	597,147	411,692	155,831	76,228	41,890	13,083	—	—
Miscelleanous regulatory liabilities	350,168	—	—	214,689	92,611	2,048	28,189	12,631	—	—	—
Other	237,379	(30,020)	16	36,989	59,733	65,243	41,996	2,775	9,346	13,230	—

Total deferred credits and other liabilities	9,884,268	(571,705)	9,342	3,691,207	4,426,584	555,692	415,480	214,524	49,065	222,758	170,048

Total Liabilities	26,123,927	(2,597,002)	1,238,363	8,708,208	10,917,168	1,514,393	900,496	536,497	149,680	701,032	271,081

Preferred Stock of Subsidiaries (See accompanying statements)	560,472	—	—	465,047	14,609	4,098	32,780	43,938	—	—	—

Common Stockholders’ Equity (See accompanying statements)	10,277,687	(11,563,789)	10,410,070	3,610,204	4,890,561	592,172	545,837	232,156	59,469	(24,850)	33,468

Total Liabilities and Stockholders’ Equity	$36,962,086	$(14,160,791)	$11,648,433	$12,783,459	$15,822,338	$2,110,663	$1,479,113	$812,591	$209,149	$676,182	$304,549

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET — DECEMBER 31, 2004
(Stated in Thousands of Dollars)
(Continued)

	Southern				Southern			Southern	Deferred	Deferred	Change in
	Company	Southern	Southern	Southern	LINC		Southern	Company	Cash	Stock	Control
	Funding	Power	Holdings	Management	Wireless	Powercall	Telecom	Gas	Trust	Trust	Trust
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Securities due within one year	$—	$200	$195,004	$—	$1,099	$—	$—	$—	$—	$—	$—
Notes payable	242,776	—	27,126	—	40,341	—	—	50,690	—	—	—
Accounts payable —
Affiliated	—	19,265	22,533	162	2,613	—	336	16,455	—	—	—
Other	—	11,024	6,885	489	9,046	263	433	7,933	—	—	—
Customer deposits	—	—	—	—	699	—	—	—	—	—	—
Accrued taxes —
Income taxes	—	—	(2,361)	564	—	153	—	359	—	—	—
Other	—	4,104	108	—	1,685	—	25	1,425	—	—	—
Accrued interest	246	28,626	23,006	—	199	—	—	357	—	—	—
Accrued vacation pay	—	—	—	—	1,489	—	79	—	—	—	—
Accrued compensation	—	—	2,703	—	7,033	—	635	—	—	—	—
Other	—	83	21,233	—	5,711	(1)	5,140	2,824	—	—	—

Total current liabilities	243,022	63,302	296,237	1,215	69,915	415	6,648	80,043	—	—	—

Long-term Debt (See accompanying statements)	—	1,099,435	645,161	—	3,301	—	—	—	—	—	—

Long-term Debt Payable to Affiliated Trusts	—	—	574,044	—	—	—	—	—	—	—	—

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	—	40,212	496,345	—	34,263	89	—	3,202	—	—	—
Deferred credits related to income taxes	—	—	—	—	—	—	—	—	—	—	—
Accumulated deferred investment tax credits	—	—	—	—	—	—	—	—	—	—	—
Employee benefit obligations	—	—	2,347	—	9,416	—	317	—	—	—	—
Deferred capacity revenues	—	30,775	—	—	10,497	—	35,739	—	—	—	—
Asset retirement obligations	—	—	—	—	—	—	—	—	—	—	—
Other cost of removal obligations	—	—	—	—	—	—	—	—	—	—	—
Miscelleanous regulatory liabilities	—	—	—	—	—	—	—	—	—	—	—
Other	—	21,678	12,903	—	3,490	1	—	(1)	—	—	—

Total deferred credits and other liabilities	—	92,665	511,595	—	57,666	90	36,056	3,201	—	—	—

Total Liabilities	243,022	1,255,402	2,027,037	1,215	130,882	505	42,704	83,244	—	—	—

Preferred Stock of Subsidiaries (See accompanying statements)	—	—	—	—	—	—	—	—	—	—	—

Common Stockholders’ Equity (See accompanying statements)	10	811,611	456,776	35,433	122,641	1,453	8,177	17,620	960	7,236	30,472

Total Liabilities and Stockholders’ Equity	$243,032	$2,067,013	$2,483,813	$36,648	$253,523	$1,958	$50,881	$100,864	$960	$7,236	$30,472

[1] Includes Post Retirement Life & Medical Provisions, Supplemental and other Pension Accruals , Early Retirement Incentive Program Costs and other Work Force Reduction Costs, and Miscellaneous Post Employment Benefits.

The notes to the financial statements ( herein incorporated by reference as part of exhibits numbers A-1 through A-7 inclusive) are an integral part of this statement.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CAPITALIZATION — DECEMBER 31,2004
(Stated in Thousands of Dollars)

			Intercompany
			Eliminations
			and Transfers									Southern
		Consolidated	Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	SCS	Nuclear
Long-Term Debt of Subsidiaries:
First mortgage bonds —
Maturity	Interest Rates
2006	6.50% to 6.90%	45,000	—	—	—	—	25,000	—	20,000	—	—	—
2025 through 2026	6.88%	60,000	—	—	—	—	30,000	30,000	—	—	—	—

Total first mortgage bonds		105,000	—	—	—	—	55,000	30,000	20,000	—	—	—

Long-term senior notes and debt —
Maturity	Interest Rates
2005	5.49% to 5.50%	379,187	—	—	225,000	150,000	—	—	—	—		—
2006	2.65% to 6.20%	674,075	—	—	520,000	150,000	—	—	—	—	—	—
2007	2.79% to 7.13%	1,220,016	—	14,913	500,000	300,000	—	—	—	—	—	—
2008	3.13% to 6.55%	462,422	—	—	410,000	—	—	—	45,000	—	—	—
2009	4.10% to 7.00%	168,586	—	—	—	125,000	—	—	—	—	40,740	—
2010 through 2044	4.00% to 8.12%	4,534,901	—	—	1,425,000	1,225,000	335,000	90,000	150,000	50,000	—	—
Adjustable rates (at 1/1/05):
2005	1.66% to 3.63%	563,253	—	—	—	300,000	100,000	—	—	—	—	—
2006	2.09%	195,000	—	—	195,000	—	—	—	—	—	—	—
2007	3.76%	89,563	—	—	—	—	—	—	—	—	—	—
2009	2.48% to 2.76%	440,000	—	—	250,000	150,000	—	40,000	—	—	—	—
Long-term notes payable to affiliates		—	(974,043)	974,043	—	—	—	—	—	—	—	—

Total long-term senior notes and debt		8,727,003	(974,043)	988,956	3,525,000	2,400,000	435,000	130,000	195,000	50,000	40,740	—

Other long-term debt —
Pollution control revenue bonds —
Maturity	Interest Rates
Collateralized:
2006	5.25%	12,075	—	—	—	—	12,075	—	—	—	—	—
2024	5.50%	24,400	—	—	24,400	—	—	—	—	—	—	—
Variable rates (at 1/1/05):
2015 through 2017	2.01% to 2.16%	89,800	—	—	89,800	—	—	—	—	—	—	—
Non-collateralized:
2012 through 2034	1.08% to 5.45%	850,060	—	—	—	812,560	13,000	—	—	24,500	—	—
Variable rates (at 1/1/05):
2011 through 2038	1.24% to 2.65%	1,564,475	—	—	445,940	873,330	144,555	82,695	17,955	—	—	—

Total other long-term debt		2,540,810	—	—	560,140	1,685,890	169,630	82,695	17,955	24,500	—	—

Capitalized lease obligations		115,052	—	—	52	76,982	—	—	5,824	—	22,294	—

Unamortized debt (discount), net		(16,507)	—	—	(4,930)	(522)	(8,641)	(197)	—	(167)	—	—

Total long-term debt (annual interest requirement — $496 million)		11,471,358	(974,043)	988,956	4,080,262	4,162,350	650,989	242,498	238,779	74,333	63,034	—
Less amount due within one year		983,282	—	—	225,005	452,498	100,000	—	1,010	—	8,466	—

Long-term debt excluding amount due within one year		$10,488,076	$(974,043)	$988,956	$3,855,257	$3,709,852	$550,989	$242,498	$237,769	$74,333	$54,568	$—

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CAPITALIZATION — DECEMBER 31, 2004
(Stated in Thousands of Dollars)
(Continued)

		Southern				Southern			Southern	Deferred	Deferred	Change in
		Company	Southern	Southern	Southern	LINC		Southern	Company	Cash	Stock	Control
		Funding	Power	Holdings	Management	Wireless	Powercall	Telecom	Gas	Trust	Trust	Trust
Long-Term Debt of Subsidiaries:
First mortgage bonds —
Maturity	Interest Rates
2006	6.50% to 6.90%	—	—	—	—	—	—	—	—	—	—	—
2025 through 2026	6.88%	—	—	—	—	—	—	—	—	—	—	—

Total first mortgage bonds		—	—	—	—	—	—	—	—	—	—	—

Long-term senior notes and debt —
Maturity	Interest Rates
2005	5.49% to 5.50%	—	—	4,187	—	—	—	—	—	—	—	—
2006	2.65% to 6.20%	—	—	4,075	—	—	—	—	—	—	—	—
2007	2.79% to 7.13%	—	1,685	403,418	—	—	—	—	—	—	—	—
2008	3.13% to 6.55%	—	—	3,302	—	4,120	—	—	—	—	—	—
2009	4.10% to 7.00%	—	—	2,566	—	280	—	—	—	—	—	—
2010 through 2044	4.00% to 8.12%	—	1,100,000	159,901	—	—	—	—	—	—	—	—
Adjustable rates (at 1/1/05):
2005	1.66% to 3.63%	—		163,253	—	—	—	—	—	—	—	—
2006	2.09%	—	—	—	—	—	—	—	—	—	—	—
2007	3.76%	—	—	89,563	—	—	—	—	—	—	—	—
2009	2.48% to 2.76%	—	—	—	—	—	—	—	—	—	—	—
Long-term notes payable to affiliates		—	—	—	—	—	—	—	—	—	—	—

Total long-term senior notes and debt		—	1,101,685	830,265	—	4,400	—	—	—	—	—	—

Other long-term debt —
Pollution control revenue bonds —
Maturity	Interest Rates
Collateralized:
2006	5.25%	—	—	—	—	—	—	—	—	—	—	—
2024	5.50%	—	—	—	—	—	—	—	—	—	—	—
Variable rates (at 1/1/05):
2015 through 2017	2.01% to 2.16%	—	—	—	—	—	—	—	—	—	—	—
Non-collateralized:
2012 through 2034	1.08% to 5.45%	—	—	—	—	—	—	—	—	—	—	—
Variable rates (at 1/1/05):
2011 through 2038	1.24% to 2.65%	—	—	—	—	—	—	—	—	—	—	—

Total other long-term debt		—	—	—	—	—	—	—	—	—	—	—

Capitalized lease obligations		—	—	9,900	—	—	—	—	—	—	—	—

Unamortized debt (discount), net		—	(2,050)	—	—	—	—	—	—	—	—	—

Total long-term debt (annual interest requirement — $496 million)		—	1,099,635	840,165	—	4,400	—	—	—	—	—	—
Less amount due within one year		—	200	195,004	—	1,099	—	—	—	—	—	—

Long-term debt excluding amount due within one year		$—	$1,099,435	$645,161	$—	$3,301	$—	$—	$—	$—	$—	$—

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CAPITALIZATION — DECEMBER 31, 2004
(Stated in Thousands of Dollars)
(Continued)

			Intercompany
			Eliminations
			and Transfers									Southern
		Consolidated	Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	SCS	Nuclear
Long-term Debt Payable to Affiliated Trusts:
Maturity	Interest Rates
2027 through 2041	7.20% to 8.19%	435,368	—	—	—	—	30,928	36,082	—	—	—	—
2042	4.75% to 7.13%	1,319,090	—	—	309,279	762,887	41,238	—	—	—	—	—
2044	5.88%	206,186	—	—	—	206,186	—	—	—	—	—	—

Total long-term debt payable to affiliated trusts (annual interest requirement — $128 million)		1,960,644	—	—	309,279	969,073	72,166	36,082	—	—	—	—

Preferred Stock of Subsidiaries:
$100 cumulative par or stated value —
4.20% to 7.00%		99,098	—	—	47,611	14,609	4,098	32,780	—	—	—	—
$25 par or stated value —
Cumulative — 5.20% to 5.83%		294,077	—	—	294,077	—	—	—	—	—	—	—
Non-cumulative — 6.00%		43,938	—	—	—	—	—	—	43,938	—	—	—
$100,000 par or stated value —
4.95%		123,359	—	—	123,359	—	—	—	—	—	—	—

Total preferred stock of subsidiaries (annual dividend requirement — $30 million)		560,472	—	—	465,047	14,609	4,098	32,780	43,938	—	—	—

Common Stockholders’ Equity:
Common stock, par value $5 per share —
Authorized - 1 billion shares
Issued : 742 million shares
Treasury: 0.2 million shares
Par value		3,708,675	(805,301)	3,708,675	330,000	344,250	38,060	37,691	54,223	328	725	10
Paid-in capital		868,746	(6,630,952)	866,608	1,955,183	2,478,268	397,396	295,837	72,533	34,104	150	34,799
Treasury, at cost		(5,557)	(5,557)	—	—	—	—	—	—	—	—	—
Retained earnings		5,838,986	(4,121,979)	5,834,983	1,341,049	2,102,798	159,581	215,893	107,685	25,037	—	—
Accumulated other comprehensive income (loss)		(133,163)	—	(196)	(16,028)	(34,755)	(2,865)	(3,584)	(2,285)	—	(25,725)	(1,341)

Total common stockholders’ equity		10,277,687	(11,563,789)	10,410,070	3,610,204	4,890,561	592,172	545,837	232,156	59,469	(24,850)	33,468

Total Capitalization		$23,286,879	$(12,537,832)	$11,399,026	$8,239,787	$9,584,095	$1,219,425	$857,197	$513,863	$133,802	$29,718	$33,468

(Continued on following page)

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CAPITALIZATION — DECEMBER 31, 2004
(Stated in Thousands of Dollars)
(Continued)

		Southern				Southern			Southern	Deferred	Deferred	Change in
		Company	Southern	Southern	Southern	LINC		Southern	Company	Cash	Stock	Control
		Funding	Power	Holdings	Management	Wireless	Powercall	Telecom	Gas	Trust	Trust	Trust
Long-term Debt Payable to Affiliated Trusts:
Maturity	Interest Rates
2027 through 2041	7.20% to 8.19%	—	—	368,358	—	—	—	—	—	—	—	—
2042	4.75% to 7.13%	—	—	205,686	—	—	—	—	—	—	—	—
2044	5.88%	—	—	—	—	—	—	—	—	—	—	—

Total long-term debt payable to affiliated trusts (annual interest requirement — $128 million)		—	—	574,044	—	—	—	—	—	—	—	—

Preferred Stock of Subsidiaries:
$100 cumulative par or stated value — 4.20% to 7.00%		—	—	—	—	—	—	—	—	—	—	—
$25 par or stated value —
Cumulative — 5.20% to 5.83%		—	—	—	—	—	—	—	—	—	—	—
Non-cumulative — 6.00%		—	—	—	—	—	—	—	—	—	—	—
$100,000 par or stated value — 4.95%		—	—	—	—	—	—	—	—	—	—	—

Total preferred stock of subsidiaries (annual dividend requirement — $30 million)		—	—	—	—	—	—	—	—	—	—	—

Common Stockholders’ Equity:
Common stock, par value $5 per share —
Authorized - 1 billion shares
Issued : 742 million shares
Treasury: 0.2 million shares
Par value		—	—	10	1	1	1	1	—	—	—	—
Paid-in capital		10	740,535	304,475	75,284	162,019	15,994	4,420	29,016	854	5,283	26,930
Treasury, at cost		—	—	—	—	—	—	—	—	—	—	—
Retained earnings		—	122,134	145,938	(39,852)	(39,325)	(14,542)	3,769	(9,679)	106	1,953	3,437
Accumulated other comprehensive income (loss)		—	(51,058)	6,353	—	(54)	—	(13)	(1,717)	—	—	105

Total common stockholders’ equity		10	811,611	456,776	35,433	122,641	1,453	8,177	17,620	960	7,236	30,472

Total Capitalization		$10	$1,911,046	$1,675,981	$35,433	$125,942	$1,453	$8,177	$17,620	$960	$7,236	$30,472

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-7 inclusive) are an integral part of this statement.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2004
(Stated in Thousands of Dollars)

		Intercompany
		Eliminations
		and Transfers								Southern
	Consolidated	Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	Power
Balance, December 31, 2003	$5,343,533	$(3,907,365)	$5,340,329	$1,291,558	$2,010,297	$161,208	$203,419	$106,653	$29,638	$217,626

ADD:

Net Income After Preferred Dividends	1,532,257	(1,598,447)	1,531,745	481,171	658,001	68,223	76,801	24,232	7,388	111,508

ADD (DEDUCT):

Dividends on Common Stock of Southern Company	(1,044,448)	286	(1,044,734)	—	—	—	—	—	—	—
Dividends on Common Stock of Subsidiary Companies	—	1,391,189	—	(437,300)	(565,500)	(70,000)	(66,200)	(23,200)	(11,989)	(207,000)
Other Adjustments to Retained Earnings	7,644	(7,642)	7,643	5,620	—	150	1,873	—	—	—

Balance, December 31, 2004	$5,838,986	$(4,121,979)	$5,834,983	$1,341,049	$2,102,798	$159,581	$215,893	$107,685	$25,037	$122,134

			Southern			Southern	Deferred	Deferred	Change in
	Southern	Southern	LINC		Southern	Company	Cash	Stock	Control
	Holdings	Management	Wireless	Powercall	Telecom	Gas	Trust	Trust	Trust
Balance, December 31, 2003	$2,900	$(51,204)	$(53,333)	$(14,556)	$13,638	$(11,915)	$96	$1,547	$2,997

ADD:

Net Income After Preferred Dividends	143,038	11,352	14,008	14	131	2,236	10	406	440

ADD (DEDUCT):

Dividends on Common Stock of Southern Company	—	—	—	—	—	—	—	—	—
Dividends on Common Stock of Subsidiary Companies	—	—	—	—	(10,000)	—	—	—	—
Other Adjustments to Retained Earnings	—	—	—	—	—	—	—	—	—

Balance, December 31, 2004	$145,938	$(39,852)	$(39,325)	$(14,542)	$3,769	$(9,679)	$106	$1,953	$3,437

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-7 inclusive) are an integral part of this statement.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF PAID IN CAPITAL
FOR THE YEAR ENDED DECEMBER 31, 2004
(Stated in Thousands of Dollars)

		Intercompany
		Eliminations
		and Transfers									Southern
	Consolidated	Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah	SEGCO	SCS	Nuclear
Balance, December 31, 2003	$746,080	$(6,307,893)	$744,663	$1,927,069	$2,208,538	$364,864	$292,841	$24,417	$33,520	$150	$25,633

ADD (DEDUCT):

Proceeds from issuance of common stock over the par value thereof	120,869	—	120,869	—	—	—	—	—	—	—	—
Contributions and adjustments to capital	—	(437,257)	—	28,213	269,769	32,544	3,323	48,116	584	—	9,166
Capital distribution to SOUTHERN	—	113,000	—	—	—	—	—	—	—	—	—
Other	1,797	1,198	1,076	(99)	(39)	(12)	(327)	—	—	—	—

Balance, December 31, 2004	$868,746	$(6,630,952)	$866,608	$1,955,183	$2,478,268	$397,396	$295,837	$72,533	$34,104	$150	$34,799

	Southern				Southern			Southern	Deferred	Deferred	Change In
	Company	Southern	Southern	Southern	LINC		Southern	Company	Cash	Stock	Control
	Funding	Power	Holdings	Management	Wireless	Powercall	Telecom	Gas	Trust	Trust	Trust
Balance, December 31, 2003	$10	$850,312	$289,855	$65,510	$159,525	$15,994	$1,952	$23,720	$854	$4,066	$20,480

ADD (DEDUCT):

Proceeds from issuance of common stock over the par value thereof	—	—	—	—	—	—	—	—	—	—	—
Contributions and adjustments to capital	—	3,223	14,620	9,774	2,494	—	2,468	5,296	—	1,217	6,450
Capital distribution to SOUTHERN	—	(113,000)	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—	—

Balance, December 31, 2004	$10	$740,535	$304,475	$75,284	$162,019	$15,994	$4,420	$29,016	$854	$5,283	$26,930

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-7 inclusive) are an integral part of this statement.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004
(Stated in Thousands of Dollars)

		Intercompany
		Eliminations
		and Transfers	All Other
	Consolidated	Add (Deduct)	Subsidiaries[1]	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah
Consolidated Net Income	$1,532,257	$(1,598,447)	$19,160	$1,531,745	$481,171	$658,001	$68,223	$76,801	$24,232

Other comprehensive income:
Change in additional minimum pension liability, net of tax of $(11,436)	(19,188)	—	—	(197)	(4,083)	(6,122)	(292)	(1,825)	(401)
Change in fair value of marketable securities, net of tax of $3,647	6,493	—	—	—	414	(181)	56	80	—
Changes in fair value of qualifying hedges, net of tax of $(11,776)	(18,977)	—	—	(61)	(7,906)	(7,999)	—	(297)	255
Less: Reclassification adjustment for amounts included in net income, net of tax of $7,208	11,514	—	—	1,071	3,514	2,421	145	(80)	65

Total Other Comprehensive Income	(20,158)	—	—	813	(8,061)	(11,881)	(91)	(2,122)	(81)

Consolidated Comprehensive Income	$1,512,099	$(1,598,447)	$19,160	$1,532,558	$473,110	$646,120	$68,132	$74,679	$24,151

					Southern		Southern	Deferred	Change In
		Southern	Southern	Southern	LINC	Southern	Company	Cash	Control
	SCS	Nuclear	Power	Holdings	Wireless	Telecom	Gas	Trust	Trust
Consolidated Net Income	$—	$—	$111,508	$143,038	$14,008	$131	$2,236	$10	$440

Other comprehensive income:
Change in additional minimum pension liability, net of tax	(5,925)	(294)	—	—	(36)	(13)	—	—	—
Change in fair value of marketable securities, net of tax	—	—	—	6,359	—	—	—	(8)	(227)
Changes in fair value of qualifying hedges, net of tax	—	—	(920)	—	—	—	(2,049)	—	—
Less: Reclassification adjustment for amounts included in net income, net of tax	—	—	6,324	—	—	—	(1,946)	—	—

Total Other Comprehensive Income	(5,925)	(294)	5,404	6,359	(36)	(13)	(3,995)	(8)	(227)

Consolidated Comprehensive Income	$(5,925)	$(294)	$116,912	$149,397	$13,972	$118	$(1,759)	$2	$213

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004
(Stated in Thousands of Dollars)

		Intercompany
		Eliminations
		and Transfers
	Consolidated	Add (Deduct)	Southern	Alabama	Georgia	Gulf	Mississippi	Savannah
Balance at beginning of period	$(113,005)	$—	$(1,009)	$(7,967)	$(22,874)	$(2,774)	$(1,462)	$(2,204)
Change in current period	(20,158)	—	813	(8,061)	(11,881)	(91)	(2,122)	(81)

Balance at end of period	$(133,163)	$—	(196)	$(16,028)	$(34,755)	$(2,865)	$(3,584)	$(2,285)

					Southern		Southern	Deferred	Change In
		Southern	Southern	Southern	LINC	Southern	Company	Cash	Control
	SCS	Nuclear	Power	Holdings	Wireless	Telecom	Gas	Trust	Trust
Balance at beginning of period	$(19,800)	$(1,047)	$(56,462)	$(6)	$(18)	$—	$2,278	$8	$332
Change in current period	(5,925)	(294)	5,404	6,359	(36)	(13)	(3,995)	(8)	(227)

Balance at end of period	$(25,725)	$(1,341)	(51,058)	$6,353	$(54)	$(13)	$(1,717)	$—	$105

[1] Consolidating Statement of Comprehensive Income breaks out only consolidated subsidiaries which had other comprehensive income. See Consolidating Statement of Income for details of other subsidiaries net income.

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-7 inclusive) are an integral part of this statement.

Notes to Financial Statements
at December 31, 2004

The notes to SOUTHERN’s financial statements included in the Form 10-K on pages II-42 through II-70 are herein incorporated by reference as part of exhibit number A-1 and are an integral part of the financial statements.

ALABAMA POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	ALABAMA		ALABAMA	ALABAMA	ALABAMA	ALABAMA
	Consolidated	Eliminations	CORPORATE	PROPERTY	TRUST IV	TRUST V
					(Note B)	(Note B)
Operating Revenues:
Retail sales	$3,292,828	$—	$3,292,828	$—	$—	$—
Sales for resale —
Non-affiliates	483,839	—	483,839	—	—	—
Affiliates	308,312	—	308,312	—	—	—
Other revenues	151,012	—	151,012	—	—	—

Total operating revenues	4,235,991	—	4,235,991	—	—	—

Operating Expenses:
Fuel	1,186,472	—	1,186,472	—	—	—
Purchased power —
Non-affiliates	186,187	—	186,187	—	—	—
Affiliates	226,697	—	226,697	—	—	—
Other operations	634,030	—	634,030	—	—	—
Maintenance	313,407	—	313,407	—	—	—
Depreciation and amortization	425,906	—	425,906	—	—	—
Taxes other than income taxes	242,809	—	242,809	—	—	—

Total operating expenses	3,215,508	—	3,215,508	—	—	—

Operating Income	1,020,483	—	1,020,483	—	—	—
Other Income and (Expense):
Allowance for equity funds used during construction	16,141	—	16,141	—	—	—
Interest income	15,677	(4,059)	15,599	78	1,224	2,835
Interest expense, net of amounts capitalized	(193,590)	4,059	(197,649)	—	—	—
Interest expense to affiliate trusts	(16,191)	—	(12,254)	—	(1,187)	(2,750)
Other income (expense), net	(24,728)	(634)	(24,754)	660	—	—

Total other income and (expense)	(202,691)	(634)	(202,917)	738	37	85

Earnings Before Income Taxes	817,792	(634)	817,566	738	37	85
Income taxes	313,024	—	312,798	226	—	—

Net Income	504,768	(634)	504,768	512	37	85
Dividends on Preferred Stock	23,597	—	23,597	—	—	—

Net Income After Dividends on Preferred Stock	$481,171	$(634)	$481,171	$512	$37	$85

ALABAMA POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	ALABAMA		ALABAMA	ALABAMA	ALABAMA	ALABAMA
	Consolidated	Eliminations	CORPORATE	PROPERTY	TRUST IV	TRUST V
					(Note B)	(Note B)
Operating Activities:
Net income	$504,768	$(634)	$504,768	$512	$37	$85
Adjustments to reconcile net income to net cash provided from operating activities —
Depreciation and amortization	497,010	—	497,010	—	—	—
Deferred income taxes and investment tax credits, net	252,858	—	252,858	—	—	—
Deferred revenues	(11,510)	—	(11,510)	—	—	—
Allowance for equity funds used during construction	(16,141)	—	(16,141)	—	—	—
Pension, postretirement, and other employee benefits	(29,362)	—	(29,362)	—	—	—
Tax benefit of stock options	10,672	—	10,672	—	—	—
Other, net	10,817	634	10,183	—	—	—
Changes in certain current assets and liabilities —
Receivables, net	(144,256)	533	(144,672)	5	(37)	(85)
Fossil fuel stock	30,130	—	30,130	—	—	—
Materials and supplies	(26,229)	—	(26,229)	—	—	—
Other current assets	19,131	—	19,131	—	—	—
Accounts payable	(12,778)	—	(12,814)	36	—	—
Accrued taxes	(24,568)	—	(24,862)	294	—	—
Accrued compensation	(7,041)	—	(7,041)	—	—	—
Other current liabilities	(42,544)	(533)	(42,011)	—	—	—

Net cash provided from (used for) operating activities	1,010,957	—	1,010,110	847	—	—

Investing Activities:
Gross property additions	(797,014)	—	(795,585)	(1,429)	—	—
Cost of removal net of salvage	(37,369)	—	(37,369)	—	—	—
Other	11,575	—	11,575	—	—	—

Net cash provided from (used for) investing activities	(822,808)	—	(821,379)	(1,429)	—	—

Financing Activities:
Proceeds —
Senior notes	900,000	—	900,000	—	—	—
Preferred stock	100,000	—	100,000	—	—	—
Common stock	40,000	—	40,000	—	—	—
Capital contributions from parent company	17,541	—	17,515	26	—	—
Redemptions —
Senior notes	(725,000)	—	(725,000)	—	—	—
Other long-term debt	(1,445)	—	(1,445)	—	—	—
Payment of preferred stock dividends	(23,639)	—	(23,639)	—	—	—
Payment of common stock dividends	(437,300)	—	(437,300)	—	—	—
Other	(16,597)	—	(16,597)	—	—	—

Net cash provided from (used for) financing activities	(146,440)	—	(146,466)	26	—	—

Net Change in Cash and Cash Equivalents	41,709	—	42,265	(556)	—	—
Cash and Cash Equivalents at Beginning of Period	42,752	—	36,711	6,041	—	—

Cash and Cash Equivalents at End of Period	$84,461	$—	$78,976	$5,485	$—	$—

ALABAMA POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	ALABAMA		ALABAMA	ALABAMA
	Consolidated	Eliminations	CORPORATE	PROPERTY

Current Assets:
Cash and cash equivalents	$84,461	$—	$78,976	$5,485
Receivables —
Customer accounts receivable	235,221	—	235,221	—
Unbilled revenues	96,486	—	96,486	—
Under recovered regulatory clause revenues	119,773	—	119,773	—
Other accounts and notes receivable	52,145	—	52,145	—
Affiliated companies	61,149	—	61,091	58
Accumulated provision for uncollectible accounts	(5,404)	—	(5,404)	—
Fossil fuel stock, at average cost	57,787	—	57,787	—
Vacation pay	36,494	—	36,494	—
Materials and supplies, at average cost	237,919	—	237,919	—
Prepaid expenses	61,896	—	61,896	—
Other	11,269	—	11,269	—

Total current assets	1,049,196	—	1,043,653	5,543

Property, Plant, and Equipment:
In service	14,636,168	—	14,636,168	—
Less accumulated provision for depreciation	5,097,930	—	5,097,930	—

	9,538,238	—	9,538,238	—
Nuclear fuel, at amortized cost	93,388	—	93,388	—
Construction work in progress	470,844	—	470,844	—

Total property, plant, and equipment	10,102,470	—	10,102,470	—

Other Property and Investments:
Equity investments in subsidiaries	45,455	(10,599)	56,054	—
Nuclear decommissioning trusts, at fair value	445,634	—	445,634	—
Other	44,322	—	38,960	5,362

Total other property and investments	535,411	(10,599)	540,648	5,362

Deferred Charges and Other Assets:
Deferred charges related to income taxes	316,528	—	316,528	—
Prepaid pension costs	489,193	—	489,193	—
Unamortized debt issuance expense	28,392	—	28,392	—
Unamortized loss on reacquired debt	109,403	—	109,403	—
Other regulatory assets	46,603	—	46,603	—
Other	106,263	—	106,263	—

Total deferred charges and other assets	1,096,382	—	1,096,382	—

Total Assets	$12,783,459	$(10,599)	$12,783,153	$10,905

ALABAMA POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	ALABAMA		ALABAMA	ALABAMA
	Consolidated	Eliminations	CORPORATE	PROPERTY

Current Liabilities:
Securities due within one year	$225,005	$—	$225,005	$—
Accounts payable —
Affiliated	141,096	—	141,042	54
Other	198,834	—	198,834	—
Customer deposits	49,598	—	49,598	—
Accrued taxes —		—		—
Income taxes	28,498	—	28,253	245
Other	29,688	—	29,681	7
Accrued interest	40,029	—	40,029	—
Accrued vacation pay	36,494	—	36,494	—
Accrued compensation	76,858	—	76,858	—
Other	26,365	—	26,365	—

Total current liabilities	852,465	—	852,159	306

Long-term Debt	3,855,257	—	3,855,257	—

Long-term Debt Payable to Affiliated Trusts	309,279	—	309,279	—

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	1,885,120	—	1,885,120	—
Deferred credits related to income taxes	148,395	—	148,395	—
Accumulated deferred investment tax credits	205,353	—	205,353	—
Employee benefit obligations	194,837	—	194,837	—
Deferred capacity revenues	25,056	—	25,056	—
Asset retirement obligations	383,621	—	383,621	—
Asset retirement obligation regulatory liability	159,230	—	159,230	—
Other cost of removal obligations	597,147	—	597,147	—
Miscellaneous regulatory liabilities	55,459	—	55,459	—
Other	36,989	—	36,989	—

Total deferred credits and other liabilities	3,691,207	—	3,691,207	—

Total Liabilities	8,708,208	—	8,707,902	306

Cumulative Preferred Stock	465,047	—	465,047	—

Common Stockholder’s Equity	3,610,204	(10,599)	3,610,204	10,599

Total Liabilities and Stockholder’s Equity	$12,783,459	$(10,599)	$12,783,153	$10,905

Notes to ALABAMA’s Consolidating
Financial Statements

(A)	The notes to ALABAMA’s financial statements included in the Form 10-K on pages II-100 through II-118 are herein incorporated by reference as part of exhibit number A-2 and are an integral part of the financial statements.

(B)	Upon the prospective adoption of FIN 46R at March 31, 2004, these trusts were deconsolidated because the Company does not meet the definition of primary beneficiary. See Note 1 to ALABAMA’s financial statements under “Variable Interest Entities” in item 8 of the Form 10-K for additional information.

GEORGIA POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	GEORGIA		GEORGIA				GEORGIA	GEORGIA	GEORGIA	GEORGIA
	Consolidated	Eliminations	CORPORATE		PIEDMONT	ATV	TRUST IV	TRUST V	TRUST VI	TRUST VII

							(Note B)	(Note B)	(Note B)	(Note B)
Operating Revenues:
Retail sales	$4,776,985	$—	$4,776,985		$—	$—	$—	$—	$—	$—
Sales for resale —
Non-affiliates	246,545	—	246,545		—	—	—	—	—	—
Affiliates	166,245	—	166,245		—	—	—	—	—	—
Other revenues	181,033	(838)	181,033		838	—	—	—	—	—

Total operating revenues	5,370,808	(838)	5,370,808		838	—	—	—	—	—

Operating Expenses:
Fuel	1,232,496	—	1,232,496		—	—	—	—	—	—
Purchased power —
Non-affiliates	304,978	—	304,978		—	—	—	—	—	—
Affiliates	671,098	—	671,098		—	—	—	—	—	—
Other operations	902,167	(838)	903,005		—	—	—	—	—	—
Maintenance	498,114	—	498,114		—	—	—	—	—	—
Depreciation and amortization	275,488	—	275,488		—	—	—	—	—	—
Taxes other than income taxes	227,806	—	227,506		300	—	—	—	—	—

Total operating expenses	4,112,147	(838)	4,112,685		300	—	—	—	—	—

Operating Income	1,258,661	—	1,258,123		538	—	—	—	—	—
Other Income and (Expense):
Allowance for equity funds used during construction	26,659	—	26,659		—	—	—	—	—	—
Interest income	6,657	(17,283)	6,893		718	—	2,158	8,080	3,769	2,322
Interest expense, net of amounts capitalized	(182,370)	17,283	(199,417)		(236)	—	—	—	—	—
Interest expense to affiliate trusts	(44,565)	—	(44,565)		—	—	—	—	—	—
Distributions on mandatorily redeemable preferred securities	(15,839)	—	—		—	—	(2,093)	(7,838)	(3,656)	(2,252)
Other income (expense), net	(11,362)	(1,645)	(9,651	) (B)	—	(66)	—	—	—	—

Total other income and (expense)	(220,820)	(1,645)	(220,081)		482	(66)	65	242	113	70

Earnings Before Income Taxes	1,037,841	(1,645)	1,038,042		1,020	(66)	65	242	113	70
Income taxes	379,170	—	379,371		(201)	—	—	—	—	—

Net Income	658,671	(1,645)	658,671		1,221	(66)	65	242	113	70
Dividends on Preferred Stock	670	—	670		—	—	—	—	—	—

Net Income After Dividends on Preferred Stock	$658,001	$(1,645)	$658,001		$1,221	$(66)	$65	$242	$113	$70

GEORGIA POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	GEORGIA		GEORGIA			GEORGIA	GEORGIA	GEORGIA	GEORGIA
	Consolidated	Eliminations	CORPORATE	PIEDMONT	ATV	TRUST IV	TRUST V	TRUST VI	TRUST VII

						(Note B)	(Note B)	(Note B)	(Note B)
Operating Activities:
Net income	$658,671	$(1,645)	$658,671	$$1,221	$(66)	$65	$242	$113	$70
Adjustments to reconcile net income to net cash provided from operating activities —
Depreciation and amortization	361,958	—	361,958	—	—	—	—	—	—
Deferred income taxes and investment tax credits, net	251,623	—	251,583	40	—	—	—	—	—
Deferred expenses - affiliates	(10,563)	—	(10,563)	—	—	—	—	—	—
Allowance for equity funds used during construction	(26,659)	—	(26,659)	—		—	—	—	—
Pension, postretirement, and other employee benefits	2,636	—	2,636	—	—	—	—	—	—
Tax benefit of stock options	9,701	—	9,701	—	—	—	—	—	—
Hedge settlements	(12,394)	—	(12,394)	—	—	—	—	—	—
Other, net	(27,624)	1,645	(29,269)	—	—	—	—	—	—
Changes in certain current assets and liabilities —
Receivables, net	(225,454)	1,645	(220,619)	—	(82)	(65)	(242)	(3,769)	(2,322)
Fossil fuel stock	(46,730)	—	(46,730)	—	—	—	—	—	—
Materials and supplies	618	—	618	—	—	—	—	—	—
Other current assets	(9,314)	—	(9,006)	—	(308)	—	—	—	—
Accounts payable	132,001	(1,645)	127,737	—	1	—	—	3,656	2,252
Accrued taxes	(64,563)	—	(63,721)	(842)	—	—	—	—	—
Accrued compensation	(6,664)	—	(6,664)	—	—	—	—	—	—
Other current liabilities	5,836	—	5,836	—	—	—	—	—	—

Net cash provided from (used for) operating activities	993,079	—	993,115	419	(455)	—	—	—	—

Investing Activities:
Gross property additions	(786,314)	—	(786,314)	—	—	—	—	—	—
Purchase of property from affiliates	(339,750)	—	(339,750)	—	—	—	—	—	—
Cost of removal net of salvage	(21,756)	—	(21,756)	—	—	—	—	—	—
Change in construction payables, net of joint owner portion	413	—	413	—	—	—	—	—	—
Other	31,503	—	31,032	—	471	—	—	—	—

Net cash provided from (used for) investing activities	(1,115,904)	—	(1,116,375)	—	471	—	—	—	—

Financing Activities:
Increase (decrease) in notes payable, net	70,956	—	70,956	—	—	—	—	—	—
Proceeds —
Senior notes	600,000	—	600,000	—	—	—	—	—	—
Mandatorily redeemable preferred securities	200,000	—	200,000	—	—	—	—	—	—
Capital contributions from parent company	260,068	—	260,068	—	—	—	—	—	—
Redemptions —
Other long-term debt	—	—	(420)	420	—	—	—	—	—
Senior notes	(200,000)	—	(200,000)	—	—	—	—	—	—
Mandatorily redeemable preferred securities	(200,000)	—	(200,000)	—	—	—	—	—	—
Payment of preferred stock dividends	(654)	—	(654)	—	—	—	—	—	—
Payment of common stock dividends	(565,500)	—	(565,500)	—	—	—	—	—	—
Other	(17,247)	—	(16,408)	(839)	—	—	—	—	—

Net cash provided from (used for) financing activities	147,623	—	148,042	(419)	—	—	—	—	—

Net Change in Cash and Cash Equivalents	24,798	—	24,782	—	16	—	—	—	—
Cash and Cash Equivalents at Beginning of Period	8,699	—	8,699	—	—	—	—	—	—

Cash and Cash Equivalents at End of Period	$33,497	$—	$33,481	$—	$16	$—	$—	$—	$—

GEORGIA POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	GEORGIA		GEORGIA
	Consolidated	Eliminations	CORPORATE		PIEDMONT	ATV

Current Assets:
Cash and cash equivalents	$33,497	$—	$33,481		$—	$16
Receivables —
Customer accounts receivable	317,937	—	317,937		—	—
Unbilled revenues	140,027	—	140,027		—	—
Under recovered regulatory clause revenues	345,542	—	345,542		—	—
Other accounts and notes receivable	94,377	—	94,295		—	82
Affiliated companies	17,042	—	17,042		—	—
Accumulated provision for uncollectible accounts	(7,100)	—	(7,100)		—	—
Fossil fuel stock, at average cost	184,267	—	184,267		—	—
Vacation pay	57,372	—	57,372		—	—
Materials and supplies, at average cost	270,422	—	270,422		—	—
Prepaid expenses	32,696	—	32,696		—	—
Other	25,260	—	24,952		—	308

Total current assets	1,511,339	—	1,510,933		—	406

Property, Plant, and Equipment:
In service	18,681,533	—	18,664,190		17,343	—
Less accumulated provision for depreciation	7,217,607	—	7,217,607		—	—

	11,463,926	—	11,446,583		17,343	—
Nuclear fuel, at amortized cost	124,745	—	124,745		—	—
Construction work in progress	766,140	—	766,140		—	—

Total property, plant, and equipment	12,354,811	—	12,337,468		17,343	—

Other Property and Investments:
Equity investments in subsidiaries	66,192	(5,743)	71,935	(C)	—	—
Nuclear decommissioning trusts, at fair value	459,194	—	459,194		—	—
Other	66,775	(13,254)	78,679		—	1,350

Total other property and investments	592,161	(18,997)	609,808		—	1,350

Deferred Charges and Other Assets:
Deferred charges related to income taxes	505,664	—	505,094		570	—
Prepaid pension costs	450,270	—	450,270		—	—
Unamortized debt issuance expense	77,925	—	77,925		—	—
Unamortized loss on reacquired debt	176,825	—	176,825		—	—
Other regulatory assets	72,639	—	72,639		—	—
Other	80,704	—	80,704		—	—

Total deferred charges and other assets	1,364,027	—	1,363,457		570	—

Total Assets	$15,822,338	$(18,997)	$15,821,666		$17,913	$1,756

GEORGIA POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	GEORGIA		GEORGIA
	Consolidated	Eliminations	CORPORATE	PIEDMONT	ATV

Current Liabilities:
Securities due within one year	$452,498	$—	$452,498	$—	$—
Notes payable	208,233	—	208,233	—	—
Accounts payable —
Affiliated	194,253	—	194,253	—	—
Other	310,763	—	310,762	—	1
Customer deposits	115,661	—	115,661	—	—
Accrued taxes —
Income taxes	78,269	—	77,598	671	—
Other	129,520	—	129,520	—	—
Accrued interest	74,529	—	74,529	—	—
Accrued vacation pay	44,894	—	44,894	—	—
Accrued compensation	127,340	—	127,340	—	—
Other	75,699	—	75,699	—	—

Total current liabilities	1,811,659	—	1,810,987	671	1

Long-term Debt	3,709,852	(11,499)	3,709,852	11,499	—

Long-term Debt Payable to Affiliated Trusts	969,073	—	969,073	—

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	2,556,040	—	2,556,040	—	—
Deferred credits related to income taxes	170,973	—	170,973	—	—
Accumulated deferred investment tax credits	300,018	—	300,018	—	—
Employee benefit obligations	331,002	—	331,002	—	—
Asset retirement obligations	504,515	—	504,515	—	—
Other cost of removal obligations	411,692	—	411,692	—	—
Miscellaneous regulatory liabilities	92,611	—	92,611	—	—
Other	59,733	—	59,733	—	—

Total deferred credits and other liabilities	4,426,584	—	4,426,584	—	—

Total Liabilities	10,917,168	(11,499)	10,916,496	12,170	1

Preferred Stock	14,609	—	14,609	—	—

Common Stockholder’s Equity	4,890,561	(7,498)	4,890,561	5,743	1,755

Total Liabilities and Stockholder’s Equity	$15,822,338	$(18,997)	$15,821,666	$17,913	$1,756

Notes to GEORGIA’s Consolidating
Financial Statements

(A)	The notes to GEORGIA’s financial statements included in the Form 10-K on pages II-149 through II-173 are herein incorporated by reference as part of exhibit number A-3 and are an integral part of the financial statements.

(B)	Upon the prospective adoption of FIN 46R at March 31, 2004, these trusts were deconsolidated because the Company does not meet the definition of primary beneficiary. See Note 1 to GEORGIA’s financial statements under “Variable Interest Entities” in item 8 of the Form 10-K for additional information.

GULF POWER COMPANY AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	GULF		GULF	GULF	GULF
	Consolidated	Eliminations	CORPORATE	TRUST III	TRUST IV

				(Note B)	(Note B)
Operating Revenues:
Retail sales	$736,870	$—	$736,870	$—	$—
Sales for resale —
Non-affiliates	73,537	—	73,537	—	—
Affiliates	110,264	—	110,264	—	—
Other revenues	39,460	—	39,460	—	—

Total operating revenues	960,131	—	960,131	—	—

Operating Expenses:
Fuel	367,155	—	367,155	—	—
Purchased power —
Non-affiliates	30,720	—	30,720	—	—
Affiliates	35,177	—	35,177	—	—
Other operations	160,635	—	160,635	—	—
Maintenance	69,077	—	69,077	—	—
Depreciation and amortization	82,799	—	82,799	—	—
Taxes other than income taxes	69,856	—	69,856	—	—

Total operating expenses	815,419	—	815,419	—	—

Operating Income	144,712	—	144,712	—	—
Other Income and (Expense):
Allowance for equity funds used during construction	1,855	—	1,855	—	—
Interest income	1,224	(1,147)	1,224	570	577
Interest expense, net of amounts capitalized	(31,482)	1,147	(32,629)	—	—
Interest expense to affiliate trusts	(3,443)	—	(3,443)	—	—
Distributions on mandatorily redeemable preferred securities	(1,113)	—	—	(553)	(560)
Other income (expense), net	(3,618)	(34)	(3,584)	—	—

Total other income and (expense)	(36,577)	(34)	(36,577)	17	17

Earnings Before Income Taxes	108,135	(34)	108,135	17	17
Income taxes	39,695	—	39,695	—	—

Net Income	68,440	(34)	68,440	17	17
Dividends on Preferred Stock	217	—	217	—	—

Net Income After Dividends on Preferred Stock	$68,223	$(34)	$68,223	$17	$17

GULF POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	GULF		GULF	GULF	GULF
	Consolidated	Eliminations	CORPORATE	TRUST III	TRUST IV

				(Note B)	(Note B)
Operating Activities:
Net income	$68,440	$(34)	$68,440	$17	$17
Adjustments to reconcile net income to net cash provided from operating activities —
Depreciation and amortization	88,772	—	88,772	—	—
Deferred income taxes	46,255	—	46,255	—	—
Pension, postretirement, and other employee benefits	(895)	—	(895)	—	—
Tax benefit of stock options	3,063	—	3,063	—	—
Other, net	10,101	34	10,067	—	—
Changes in certain current assets and liabilities —
Receivables, net	1,741	(52)	1,845	—	(52)
Fossil fuel stock	2,355	—	2,355	—	—
Materials and supplies	(831)	—	(831)	—	—
Other current assets	(29,622)	—	(29,622)	—	—
Accounts payable	(51,876)	—	(51,876)	—	—
Accrued taxes	629	—	629	—	—
Accrued compensation	1,946	—	1,946	—	—
Other current liabilities	3,111	52	3,007	—	52

Net cash provided from operating activities	143,189	—	143,155	17	17

Investing Activities:
Gross property additions	(161,205)	—	(161,205)	—	—
Cost of removal net of salvage	(10,259)	—	(10,259)	—	—
Other	36,391	—	36,425	(17)	(17)

Net cash used for investing activities	(135,073)	—	(135,039)	(17)	(17)

Financing Activities:
Increase (decrease) in notes payable, net	12,334	—	12,334	—	—
Proceeds —
Senior notes	110,000	—	110,000	—	—
Other long-term debt	100,000	—	100,000	—	—
Capital contributions from parent company	29,481	—	29,481	—	—
Redemptions — Senior notes	(125,000)	—	(125,000)	—	—
Payment of preferred stock dividends	(217)	—	(217)	—	—
Payment of common stock dividends	(70,000)	—	(70,000)	—	—
Other	(2,433)	—	(2,433)	—	—

Net cash provided from financing activities	54,165	—	54,165	—	—

Net Change in Cash and Cash Equivalents	62,281	—	62,281	—	—
Cash and Cash Equivalents at Beginning of Period	2,548	—	2,548	—	—

Cash and Cash Equivalents at End of Period	$64,829	$—	$64,829	$—	$—

Notes to GULF’s Consolidating
Financial Statements

(A)	The notes to GULF’s financial statements included in the Form 10-K on pages II-202 through II-219 are herein incorporated by reference as part of exhibit number A-4 and are an integral part of the financial statements.

(B)	Upon the prospective adoption of FIN 46R at March 31, 2004, these trusts were deconsolidated because the Company does not meet the definition of primary beneficiary. See Note 1 to GULF’s financial statements under “Variable Interest Entities” in item 8 of the Form 10-K for additional information.

MISSISSIPPI POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	MISSISSIPPI		MISSISSIPPI	MISSISSIPPI
	Consolidated	Eliminations	CORPORATE	TRUST II

				(Note B)
Operating Revenues:
Retail sales	$584,313	$—	$584,313	$—
Sales for resale —
Non-affiliates	265,863	—	265,863	—
Affiliates	44,371	—	44,371	—
Other revenues	15,779	—	15,779	—

Total operating revenues	910,326	—	910,326	—

Operating Expenses:
Fuel	320,997	—	320,997	—
Purchased power —
Non-affiliates	33,528	—	33,528	—
Affiliates	73,235	—	73,235	—
Other operations — Other	164,362	—	164,362	—
Maintenance	77,001	—	77,001	—
Depreciation and amortization	39,390	—	39,390	—
Taxes other than income taxes	55,572	—	55,572	—

Total operating expenses	764,085	—	764,085	—

Operating Income	146,241	—	146,241	—
Other Income and (Expense):
Interest income	777	(649)	777	649
Interest expense	(11,776)	649	(12,425)	—
Interest expense to affiliate trust	(1,948)	—	(1,948)	—
Distributions on mandatorily redeemable preferred securities	(630)	—	—	(630)
Other income (expense), net	(1,365)	(19)	(1,346)	—

Total other income and (expense)	(14,942)	(19)	(14,942)	19

Earnings Before Income Taxes	131,299	(19)	131,299	19
Income taxes	50,666	—	50,666	—

Net Income	80,633	(19)	80,633	19
Dividends on Preferred Stock	3,832	—	3,832	—

Net Income After Dividends on Preferred Stock	$76,801	$(19)	$76,801	$19

MISSISSIPPI POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	MISSISSIPPI		MISSISSIPPI	MISSISSIPPI
	Consolidated	Eliminations	CORPORATE	TRUST II
				(Note B)
Operating Activities:
Net income	$80,633	$(19)	$80,633	$19
Adjustments to reconcile net income to net cash provided from operating activities —
Depreciation and amortization	60,260	—	60,260	—
Deferred income taxes and investment tax credits, net	44,424	—	44,424	—
Plant Daniel capacity	(16,508)	—	(16,508)	—
Pension, postretirement, and other employee benefits	(1,084)	—	(1,084)	—
Tax benefit of stock options	1,532	—	1,532	—
Other, net	(1,700)	19	(1,719)	—
Changes in certain current assets and liabilities —
Receivables, net	(26,373)	—	(26,373)	—
Fossil fuel stock	5,528	—	5,528	—
Materials and supplies	(3,768)	—	(3,768)	—
Other current assets	1,401	—	1,401	—
Accounts payable	(5,555)	—	(5,555)	—
Accrued taxes	151	—	151	—
Accrued compensation	82	—	82	—
Over recovered regulatory clause revenues	(25,761)	—	(25,761)	—
Other current liabilities	6,052	—	6,052	—

Net cash provided from (used for) operating activities	119,314	—	119,295	19

Investing Activities:
Gross property additions	(70,063)	—	(70,063)	—
Cost of removal net of salvage	(3,189)	—	(3,189)	—
Other	(2,826)	—	(2,807)	(19)

Net cash provided from (used for) investing activities	(76,078)	—	(76,059)	(19)
Financing Activities:
Financing Activities:
Proceeds —
Senior notes	40,000	—	40,000	—
Preferred stock	30,000	—	30,000	—
Capital contributions from parent company	1,791	—	1,791	—
Redemptions —
Senior notes	(80,000)	—	(80,000)	—
Preferred stock	(28,388)	—	(28,388)	—
Payment of preferred stock dividends	(1,829)	—	(1,829)	—
Payment of common stock dividends	(66,200)	—	(66,200)	—
Other	(785)	—	(785)	—

Net cash provided from (used for) financing activities	(105,411)	—	(105,411)	—

Net Change in Cash and Cash Equivalents	(62,175)	—	(62,175)	—
Cash and Cash Equivalents at Beginning of Period	69,120	—	69,120	—

Cash and Cash Equivalents at End of Period	$6,945	$—	$6,945	$—

Notes to MISSISSIPPI’s Consolidating
Financial Statements

(A)	The notes to MISSISSIPPI’s financial statements included in the Form 10-K on pages II-247 through II-265 are herein incorporated by reference as part of exhibit number A-5 and are an integral part of the financial statements.

(B)	Upon the prospective adoption of FIN 46R at March 31, 2004, these trusts were deconsolidated because the Company does not meet the definition of primary beneficiary. See Note 1 to MISSISSIPPI’s financial statements under “Variable Interest Entities” in item 8 of the Form 10-K for additional information.

SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	SAVANNAH		SAVANNAH	SAVANNAH
	Consolidated	Eliminations	CORPORATE	TRUST I
				(Note B)
Operating Revenues:
Retail sales	$341,766	$—	$341,766	$—
Sales for resale —
Non-affiliates	5,035	—	5,035	—
Affiliates	6,130	—	6,130	—
Other revenues	4,029	—	4,029	—

Total operating revenues	356,960	—	356,960	—

Operating Expenses:
Fuel	55,721	—	55,721	—
Purchased power —
Non-affiliates	11,413	—	11,413	—
Affiliates	114,261	—	114,261	—
Other operations	61,134	—	61,134	—
Maintenance	24,831	—	24,831	—
Depreciation and amortization	21,252	—	21,252	—
Taxes other than income taxes	15,245	—	15,245	—

Total operating expenses	303,857	—	303,857	—

Operating Income	53,103	—	53,103	—
Other Income and (Expense):
Interest income	208	(118)	208	118
Interest expense, net of amounts capitalized	(12,047)	118	(12,165)	—
Distributions on mandatorily redeemable preferred securities	(109)	—	—	(109)
Other income (expense), net	(1,045)	(9)	(1,036)	—

Total other income and (expense)	(12,993)	(9)	(12,993)	9

Earnings Before Income Taxes	40,110	(9)	40,110	9
Income taxes	14,378	—	14,378	—

Net Income	25,732	(9)	25,732	9
Dividends on Preferred Stock	1,500	—	1,500	—

Net Income After Dividends on Preferred Stock	$24,232	$(9)	$24,232	$9

SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	SAVANNAH		SAVANNAH	SAVANNAH
	Consolidated	Eliminations	CORPORATE	TRUST I
				(Note B)
Operating Activities:
Net income	$25,732	$(9)	$25,732	$9
Adjustments to reconcile net income to net cash provided from operating activities —
Depreciation and amortization	23,710	—	23,710	—
Deferred income taxes and investment tax credits, net	13,441	—	13,441	—
Allowance for equity funds used during construction	(2,379)	—	(2,379)	—
Pension, postretirement, and other employee benefits	6,114	—	6,114	—
Tax benefit of stock options	861	—	861	—
Other, net	(7,226)	9	(7,235)	—
Changes in certain current assets and liabilities —
Receivables, net	(26,371)	—	(26,371)	—
Fossil fuel stock	(1,938)	—	(1,938)	—
Materials and supplies	(842)	—	(842)	—
Other current assets	(5,324)	—	(5,324)	—
Accounts payable	5,035	—	5,035	—
Accrued taxes	3,352	—	3,352	—
Accrued compensation	(40)	—	(40)	—
Other current liabilities	(911)	—	(911)	—

Net cash provided from operating activities	33,214	—	33,205	9

Investing Activities:
Gross property additions	(51,301)	—	(51,301)	—
Purchase of property from affiliates	(74,832)	—	(74,832)	—
Other	931	—	940	(9)

Net cash used for investing activities	(125,202)	—	(125,193)	(9)

Financing Activities:
Increase (decrease) in notes payable, net	20,567	—	20,567	—
Proceeds —
Senior notes	35,000	—	35,000	—
Other long-term debt	10,376	—	10,376	—
Preferred stock	45,000	—	45,000	—
Capital contributions from parent company	47,255	—	47,255	—
Redemptions —
Other long-term debt	(30,000)	—	(30,000)	—
Mandatorily redeemable preferred securities	(40,000)	—	(40,000)	—
Payment of preferred stock dividends	(825)	—	(825)	—
Payment of common stock dividends	(23,200)	—	(23,200)	—
Other	(1,266)	—	(1,266)	—

Net cash provided from financing activities	62,907	—	62,907	—

Net Change in Cash and Cash Equivalents	(29,081)	—	(29,081)	—
Cash and Cash Equivalents at Beginning of Period	37,943	—	37,943	—

Cash and Cash Equivalents at End of Period	$8,862	$—	$8,862	$—

Notes to SAVANNAH’s Consolidating
Financial Statements

(A)	The notes to SAVANNAH’s financial statements included in the Form 10-K on pages II-293 through II-313 are herein incorporated by reference as part of exhibit number A-6 and are an integral part of the financial statements.

(B)	In January 2004, the Company redeemed all $40 million of its outstanding mandatorily redeemable preferred securities and dissolved SAVANNAH TRUST 1.

SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	SOUTHERN		SOUTHERN	SOUTHERN	SOUTHERN	SOUTHERN	SOUTHERN	SOUTHERN	ST. LUCIE
	POWER		POWER	COMPANY	COMPANY	COMPANY	COMPANY	COMPANY	HOLDINGS
	Consolidated	Eliminations	CORPORATE	FLORIDA	JET PORT	KLONDIKE	McLEOD	CHEROKEE	CANA LLC

Operating Revenues:
Sales for resale —
Non-affiliates	$266,463	$—	$225,823	$40,640	$—	$—	$—	$—	$—
Affiliates	425,065	—	425,065	—	—	—	—	—	—
Other revenues	9,783	—	9,688	95	—	—	—	—	—

Total operating revenues	701,311	—	660,576	40,735	—	—	—	—	—

Operating Expenses:
Fuel	127,103	—	127,103	—	—	—	—	—	—
Purchased power —
Non-affiliates	76,652	—	76,652	—	—	—	—	—	—
Affiliates	111,804	—	111,805	(1)	—	—	—	—	—
Other operations	58,111	—	51,994	6,117	—	—	—	—	—
Maintenance	17,084	—	14,477	2,606	—	—	—	1	—
Depreciation and amortization	51,161	—	46,713	4,448	—	—	—	—	—
Taxes other than income taxes	11,273	—	8,752	2,451	—	3	67	—	—

Total operating expenses	453,188	—	437,496	15,621	—	3	67	1	—

Operating Income	248,123	—	223,080	25,114	—	(3)	(67)	(1)	—
Other Income and (Expense):
Equity in earnings of subsidiaries	—	(15,312)	15,312	—	—	—	—	—	—
Interest expense, net of amounts capitalized	(66,088)	—	(66,088)	—	—	—	—	—	—
Other income (expense), net	2,408	—	2,346	61	—	—	—	—	1

Total other income and (expense)	(63,680)	(15,312)	(48,430)	61	—	—	—	—	1

Earnings Before Income Taxes	184,443	(15,312)	174,650	25,175	—	(3)	(67)	(1)	1
Income taxes	72,935	—	63,142	9,793	—	—	—	—	—

Net Income	$111,508	$(15,312)	$111,508	$15,382	$—	$(3)	$(67)	$(1)	$1

SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	SOUTHERN		SOUTHERN	SOUTHERN	SOUTHERN	SOUTHERN	SOUTHERN	SOUTHERN	ST. LUCIE
	POWER		POWER	COMPANY	COMPANY	COMPANY	COMPANY	COMPANY	HOLDINGS
	Consolidated	Eliminations	CORPORATE	FLORIDA	JET PORT	KLONDIKE	McLEOD	CHEROKEE	CANA LLC

Operating Activities:
Net income	$111,508	$(15,312)	$111,508	$15,382	$—	$(3)	$(67)	$(1)	$1
Adjustments to reconcile net income to net cash provided from operating activities —
Depreciation and amortization	65,838	—	61,390	4,448	—	—	—	—	—
Deferred income taxes and investment tax credits, net	23,510	—	21,367	2,143	—	—	—	—	—
Deferred revenues	10,064	—	10,064	—	—	—	—	—	—
Equity in earnings of subsidiaries	—	15,312	(15,312)	—	—	—	—	—	—
Tax benefit of stock options	415	—	415	—	—	—	—	—	—
Other, net	9,957	—	12,837	(2,880)	—	—	—	—	—
Changes in certain current assets and liabilities —
Receivables, net	(14,009)	—	(14,420)	411	—	—	—	—	—
Fossil fuel stock	2,894	—	2,894	—	—	—	—	—	—
Materials and supplies	(1,715)	—	(1,432)	(283)	—	—	—	—	—
Other current assets	4,144	—	4,144	—	—	—	—	—	—
Accounts payable	(13,844)	—	(13,833)	(11)	—	—	—	—	—
Accrued taxes	32,330	—	22,807	9,523	—	—	—	—	—
Accrued interest	(1,386)	—	(1,386)	—	—	—	—	—	—
Other current liabilities	(306)	—	(306)	—	—	—	—	—	—

Net cash provided from (used for) operating activities	229,400	—	200,737	28,733	—	(3)	(67)	(1)	1

Investing Activities:
Gross property additions	(115,606)	—	(110,571)	(777)	—	394	—	4	(4,656)
Investment in subsidiaries	—	4,723	(4,723)	—	—	—	—	—	—
Return of capital from subsidiaries	—	(12,790)	12,790	—	—	—	—	—	—
Sale of property to affiliates	414,582	—	414,582	—	—	—	—	—	—
Change in construction payables, net	(14,349)	—	(14,349)	—	—	—	—	—	—
Other	(10,043)	—	(10,043)	—	—	—	—	—	—

Net cash provided from (used for) investing activities	274,584	(8,067)	287,686	(777)	—	394	—	4	(4,656)

Financing Activities:
Increase (decrease) in notes payable, net	(114,349)	—	(114,349)	—	—	—	—	—	—
Proceeds —
Capital contributions from parent company	2,808	(4,723)	2,808	—	—	—	67	—	4,656
Redemptions —
Senior notes	(50,000)	—	(50,000)	—	—	—	—	—	—
Capital distributions to parent company	(113,000)	12,790	(113,000)	(12,396)	—	(391)	—	(3)	—
Payment of common stock dividends	(207,000)	—	(200,201)	(6,799)	—	—	—		—

Net cash provided from (used for) financing activities	(481,541)	8,067	(474,742)	(19,195)	—	(391)	67	(3)	4,656

Net Change in Cash and Cash Equivalents	22,443	—	13,681	8,761	—	—	—	—	1
Cash and Cash Equivalents at Beginning of Period	2,798	—	—	2,794	1	1	1	1	—

Cash and Cash Equivalents at End of Period	$25,241	$—	$13,681	$11,555	$1	$1	$1	$1	$1

SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	SOUTHERN		SOUTHERN	SOUTHERN	SOUTHERN	SOUTHERN	SOUTHERN	SOUTHERN	ST. LUCIE
	POWER		POWER	COMPANY	COMPANY	COMPANY	COMPANY	COMPANY	HOLDINGS
	Consolidated	Eliminations	CORPORATE	FLORIDA	JET PORT	KLONDIKE	McLEOD	CHEROKEE	CANA LLC

Current Assets:
Cash and cash equivalents	$25,241	$—	$13,681	$11,555	$1	$1	$1	$1	$1
Receivables —
Customer accounts receivable	12,865	—	9,904	2,961	—	—	—	—	—
Other accounts receivable	893	—	878	15	—	—	—	—	—
Accumulated provision for uncollectible accounts	(350)	—	(350)	—	—	—	—	—	—
Affiliated companies	25,423	—	25,423	—	—	—	—	—	—
Fossil fuel stock, at average cost	2,904	—	2,904	—	—	—	—	—	—
Materials and supplies, at average cost	9,839	—	9,049	790	—	—	—	—	—
Prepaid income taxes	4,619	—	4,619	—	—	—	—	—	—
Prepaid expenses	8,085	—	4,711	3,374	—	—	—	—	—
Other	112	—	112	—	—	—	—	—	—

Total current assets	89,631	—	70,931	18,695	1	1	1	1	1

Property, Plant, and Equipment:
In service	1,821,434	—	1,665,736	155,698	—	—	—	—	—
Less accumulated provision for depreciation	111,200	—	105,656	5,544	—	—	—	—	—

	1,710,234	—	1,560,080	150,154	—	—	—	—	—
Construction work in progress	200,903	—	187,493	316	3,714	219	4,505	—	4,656

Total property, plant, and equipment	1,911,137	—	1,747,573	150,470	3,714	219	4,505	—	4,656

Other Property and Investments	—	(164,567)	164,567	—	—	—	—	—	—

Deferred Charges and Other Assets:
Unamortized debt issuance expense	14,078	—	14,078	—	—	—	—	—	—
Prepaid long-term service agreements	34,800	—	34,800	—	—	—	—	—	—
Other—
Affiliated	6,455	—	6,455	—	—	—	—	—	—
Other	10,912	—	10,040	839	—	—	—	33	—

Total deferred charges and other assets	66,245	—	65,373	839	—	—	—	33	—

Total Assets	$2,067,013	$(164,567)	$2,048,444	$170,004	$3,715	$220	$4,506	$34	$4,657

SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET (Note A)
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	SOUTHERN		SOUTHERN	SOUTHERN	SOUTHERN	SOUTHERN	SOUTHERN	SOUTHERN	ST. LUCIE
	POWER		POWER	COMPANY	COMPANY	COMPANY	COMPANY	COMPANY	HOLDINGS
	Consolidated	Eliminations	CORPORATE	FLORIDA	JET PORT	KLONDIKE	McLEOD	CHEROKEE	CANA LLC

Current Liabilities:
Securities due within one year	$200	$—	$200	$—	$—	$—	$—	$—	$—
Accounts payable —
Affiliated	19,265	—	18,221	1,043	—	—	—	1	—
Other	11,024	—	8,019	3,005	—	—	—	—	—
Accrued taxes — Other than income	4,104	—	(8,273)	12,377	—	—	—	—	—
Accrued interest	28,626	—	28,626	—	—	—	—	—	—
Other	83	—	83	—	—	—	—	—	—

Total current liabilities	63,302	—	46,876	16,425	—	—	—	1	—

Long-term Debt	1,099,435	—	1,099,435	—	—	—	—	—	—

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	40,212	—	38,069	2,143	—	—	—	—	—
Deferred capacity revenues — Affiliated	39,118	—	39,118	—	—	—	—	—	—
Other —
Affiliated	13,333	—	13,333	—	—	—	—	—	—
Other	2	—	2	—	—	—	—	—	—

Total deferred credits and other liabilities	92,665	—	90,522	2,143	—	—	—	—	—

Total Liabilities	1,255,402	—	1,236,833	18,568	—	—	—	1	—

Common Stockholder’s Equity:
Common stock, par value $0.01 per share —	—	—	—	—	—	—	—	—	—
Authorized - 1,000,000 shares
Outstanding - 1,000 shares
Paid-in capital	740,535	(151,558)	740,535	138,307	3,716	228	4,616	35	4,656
Retained earnings	122,134	(13,009)	122,134	13,129	(1)	(8)	(110)	(2)	1
Accumulated other comprehensive income (loss)	(51,058)	—	(51,058)	—	—	—	—	—	—

Total common stockholder’s equity	811,611	(164,567)	811,611	151,436	3,715	220	4,506	33	4,657

Total Liabilities and Stockholder’s Equity	$2,067,013	$(164,567)	$2,048,444	$170,004	$3,715	$220	$4,506	$34	$4,657

Notes to SOUTHERN POWER’s Consolidating
Financial Statements

(A)	The notes to SOUTHERN POWER’s financial statements included in the Form 10-K on pages II-335 through II-343 are herein incorporated by reference as part of exhibit number A-7 and are an integral part of the financial statements.

SOUTHERN COMPANY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	SOUTHERN			SE FINANCE			ALABAMA
	HOLDINGS		SOUTHERN	CAPITAL	CAPITAL		SYNFUEL	SYNFUEL		ELECTRO
	Consolidated	Eliminations	HOLDINGS	CORP II	FUNDING	SCES LLC	ENERGY	SERVICES	ERA	TECHNOLOGIES	SCRS	SERC
				(Note A)
Operating Revenues:
Sales for resale — Affiliates	$2,707	$—	$—	$—	$—	$226	$—	$—	$—	$—	$2,481	$—
Other revenues	155,960	—	—	—	—	37,843	—	106,248	8,327	15	3,527	—

Total operating revenues	158,667	—	—	—	—	38,069	—	106,248	8,327	15	6,008	—

Operating Expenses:
Fuel	81,719	—	—	—	—	—	—	81,719	—	—	—	—
Other operations	87,756	—	48	3,411	68	37,421	39,561	227	111	1,587	5,322	—
Maintenance	4	—	—	—	—	—	—	—	—	—	4	—
Depreciation and amortization	9,480	—	—	1,285	301	2,002	1,896	—	2,631	1,232	133	—

Total operating expenses	178,959	—	48	4,696	369	39,423	41,457	81,946	2,742	2,819	5,459	—

Operating Income	(20,292)	—	(48)	(4,696)	(369)	(1,354)	(41,457)	24,302	5,585	(2,804)	549	—
Other Income and (Expense):
Interest income	66,971	(852)	820	230	66,065	137	125	85	38	5	318	—
Equity in earnings (losses) of subsidiaries	(96,736)	(142,640)	142,640	(30,353)	(207)	—	(65,766)	—	—	(410)	—	—
Leveraged lease income	70,170	—	—	70,170	—	—	—	—	—	—	—	—
Interest expense, net of amounts capitalized	(41,121)	852	(188)	(19,466)	(21,200)	(11)	(440)	(7)	(108)	—	(553)	—
Interest expense to affiliate trusts	(33,589)	—	—	—	(33,589)	—	—	—	—	—	—	—
Distributions on mandatorily redeemable preferred securities	(9,539)	—	—	—	(9,539)	—	—	—	—	—	—	—
Other income (expense), net	1,667	—	—	(229)	—	2,080	—	—	—	(155)	(29)	—

Total other income and (expense)	(42,177)	(142,640)	143,272	20,352	1,530	2,206	(66,081)	78	(70)	(560)	(264)	—

Earnings Before Income Taxes	(62,469)	(142,640)	143,224	15,656	1,161	852	(107,538)	24,380	5,515	(3,364)	285	—
Income taxes	(205,507)	—	186	(50,278)	406	329	(166,657)	9,551	2,024	(1,180)	112	—

Consolidated Net Income	$143,038	$(142,640)	$143,038	$65,934	$755	$523	$59,119	$14,829	$3,491	$(2,184)	$173	$—

(A)	Excludes after-tax interest expense of $3,526(000) recorded at Southern Company.

SOUTHERN COMPANY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	SOUTHERN			SE FINANCE			ALABAMA
	HOLDINGS		SOUTHERN	CAPITAL	CAPITAL		SYNFUEL	SYNFUEL		ELECTRO
	Consolidated	Eliminations	HOLDINGS	CORP II	FUNDING	SCES LLC	ENERGY	SERVICES	ERA	TECHNOLOGIES	SCRS	SERC
				(Note A)
Operating Activities:
Consolidated net income	$143,038	$(142,640)	$143,038	$65,934	$755	$523	$59,119	$14,829	$3,491	$(2,184)	$173	$—
Adjustments to reconcile consolidated net income to net cash provided from (used for) operating activities —
Depreciation and amortization	8,248	—	—	1,284	301	2,002	1,896	—	2,631	—	134	—
Deferred income taxes and investment tax credits	(70,886)	—	—	(1,453)	—	1,774	(72,194)	—	—	—	987	—
Equity in losses (earnings) of subsidiaries	96,736	142,640	(142,640)	30,353	207	—	65,766	—	—	410	—	—
Leveraged lease income	(70,170)	—	—	(70,170)	—	—	—	—	—	—	—	—
Pension, postretirement, and other employee benefits	305	—	—	—	—	305	—	—	—	—	—	—
Tax benefit of stock options	45	—	—	—	—	45	—	—	—	—	—	—
Other, net	5,672	—	(1,105)	146	(1,669)	7,727	3,423	—	(299)	(2,551)	—	—
Changes in certain current assets and liabilities —			—	—	—	—	—	—	—	—	—	—
Receivables, net	6,294	(7,238)	8,574	13	45	3,201	6	2,327	174	283	(1,274)	183
Materials and supplies	1,310	—	—	—	—	1,310	—	—	—	—	—	—
Other current assets	15,868	—	(1,951)	14,131	—	3,039	(1,934)	—	—	2,944	(361)	—
Accounts payable	8,003	(403)	9,534	(789)	7	(3,451)	5,110	(80)	(251)	(684)	(772)	(218)
Accrued taxes	(35,198)	—	(7,214)	(2,375)	(4,579)	(124)	(21,248)	(532)	939	(82)	17	—
Accrued compensation	413	—	—	—	—	413	—	—	—	—	—	—
Other current liabilities	4,633	7,641	(7,590)	888	(868)	4,160	117	7	(78)	—	356	—

Net cash provided from (used for) operating activities	114,311	—	646	37,962	(5,801)	20,924	40,061	16,551	6,607	(1,864)	(740)	(35)

Investing Activities:
Gross property additions	(71,606)	—	—	(67,987)	—	21	—	—	(203)	—	(3,437)	—
Investment in subsidiaries	(97,759)	16,422	(16,421)	(33,031)	1,037	—	(65,766)	—	—	—	—	—
Other	(12,970)	29,885	(28,600)	—	—	2,634		—	—	(10,706)	(6,183)	—

Net cash provided from (used for) investing activities	(182,335)	46,307	(45,021)	(101,018)	1,037	2,655	(65,766)	—	(203)	(10,706)	(9,620)	—

Financing Activities:
Increase (decrease) in notes payable, net	23,876	(29,885)	23,876	5,600	4,000	—	20,023	2,700	(6,614)	—	4,176	—
Proceeds —
Long-term debt	56,400	—	—	50,000	—	—	—	—	—	—	6,400	—
Capital contributions from parent company	14,576	(41,327)	14,576	25,000		(47)	—	1,026	159	14,105	1,084	—
Redemptions — Long-term debt	(31,499)	—	—	(27,193)	—	(4,306)	—	—	—	—	—	—
Payment of common stock dividends	—	24,905	—	—	(5,905)	—		(19,000)	—	—	—	—

Net cash provided from (used for) financing activities	63,353	(46,307)	38,452	53,407	(1,905)	(4,353)	20,023	(15,274)	(6,455)	14,105	11,660	—

Net Change in Cash and Cash Equivalents	(4,671)	—	(5,923)	(9,649)	(6,669)	19,226	(5,682)	1,277	(51)	1,535	1,300	(35)
Cash and Cash Equivalents at Beginning of Period	115,418	—	26,168	37,459	7,246	3,651	34,161	3,445	1,878	1,204	151	55

Cash and Cash Equivalents at End of Period	$110,747	$—	$20,245	$27,810	$577	$22,877	$28,479	$4,722	$1,827	$2,739	$1,451	$20

(A)	Excludes after-tax interest expense of $3,526(000) recorded at Southern Company.

SOUTHERN COMPANY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	SOUTHERN			SE FINANCE			ALABAMA
	HOLDINGS		SOUTHERN	CAPITAL	CAPITAL		SYNFUEL	SYNFUEL		ELECTRO
	Consolidated	Eliminations	HOLDINGS	CORP II	FUNDING	SCES LLC	ENERGY	SERVICES	ERA	TECHNOLOGIES	SCRS	SERC
				(Note A)
Current Assets:
Cash and cash equivalents	$110,747	$—	$20,245	$27,810	$577	$22,877	$28,479	$4,722	$1,827	$2,739	$1,451	$20
Receivables —
Customer accounts receivable	11,372	—	—	—	2	2,400	—	7,058	706	—	1,206	—
Other accounts and notes receivable	34,832	—	18	29,315	1	5,401	25	5	5	—	62	—
Affiliated companies	23,078	(7,331)	7,336	—	21,131	1,702	—	—	—	—	131	109
Accumulated provision for uncollectible accounts	(66)	—	—	—	—	(66)	—	—	—	—	—	—
Materials and supplies, at average cost	517	—	—	—	—	517	—	—	—	—	—	—
Prepaid expenses	(2,590)	—	4,069	(9,391)	(9,232)	2,292	8,296	—	—	808	568	—
Other	2,806	—	—	—	—	2,806	—	—	—	—	—	—

Total current assets	180,696	(7,331)	31,668	47,734	12,479	37,929	36,800	11,785	2,538	3,547	3,418	129

Property, Plant, and Equipment:
In service	22,117	—	—	—	—	2,050	—	—	10,116	—	9,951	—
Less accumulated depreciation	4,875	—	—	—	—	407	—	—	4,336	—	132	—

Total property, plant, and equipment	17,242	—	—	—	—	1,643	—	—	5,780	—	9,819	—

Other Property and Investments:
Leveraged leases	976,000	—	—	976,000	—	—	—	—	—	—	—	—
Equity investments in subsidiaries	65,382	(413,806)	413,806	29,350	18,983	—	17,049	—	—	—	—	—
Other	1,045,453	(28,808)	28,812	—	974,044	22,997	—	—	—	38,508	9,900	—

Total other property and investments	2,086,835	(442,614)	442,618	1,005,350	993,027	22,997	17,049	—	—	38,508	9,900	—

Deferred Charges and Other Assets:
Unamortized debt issuance expense	11,897	—	—	2,821	9,076	—	—	—	—	—	—	—
Other	187,143	—	(4)	99,373	—	14,998	69,121	—	2,786	12	857	—

Total deferred charges and other assets	199,040	—	(4)	102,194	9,076	14,998	69,121	—	2,786	12	857	—

Total Assets	$2,483,813	$(449,945)	$474,282	$1,155,278	$1,014,582	$77,567	$122,970	$11,785	$11,104	$42,067	$23,994	$129

SOUTHERN COMPANY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

	SOUTHERN			SE FINANCE			ALABAMA
	HOLDINGS		SOUTHERN	CAPITAL	CAPITAL		SYNFUEL	SYNFUEL		ELECTRO
	Consolidated	Eliminations	HOLDINGS	CORP II	FUNDING	SCES LLC	ENERGY	SERVICES	ERA	TECHNOLOGIES	SCRS	SERC
				(Note A)
Current Liabilities:
Securities due within one year	$195,004	$—	$—	$190,817	$—	$4,187	$—	$—	$—	$—	$—	$—
Notes payable	27,126	(6,700)	22,400	—	4,000	—	—	—	—	—	7,426	—
Accounts payable —
Affiliated	22,533	(403)	485	1,193	37	695	12,813	6,938	101	101	449	124
Other	6,885	—	11	(49)	10	6,776	—	—	—	—	137	—
Accrued taxes —
Income taxes	(2,361)	—	748	6,604	(9,856)	444	—	(83)	(111)	(107)	—	—
Other	108	—	—	91	—	—	—	—	—	—	17	—
Accrued interest	23,006	(228)	214	1,352	21,130	—	125	7	7	—	399	—
Accrued compensation	2,703	—	—	—	—	2,703	—	—	—	—	—	—
Other	21,233	—	—	—	—	21,225	—	—	—	8	—	—

Total current liabilities	296,237	(7,331)	23,858	200,008	15,321	36,030	12,938	6,862	(3)	2	8,428	124

Long-term Debt	645,161	—	—	212,264	400,000	22,997	—	—	—	—	9,900	—

Long-term Debt Payable to Affiliated Trusts	574,044	(28,808)	—	5,600	574,044	—	20,023	2,700	485	—	—	—

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	496,345	—	—	450,306	1	7,935	30,676	449	1,697	3,424	1,857	—
Employee benefit obligations	2,347	—	—	—	—	2,347	—	—	—	—	—	—
Other	12,903	—	—	—	—	62	8,533	500	—	3,806	2	—

Total deferred credits and other liabilities	511,595	—	—	450,306	1	10,344	39,209	949	1,697	7,230	1,859	—

Total Liabilities	2,027,037	(36,139)	23,858	868,178	989,366	69,371	72,170	10,511	2,179	7,232	20,187	124

Common Stockholders’ Equity	456,776	(413,806)	450,424	287,100	25,216	8,196	50,800	1,274	8,925	34,835	3,807	5

Total Liabilities and Stockholders’ Equity	$2,483,813	$(449,945)	$474,282	$1,155,278	$1,014,582	$77,567	$122,970	$11,785	$11,104	$42,067	$23,994	$129

(A)	Excludes after-tax interest expense of $3,526(000) recorded at Southern Company.

     EXHIBITS.

     Exhibits (including reference to previous filings):

Exhibit
Number	Description of Exhibit
A-1	Annual Report of SOUTHERN on Form 10-K for the year ended December 31, 2004. (File No. 1-3526.)

A-2	Annual Report of ALABAMA on Form 10-K for the year ended December 31, 2004. (File No. 1-3164.)

A-3	Annual Report of GEORGIA on Form 10-K for the year ended December 31, 2004. (File No. 1-6468.)

A-4	Annual Report of GULF on Form 10-K for the year ended December 31, 2004. (File No. 0-2429.)

A-5	Annual Report of MISSISSIPPI on Form 10-K for the year ended December 31, 2004. (File No. 001-11229.)

A-6	Annual Report of SAVANNAH on Form 10-K for the year ended December 31, 2004. (File No. 1-5072.)

A-7	Annual Report of SOUTHERN POWER on Form 10-K for the year ended December 31, 2004. (File No. 333-98553.)

B-1	Composite Certificate of Incorporation of SOUTHERN, reflecting all amendments thereto through January 5, 1994. (Designated in Registration No. 33-3546, as Exhibit 4(a), in Certificate of Notification, File No. 70-7341, as Exhibit A and in Certificate of Notification, File No. 70-8181, as Exhibit A.)

B-2	By-laws of SOUTHERN as amended effective February 17, 2003, and as presently in effect. (Designated in SOUTHERN’s Form 10-Q for the quarter ended June 30, 2003, File No. 1-3526, as Exhibit 3(a)1.)

B-3	Charter of ALABAMA and amendments thereto through February 17, 2004. (Designated in Registration No. 2-59634 as Exhibit 2(b), in Registration No. 2-60209 as Exhibit 2(c), in Registration No. 2-60484 as Exhibit 2(b), in Registration No. 2-70838 as Exhibit 4(a)-2, in Registration No. 2-85987 as Exhibit 4(a)-2, in Registration No. 33-25539 as Exhibit 4(a)-2, in Registration No. 33-43917 as Exhibit 4(a)-2, in Form 8-K dated February 5, 1992, File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated July 8, 1992, File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated October 27, 1993, File No. 1-3164, as Exhibits 4(a) and 4(b), in Form 8-K dated November 16, 1993, File No. 1-3164, as Exhibit 4(a), in Certificate of Notification, File No. 70-8191, as Exhibit A, in Form 10-K for the year ended December 31, 1997, File No. 1-3164, as Exhibit 3(b)2, in Form 8-K dated August 10, 1998, File No. 1-3164, as Exhibit 4.4, in Form 10-K for the year ended December 31, 2000, File No. 1-3164, as Exhibit 3(b)2, in Form 10-K for the year ended December 31, 2001, File No. 1-3164, as Exhibit 3(b)2, in Form 8-K dated February 5, 2003, File No. 1-3164, as Exhibit 4.4, in ALABAMA’s Form 10Q for the quarter ended March 31, 2003, File No. 1-3164, as Exhibit 3(b)1 and in Form 8-K dated February 5, 2004, File No. 1-3164 as Exhibit 4.4.)

B-4	By-laws of ALABAMA as amended effective April 25, 2003, and as presently in effect. (Designated in Form 10-Q for the quarter ended March 31, 2003, File No. 1-3164, as Exhibit 3(b)2.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit
Number	Description of Exhibit
B-5	Charter of GEORGIA and amendments thereto through February 16, 2001. (Designated in Registration No. 2-63392 as Exhibit 2(a)-2, in Registration No. 2-78913 as Exhibits 4(a)-(2) and 4(a)-(3), in Registration No. 2-93039 as Exhibit 4(a)-(2), in Registration No. 2-96810 as Exhibit 4(a)(2), in Registration No. 33-141 as Exhibit 4(a)(2), in Registration No. 33-1359 as Exhibit 4(a)(2), in Registration No. 33-5405 as Exhibit 4(b)(2), in Registration No. 33-14367 as Exhibits 4(b)-2 and 4(b)-3, in Registration No. 33-22504 as Exhibits 4(b)-(2), 4(b)-(3) and 4(b)-(4), in GEORGIA’s Form 10-K for the year ended December 31, 1991, File No. 1-6468, as Exhibits 4(a)(2) and 4(a)(3), in Registration No. 33-48895, as Exhibits 4(b)-(2) and 4(b)-(3), in Form 8-K dated December 10, 1992, File No. 1-6468, as Exhibit 4(b), in Form 8-K dated June 17, 1993, File No. 1-6468, as Exhibit 4(b), in Form 8-K dated October 20, 1993, File No. 1-6468, as Exhibit 4(b), in Form 10-K for the year ended December 31, 1997, File No. 1-6468, as Exhibit 3(c)2 and in Form 10-K for the year ended December 31, 2000, File No. 1-6468, as Exhibit 3(c)2.)

B-6	By-laws of GEORGIA as amended effective August 20, 2003, and as presently in effect. (Designated in GEORGIA’s Form 10-Q for the quarter ended March 31, 2004, File No. 1-6468, as Exhibit 3(c)1.)

B-7	Restated Articles of Incorporation of GULF and amendments thereto through February 9, 2001. (Designated in Registration No. 33-43739 as Exhibit 4(b)-(1), in Form 8-K dated January 15, 1992, File No. 0-2429, as Exhibit 1(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as Exhibit 4(b)-2, in Form 8-K dated September 22, 1993, File No. 0-2429, as Exhibit 4, in Form 8-K dated November 3, 1993, File No. 0-2429, as Exhibit 4, in Form 10-K for the year ended December 31, 1997, File No. 0-2429, as Exhibit 3(d)2 and in Form 10-K for the year ended December 31, 2000, File No. 0-2429, as Exhibit 3(d)2.)

B-8	By-laws of GULF as amended effective July 26, 2002, and as presently in effect. (Designated in Form 10-K for the year ended December 31, 2002, File No. 0-2429, as Exhibit 3(d)2.)

B-9	Articles of incorporation of MISSISSIPPI, articles of merger of Mississippi Power Company (a Maine corporation) into MISSISSIPPI and articles of amendment to the articles of incorporation of MISSISSIPPI through April 2, 2004. (Designated in Registration No. 2-71540 as Exhibit 4(a)-1, in Form U5S for 1987, File No. 30-222-2, as Exhibit B-10, in Registration No. 33-49320 as Exhibit 4(b)-1, in Form 8-K dated August 5, 1992, File No. 0-6849, as Exhibits 4(b)-2 and 4(b)-3 in Form 8-K dated August 4, 1993, File No. 0-6849, as Exhibit 4(b)-3, in Form 8-K dated August 18, 1993, File No. 0-6849, as Exhibit 4(b)-3, in Form 10-K for the year ended December 31, 1997, File No. 0-6849, as Exhibit 3(e)2, in Form 10-K for the year ended December 31, 2000, File No. 0-6849, as Exhibit 3(e)2 and in Form 8-K dated March 3, 2004, File No. 0-6849, as Exhibit 4.6.)

B-10	By-laws of MISSISSIPPI as amended effective February 28, 2001, and as presently in effect. (Designated if Form 10-K for the year ended December 31, 2001, File No. 0-6849, as Exhibit 3(e)2.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit
Number	Description of Exhibit
B-11	Charter of SAVANNAH and amendments thereto through June 10, 2004. (Designated in Registration No. 33-25183 as Exhibit 4(b)-(1), in Registration No. 33-45757 as Exhibit 4(b)-(2), in Form 8-K dated November 9, 1993, File No. 1-5072 as Exhibit 4(b), in Form 10-K for the year ended December 31, 1998, File No. 1-5072, as Exhibit 3(f)2 and in Form 8-K dated May 27, 2004, File No. 1-5072, as Exhibits 4.6 and 4.7.)

B-12	By-laws of SAVANNAH as amended effective May 17, 2000, and as presently in effect. (Designated in SAVANNAH’s Form 10-K for the year ended December 31, 2000, File No. 1-5072, as Exhibit 3(f)2.)

B-13	SCS Certificate of Incorporation as amended. (Designated in Form U-1, File No. 70-3573, as Exhibit A-1; in Form U-1, File No. 70-3833, as Exhibit A-2; Form U5S for 1962, File No. 30-222-2, as Exhibit A-17; and Form U5S for 1985, File No. 30-222-2, as Exhibit B-13(b).)

B-14	SCS By-laws as amended to date, last amended October 19, 1998. (Designated in Form U5S for 1998, File No. 30-222-2, as Exhibit B-16.)

B-15	Articles of Incorporation of Southern Management and amendments thereto through March 6, 2001. (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibit B-23 , in Form U5S for 1987, File No. 30-222-2, as Exhibit B-27, in Form U5S for 1993, File No. 30-222-2, as Exhibit B-25 and in Form U5S for 2001, File No. 30-222-2, as Exhibit B-18.)

B-16	Amended and Restated By-laws of Southern Management effective March 5, 2001. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-19.)
B-17	Articles of Incorporation of SOUTHERN NUCLEAR and amendment thereto through June 14, 1991. (Designated in Form U5S for 1991, File No. 30-222-2, as Exhibit B-28.)

B-18	By-laws of SOUTHERN NUCLEAR as amended to date, last amended May 21, 1991. (Designated in Form U5S for 1991, File No. 30-222-2, as Exhibit B-27 and in Form U5S for 1997, File No. 30-222-2, as Exhibit B-28.)

B-19	Certificate of Incorporation of SERC. (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-30.)

B-20	By-laws of SERC. (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-31.)

B-21	Certificate of Incorporation of SouthernLINC Wireless. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-31.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit
Number	Description of Exhibit
B-22	By-laws of SouthernLINC Wireless. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-32.)

B-23	Certificate of Incorporation of Southern Telecom as amended through February 17, 1998. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-26.)

B-24	By-Laws of Southern Telecom. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-50.)

B-25	Certificate of Incorporation of Southern Company Funding Corporation dated January 17, 2001. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-28.)

B-26	By-Laws of Southern Company Funding Corporation effective January 17, 2001. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-29.)

B-27	Certificate of Incorporation of Southern Holdings as amended through March 6, 2001. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-30.)

B-28	By-Laws of Southern Holdings effective March 5, 2001. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-31.)

B-29	Certificate of Incorporation of Powercall as amended through February 17, 1998. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-32.)

B-30	By-Laws of Powercall effective September 9, 1996. (Designated in Form U5S for 2001, File No. 30-222-2, as Exhibit B-33.)

B-31	Certificate of Incorporation of SOUTHERN POWER dated January 8, 2001. (Designated in Registration No. 333-98553 as Exhibit 3.1.)

B-32	By-Laws of SOUTHERN POWER effective January 8, 2001. (Designated in Registration No. 333-98553 as Exhibit 3.2.)

B-33	Certificate of Incorporation of Southern Company Funding Corporation dated January 17, 2001.

B-34	By-Laws of Southern Company Funding Corporation effective January 17, 2001.

B-35	Limited Liability Company Operating Agreement of Southern Company Gas LLC effective June 3, 2002.

C-1	Subordinated Note Indenture dated as of February 1, 1997, among SOUTHERN, Capital Funding and The Bank of New York Trust Company, N.A., as Successor Trustee, and indentures supplemental thereto dated as of February 4, 1997. (Designated in Registration Nos. 333-28349 as Exhibits 4.1 and 4.2 and 333-28355 as Exhibit 4.2.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit
Number	Description of Exhibit
C-2	Subordinated Note Indenture dated as of June 1, 1997, among SOUTHERN, Capital Funding and The Bank of New York Trust Company, N.A., as Successor Trustee, and indentures supplemental thereto through of July 31, 2002. (Designated in Form 10-K for the year ended December 31, 1997, File No. 1-3526, as Exhibit 4(a)2, in Form 8-K dated June 18, 1998, File No. 1-3526, as Exhibit 4.2, in Form 8-K dated December 18, 1998, File No. 1-3526, as Exhibit 4.4 and in Form 8-K dated July 24, 2002, File No. 1-3526, as Exhibit 4.4.)

C-3	Senior Note Indenture dated as of February 1, 2002, among SOUTHERN, Capital Funding and The Bank of New York, as Trustee, and indentures supplemental thereto through those dated February 1, 2002. (Designated in Form 8-K dated January 29, 2002, File No. 1-3526, as Exhibits 4.1 and 4.2 and in Form 8-K dated January 30, 2002, File No. 1-3526, as Exhibit 4.2.)

C-4	Indenture dated as of January 1, 1942, between ALABAMA and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through December 1, 1994. (Designated in Registration Nos. 2-59843 as Exhibit 2(a)-2, 2-60484 as Exhibits 2(a)-3 and 2(a)-4, 2-60716 as Exhibit 2(c), 2-67574 as Exhibit 2(c), 2-68687 as Exhibit 2(c), 2-69599 as Exhibit 4(a)-2, 2-71364 as Exhibit 4(a)-2, 2-73727 as Exhibit 4(a)-2, 33-5079 as Exhibit 4(a)-2, 33-17083 as Exhibit 4(a)-2, 33-22090 as Exhibit 4(a)-2, in ALABAMA’s Form 10-K for the year ended December 31, 1990, File No. 1-3164, as Exhibit 4(c), in Registration Nos. 33-43917 as Exhibit 4(a)-2, 33-45492 as Exhibit 4(a)-2, 33-48885 as Exhibit 4(a)-2, 33-48917 as Exhibit 4(a)-2, in Form 8-K dated January 20, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Form 8-K dated February 17, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Form 8-K dated March 10, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Certificate of Notification, File No. 70-8069, as Exhibits A and B, in Form 8-K dated June 24, 1993, File No. 1-3436, as Exhibit 4, in Certificate of Notification, File No. 70-8069, as Exhibit A, in Form 8-K dated November 16, 1993, File No. 1-3436, as Exhibit 4(b), in Certificate of Notification, File No. 70-8069, as Exhibits A and B, in Certificate of Notification, File No. 70-8069, as Exhibit A, in Certificate of Notification, File No. 70-8069, as Exhibit A and in Form 8-K dated November 30, 1994, File No. 1-3436, as Exhibit 4.)

C-5	Subordinated Note Indenture dated as of January 1, 1997, between ALABAMA and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through October 2, 2002. (Designated in Form 8-K dated January 9, 1997, File No. 1-3164, as Exhibits 4.1 and 4.2, in Form 8-K dated February 18, 1999, File No. 1-3164, as Exhibit 4.2 and in Form 8-K dated September 26, 2002, File No.1-3164, as Exhibits 4.9-A and 4.9-B.)

C-6	Senior Note Indenture dated as of December 1, 1997, between ALABAMA and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through March 16, 2005. (Designated in Form 8-K dated December 4, 1997, File No. 1-3164, as Exhibits 4.1 and 4.2, in Form 8-K dated February 20, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit
Number	Description of Exhibit
dated April 17, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated August 11, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated September 8, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated September 16, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated October 7, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated October 28, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated November 12, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated May 19, 1999, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated August 13, 1999, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated September 21, 1999, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated May 11, 2000, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated August 22, 2001, File No. 1-3164, as Exhibits 4.2(a) and 4.2(b), in Form 8-K dated June 21, 2002, File No. 1-3164, as Exhibit 4.2(a), in Form 8-K dated October 16, 2002, File No. 1-3164, as Exhibit 4.2(a), in Form 8-K dated November 20, 2002, File No. 1-3164, as Exhibit 4.2(a), in Form 8-K dated December 6, 2002, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated February 11, 2003, File No. 1-3164, as Exhibits 4.2(a) and 4.2(b), in Form 8-K dated March 12, 2003, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated April 15, 2003 as Exhibit 4.2(a) , in Form 8-K dated May 1, 2003, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated November 14, 2003, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated February 10, 2004, File No. 1-3164, as Exhibit 4.2 in Form 8-K dated April 7, 2004, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated August 19, 2004, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated November 9, 2004, File No. 1-3164, as Exhibit 4.2 and in Form 8-K dated March 8, 2005, File No. 1-3164, as Exhibit 4.2.)

C-7	Subordinated Note Indenture dated as of June 1, 1997, between GEORGIA and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through January 23, 2004. (Designated in Certificate of Notification, File No. 70-8461, as Exhibits D and E, in Form 8-K dated February 17, 1999, File No. 1-6468, as Exhibit 4.4, in Form 8-K dated June 13, 2002, File No. 1-6468, as Exhibit 4.4, in Form 8-K dated October 30, 2002, File No. 1-6468, as Exhibit 4.4 and in Form 8-K dated January 15, 2004, File No. 1-6468, as Exhibit 4.4.)

C-8	Senior Note Indenture dated as of January 1, 1998, between GEORGIA and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through January 20, 2005. (Designated in Form 8-K dated January 21, 1998, File No. 1-6468, as Exhibits 4.1 and 4.2, in Forms 8-K each dated November 19, 1998, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated March 3, 1999, File No. 1-6468, as Exhibit 4.5, in Form 8-K dated February 15, 2000, File No. 1-6468 as Exhibit 4.2, in Form 8-K dated January 26, 2001, File No. 1-6468, as Exhibits 4.2(a) and 4.2(b), in Form 8-K dated February 16, 2001, File No. 1-6469 as Exhibit 4.2, in Form 8-K dated May 1, 2001, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated June 27, 2002, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated November 15, 2002, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated February 13, 2003, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated February 21, 2003, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated April 10, 2003, File No. 1-6468, as Exhibits 4.1, 4.2 and 4.3, in Form 8-K dated September 8, 2003, File No. 1-6468, as Exhibit 4.1, in Form 8-K dated September 23, 2003, File No. 1-6468, as Exhibit 4.1, in Form 8-K dated January 12, 2004, File No. 1-6468, as Exhibits 4.1 and 4.2, in Form 8-K dated February 12, 2004, File No. 1-6468, as Exhibit 4.1, in Form 8-K dated August 11, 2004, File No. 1-6468, as Exhibits 4.1 and 4.2 and in Form 8-K dated January 13, 2005, File No. 1-6468, as Exhibit 4.1.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit
Number	Description of Exhibit
C-9	Indenture dated as of September 1, 1941, between GULF and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through November 1, 1996. (Designated in Registration Nos. 2-4833 as Exhibit B-3, 2-62319 as Exhibit 2(a)-3, 2-63765 as Exhibit 2(a)-3, 2-66260 as Exhibit 2(a)-3, 33-2809 as Exhibit 4(a)-2, 33-43739 as Exhibit 4(a)-2, in GULF’s Form 10-K for the year ended December 31, 1991, File No. 0-2429, as Exhibit 4(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as Exhibit 4(a)-3, in Registration No. 33-50165 as Exhibit 4(a)-2, in Form 8-K dated July 12, 1993, File No. 0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as Exhibit A, in Certificate of Notification, File No. 70-8229, as Exhibits E and F, in Form 8-K dated January 17, 1996, File No. 0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as Exhibit A, in Certificate of Notification, File No. 70-8229, as Exhibit A and in Form 8-K dated November 6, 1996, File No. 0-2429, as Exhibit 4.)

C-10	Subordinated Note Indenture dated as of January 1, 1997, between GULF and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through December 13, 2002. (Designated in Form 8-K dated January 27, 1997, File No. 0-2429, as Exhibits 4.1 and 4.2, in Form 8-K dated July 28, 1997, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated January 13, 1998, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated November 8, 2001, File No. 0-2429, as Exhibit 4.2 and in Form 8-K dated December 5, 2002, File No. 0-2429, as Exhibit 4.2.)

C-11	Senior Note Indenture dated as of January 1, 1998, between GULF and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto dated as of September 22, 2004. (Designated in Form 8-K dated June 17, 1998, File No. 0-2429, as Exhibits 4.1 and 4.2, in Form 8-K dated August 17, 1999, File No. 0-2429 as Exhibit 4.2, in Form 8-K dated July 31, 2001, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated October 5, 2001, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated January 18, 2002, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated March 21, 2003, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated July 10, 2003, File No. 0-2429, as Exhibits 4.1 and 4.2, in Form 8-K dated September 5, 2003, File No. 0-2429, as Exhibit 4.1, in Form 8-K dated April 6, 2004, File No. 0-2429, as Exhibit 4.1 and in Form 8-K dated September 13, 2004, File No. 0-2429, as Exhibit 4.1.)

C-12	Indenture dated as of September 1, 1941, between MISSISSIPPI and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Successor Trustee, and indentures supplemental thereto through December 1, 1995. (Designated in Registration Nos. 2-4834 as Exhibit B-3, 2-62965 as Exhibit 2(b)-2, 2-66845 as Exhibit 2(b)-2, 2-71537 as Exhibit 4(a)-(2), 33-5414 as Exhibit 4(a)-(2), 33-39833 as Exhibit 4(a)-2, in MISSISSIPPI’s Form 10-K for the year ended December 31, 1991, File No. 0-6849, as Exhibit 4(b), in Form 8-K dated August 5, 1992, File No. 0-6849, as Exhibit 4(a)-2, in Second Certificate of Notification, File No. 70-7941, as Exhibit I, in MISSISSIPPI’s Form 8-K dated February 26, 1993, File No. 0-6849, as Exhibit 4(a)-2, in Certificate of Notification, File No. 70-8127, as Exhibit A, in Form 8-K dated June 22, 1993, File No. 0-6849, as Exhibit 1, in Certificate of Notification, File No. 70-8127, as Exhibit A, in Form 8-K dated March 8, 1994, File No. 0-6849, as Exhibit 4, in Certificate of Notification, File No. 70-8127, as Exhibit C and in Form 8-K dated December 5, 1995, File No. 0-6849, as Exhibit 4.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit
Number	Description of Exhibit
C-13	Subordinated Note Indenture dated as of February 1, 1997, between MISSISSIPPI and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee, and indentures supplemental thereto through March 22, 2002. (Designated in Form 8-K dated February 20, 1997, File No. 0-6849, as Exhibits 4.1 and 4.2 and in Form 8-K dated March 15, 2002, File No. 0-6849, as Exhibit 4.2.)

C-14	Senior Note Indenture dated as of May 1, 1998 between MISSISSIPPI and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee and indentures supplemental thereto through March 9, 2004. (Designated in Form 8-K dated May 14, 1998, File No. 0-6849, as Exhibits 4.1, 4.2(a) and 4.2(b), in Form 8-K dated March 22, 2000, File No. 0-6849, as Exhibit 4.2, in Form 8-K dated March 12, 2002, File No. 0-6849, as Exhibit 4.2, in Form 8-K dated April 24, 2003, File No. 001-11229, as Exhibit 4.2 and in Form 8-K dated March 3, 2004, File No. 001-11229, as Exhibit 4.2.)

C-15	Indenture dated as of March 1, 1945, between SAVANNAH and The Bank of New York, as Trustee, and indentures supplemental thereto through May 1, 1996. (Designated in Registration Nos. 33-25183 as Exhibit 4(a)-(1), 33-41496 as Exhibit 4(a)-(2), 33-45757 as Exhibit 4(a)-(2), in SAVANNAH’s Form 10-K for the year ended December 31, 1991, File No. 1-5072, as Exhibit 4(b), in Form 8-K dated July 8, 1992, File No. 1-5072, as Exhibit 4(a)-3, in Registration No. 33-50587 as Exhibit 4(a)-(2), in Form 8-K dated July 22, 1993, File No. 1-5072, as Exhibit 4, in Form 8-K dated May 18, 1995, File No. 1-5072, as Exhibit 4 and in Form 8-K dated May 23, 1996, File No. 1-5072, as Exhibit 4.)

C-16	Subordinated Note Indenture dated as of December 1, 1998, between SAVANNAH and The Bank of New York, as Trustee, and indenture supplemental thereto dated as of December 9, 1998. (Designated in Form 8-K dated December 3, 1998, File No. 1-5072, as Exhibit 4.3 and 4.4.)

C-17	Senior Note Indenture dated as of March 1, 1998 between SAVANNAH and The Bank of New York, as Trustee and indentures supplemental thereto through December 9, 2004. (Designated in Form 8-K dated March 9, 1998, File No. 1-5072, as Exhibits 4.1 and 4.2, in Form 8-K dated May 8, 2001, File No. 1-5072, as Exhibits 4.2(a) and 4.2(b), in Form 8-K dated November 4, 2002, File No. 1-5072, as Exhibit 4.2, in Form 8-K dated December 10, 2003, File No. 1-5072, as Exhibits 4.1 and 4.2 and in Form 8-K dated December 2, 2004, File No. 1-5072, as Exhibit 4.1.)

C-18	Indenture dated as of June 1, 2002, between SOUTHERN POWER and The Bank of New York, as Trustee, and indenture supplemental thereto dated as of July 8, 2003. (Designated in Registration No. 333-98553 as Exhibits 4.1 and 4.2 and in SOUTHERN POWER’s Form 10-Q for the quarter ended June 30, 2003, File No. 333-98553, as Exhibit 4(g)1.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit
Number	Description of Exhibit
D-1	Income Tax Allocation Agreement and Amendments 1 through 111 thereto. (Designated in Form U5S for 1981, File No. 30-222-2, as Exhibit A-21, in Form U5S for 1982, File No. 30-222-2, as Exhibit A-22(b), in Form U5S for 1982, File No. 30-222-2, as Exhibit A-22(c), in Form U5S for 1983, File No. 30-222-2, as Exhibit D-1(d), in Form U5S for 1985, File No. 30-222-2, as Exhibit D-1(e), in Amendment No. 1 to Form U5S for 1985, File No. 30-222-2, as Exhibit D-1(f) in Form U5S for 1987, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991, File No. 30-222-2, as Exhibit D-2 and in Form U5S for 1992, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit D-2 and in Form U5S for 1995, File No. 30-222-2, as Exhibit D-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1996, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1997, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1998, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1999, File No. 30-222-2, as Exhibit D-2, in Form U5S for 2000, File No. 30-222-2, as Exhibit D-2, in Form U5S for 2001, File No. 30-222-2, as Exhibit D-2, in Form U5S for 2002, File No. 30-222-2, as Exhibit D-2 and in Form U5S for 2003, file No. 30-222-2, as Exhibit D-2.)

D-2	Amendments 112 and 113 to Income Tax Allocation Agreement.

D-3	Statement of the Effects to the Companies Party to the Southern Company Income Tax Allocation Agreement after the Spin-Off of Mirant Corporation. (Designated in Form U5S for 2002, File No. 30-222-2 as Exhibit No. D-3.)

EXHIBITS.

Exhibits (including reference to previous filings): (Continued)

Exhibit
Number	Description of Exhibit
E-1	ALABAMA’s, GEORGIA’s, GULF’s, MISSISSIPPI’s, SCS’s and SOUTHERN NUCLEAR’s personnel policies pertaining to employee loans. (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibits E-1, E-2, E-3, E-4 and E-5, in Form U5S, File No. 30-222-2, for 1987 as Exhibit E-2, in Form U5S for 1990, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2, as Exhibits E-2 and E-3 , in Form U5S for 1992, File No. 30-222-2, as Exhibit E-2 in Form U5S for 1993, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1995, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1997, File No. 30-222-2, as Exhibit E-2 and in Form U5S for 2001, File No. 30-222-2, as Exhibit E-2.)

H	Organizational chart.

I	Financial statements relating to certain exempt wholesale generators and foreign utility companies.

          Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission (SEC) pursuant to various Acts administered by the SEC, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

SIGNATURE

          The undersigned registered holding company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

THE SOUTHERN COMPANY

Date: April 15, 2005	By	/s/ W. Dean Hudson

W. Dean Hudson
Chief Accounting Officer and
Comptroller